United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GRAFTECH INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

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GrafTech International Ltd. Notice of Annual Meeting of Stockholders to be held on May 29, 2015 and Proxy Statement

This Proxy Statement is dated

[                      ], 2015

GrafTech International Ltd.

Joel L. Hawthorne

Chief Executive Officer & President

[                     ], 2015

Fellow Stockholders:

It is my pleasure to invite you to our annual meeting, which will be held May 29, 2015 at 10:00 a.m., eastern daylight time, at [PLACE], located at [ADDRESS].

In the following pages, you will find the formal notice of our annual meeting and our proxy statement. This year, we will be using a universal proxy card to allow stockholders to choose from all identified director candidates, including both the Company’s nominees and candidates nominated by Nathan Milikowsky. Your vote at this year’s annual meeting is extremely important as Mr. Milikowsky is seeking control of GrafTech’s Board without paying stockholders a control premium. Control premiums are not commonly associated with exercising a right to nominate directors, but rather are referred to in connection with purchases of a controlling interest in the capital stock of a company. At the same time, Mr. Milikowsky has outlined a proposed strategy that the Company has evaluated and determined would be value-destructive for GrafTech.

The Board also proposes expanding the Board to nine members, consisting of seven Company nominees and two nominees to be selected by stockholders from among the candidates nominated by Mr. Milikowsky. Our recommended slate includes four new independent nominees, Robert Conrad, James Egan, James Spencer and Robert Weber, three incumbent nominees, Randy Carson, Thomas Danjczek and me, Joel Hawthorne, as well as allowing stockholders to select two directors from among the candidates nominated by Mr. Milikowsky. We take stockholder views and feedback seriously, and believe the universal card offers GrafTech stockholders the greatest choice when voting.

We believe this slate—which includes incumbent director nominees who provide a deep understanding of the Company’s operations, fresh perspectives from new director nominees and appropriate stockholder representation—is in the best interests of GrafTech and its stockholders. The Board composition proposed on GrafTech’s universal proxy card is intended to offer appropriate stockholder representation while avoiding the potential risk of jeopardizing GrafTech’s future.

The GrafTech Board recommends that stockholders use the WHITE universal proxy card to vote “FOR” the Company’s slate of directors and choose two nominees from Mr. Milikowsky’s slate. After reading this proxy statement, please mark your votes on the accompanying WHITE universal proxy or vote instruction card, sign it and promptly return it in the accompanying postage paid envelope. You may also vote via the Internet or by telephone as instructed in this proxy statement or on the accompanying WHITE universal proxy or vote instruction card. IMPORTANTLY, IF YOU MARK MORE THAN NINE “FOR” BOXES FOR THE ELECTION OF DIRECTORS, ALL OF YOUR VOTES FOR THE ELECTION OF DIRECTORS WILL BE DEEMED INVALID. Please vote by whichever method is most convenient for you to ensure that your shares are represented at the meeting.

We appreciate the continuing interest of our stockholders in our business.

Sincerely,

Joel L. Hawthorne

Chief Executive Officer and

President

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND VOTING INSTRUCTIONS ON THE ENCLOSED WHITE PROXY OR VOTING INSTRUCTION CARD.

Important notice regarding the availability of proxy materials for the annual meeting to be held on May 29, 2015—the proxy statement is available at [http://ir.graftech.com/phoenix.zhtml?c=114451&p=proxy] and the Annual Report is available at [http://ir.graftech.com/phoenix.zhtml?c=114451&p=irol-reportsannual].

Joel L. Hawthorne	6100 Oak Tree Blvd. • Independence, Ohio 44131
Chief Executive Officer & President

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on May 29, 2015

The annual meeting of stockholders (the “Annual Meeting”) of GrafTech International Ltd. will be held at 10:00 a.m., eastern daylight time, on May 29, 2015, at the [PLACE], located at [ADDRESS], for the following purposes:

1.	To elect nine directors, each to serve until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified;

2.	To approve, by a non-binding advisory vote, our executive compensation;

3.	To approve an extension of the term of the 2005 Equity Incentive Plan for an additional 10 years, an increase in the number of shares authorized for awards thereunder by 4,000,000 shares and the decrease in the maximum number of shares (or the cash equivalent thereof) that may be granted in respect of awards to any one individual in any one calendar year to 1,000,000 shares and the material terms of the performance goals thereunder for income-tax deductibility;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2015;

5.	To vote on a stockholder proposal, if presented, to repeal certain provisions of our by-laws that were not in effect as of September 30, 2012;

6.	To vote on a proposal for reimbursement of Nathan Milikowsky’s expenses related to the 2014 proxy contest; and

7.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on April 20, 2015 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. To ensure that your shares are represented at the Annual Meeting in the event that you do not attend, please mark your votes on the accompanying WHITE proxy or vote instruction card, sign it, date it and promptly return it in the postage-paid envelope provided or vote via the Internet or by telephone as instructed in the accompanying proxy statement or on the proxy or vote instruction card.

Our Board is pleased to nominate for election as directors the seven nominees named in Proposal 1 in the attached proxy statement and on the enclosed WHITE proxy or voting instruction card. We believe our director nominees have the experience, industry knowledge, integrity, ability to devote time and energy, and commitment to the interests of all GrafTech stockholders necessary to execute our strategic plan and create value for our stockholders. Our Board recommends that you vote “FOR ALL” of the Board’s seven director nominees named in Proposal 1 in the attached proxy statement and on the WHITE proxy or voting instruction card.

As you may be aware, on March 17, 2015, Milikowsky Group (as defined below) filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) to solicit votes at the Annual Meeting in favor of a slate of seven director nominees and a proposal to repeal certain provisions of our by-laws not in effect as of September 30, 2012. As stated in that proxy statement, Daniel and Nathan Milikowsky, along with their affiliates, NM GTI Investments LLC, a Delaware limited liability company, The Daniel Milikowsky Family Holdings, LLC, a Connecticut limited liability company, The Daniel and Sharon Milikowsky Family Foundation, Inc., a Connecticut corporation, and The Rebecca and Nathan Milikowsky Family Foundation, a Massachusetts charitable trust (collectively, the “Milikowskys” or the “Milikowsky Group”), seek to take control of your Company without paying any control premium to you, the Company’s stockholders. The payment of a control premium by an opposition stockholder seeking to take control of a board of directors by electing its own slate of directors is not required by law and control premiums are not commonly associated with exercising a right to nominate directors, but rather are referred to in connection with purchases of a controlling interest in the capital stock of a company. Stockholders are not entitled to appraisal or dissenters’ rights if an opposition stockholder takes control of a board of directors through election of its own slate. At the [close of business on                      ], 2015, the Milikowsky Group filed its definitive proxy statement with the SEC. We believe that voting “FOR ALL” of the Board’s seven director nominees named in Proposal 1 in this proxy statement and on the WHITE proxy card is in the best interests of our stockholders and therefore recommend that you do not vote for the Milikowsky Group’s nominees on the blue proxy card.

In an effort to reach a mutually agreeable resolution that would benefit all GrafTech stockholders and avoid a costly and distracting proxy contest, the Company has put forward multiple settlement offers. See “Additional Background of the Solicitation” beginning on page 8 for more detail. Mr. Milikowsky, on behalf of the Milikowsky Group, has refused all offers.

Our Board is responsive and remains open to a resolution of this proxy contest that is in the best interests of all stockholders.

You may receive proxy solicitation materials from the Milikowsky Group or its affiliates, including an opposition proxy statement and blue proxy or voting instruction card. OUR BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY PROXY OR VOTING INSTRUCTION CARD SENT TO YOU BY OR ON BEHALF OF THE MILIKOWSKY GROUP. Even if you have previously signed a proxy or voting instruction card sent by or on behalf of the Milikowsky Group, you have the right to change your vote by using the enclosed WHITE proxy or voting instruction card to vote (by marking your vote thereon, signing it, dating it and returning it in the postage-paid envelope provided), by voting in person at the Annual Meeting, or by telephone or the Internet. Only the latest dated proxy you submit will be counted. We urge you to disregard any proxy or voting instruction card sent to you by or on behalf of the Milikowsky Group or anyone other than the Company.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE (i) “FOR ALL” OF THE BOARD’S SEVEN NOMINEES NAMED IN PROPOSAL 1 IN THE ATTACHED PROXY STATEMENT, (ii) “FOR” PROPOSALS 2, 3, AND 4, AND (iii) “AGAINST” PROPOSALS 5 AND 6.

If you need any assistance with voting with your WHITE proxy or voting instruction card or voting by telephone or the Internet, please contact our proxy solicitor:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Sincerely,

Joel L. Hawthorne

Chief Executive Officer and

President

GRAFTECH INTERNATIONAL LTD.	6100 Oak Tree Blvd. • Independence, Ohio 44131

PROXY STATEMENT

for Annual Meeting of Stockholders for 2015

Page

About the Annual Meeting	1

Important Voting Information	3

Proposal 1: Election of Nine Directors	8

The Board of Directors	25

Committees of the Board	31

Audit and Finance Committee Report	35

Compensation of Executive Officers and Directors	36

Compensation Discussion and Analysis	36

Compensation Committee Report	53

Summary Compensation Table	54

Grants of Plan Based Awards in Fiscal Year Ended December 31, 2014	56

Outstanding Equity Awards at Fiscal Year-End December 31, 2014	59

Option Exercises and Stock Vested at Fiscal Year-End December 31, 2014	60

Pension Benefits at Fiscal Year-End December 31, 2014	61

Nonqualified Deferred Compensation at Fiscal Year-End December 31, 2014	62

Potential Payments on Termination or Change in Control	64

Other Compensation Arrangements	67

Director Compensation for 2014	68

Equity Compensation Plan Information	72

Security Ownership of Management and Certain Beneficial Owners	73

Proposal 2: Non-binding Advisory Vote on Executive Compensation	75

Proposal 3: To Approve Amendments to the 2005 Equity Incentive Plan and the Material Terms of the Performance Goals Thereunder	77

Proposal 4: Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Current Fiscal Year Ending December 31, 2015	85

Proposal 5: By-Law Repeal Proposal	86

Proposal 6: Proposal for Reimbursement of Nathan Milikowsky’s Expenses Related to the 2014 Proxy Contest	87

Other Information	89

Section 16(a) Beneficial Ownership Reporting Compliance	89

Limitations on Soliciting Material, Liabilities and Incorporation by Reference	89

Forward-Looking Statements	89

Annual Report on Form 10-K	90

Proxy Solicitation	90

Auditor Attendance at 2015 Annual Meeting	90

Pre-Approval Policies and Procedures	90

Independent Registered Public Accounting Firm’s Fees	91

When are Stockholder Proposals for the 2016 Annual Meeting Due	91

What Information is Required for Stockholder Proposals and Nominations	92

Stockholders Sharing an Address	93

ABOUT THE ANNUAL MEETING

This proxy statement and the accompanying WHITE proxy or voting instruction card relate to the 2015 annual meeting of stockholders, or the Annual Meeting, of GrafTech International Ltd., a Delaware corporation, or GrafTech. Our Board of Directors, or the Board, has delegated to a Special Committee of the Board, or the Special Committee, full power and authority to act on its behalf with respect to all matters relating to the Annual Meeting. The Special Committee, acting on behalf of the Board, is soliciting proxies from our stockholders in order to provide every stockholder an opportunity to vote on all matters submitted to a vote of stockholders at the Annual Meeting, whether or not he or she attends in person. The proxy authorizes a person other than a stockholder, called the proxyholder, who will be present at the Annual Meeting, to cast the votes that the stockholder would be entitled to cast at the Annual Meeting if the stockholder were present. It is expected that this proxy statement and the accompanying WHITE proxy or voting instruction card will be first mailed or delivered to our stockholders beginning on or about [                    ], 2015. When used in this proxy statement, “we,” “us,” “our,” or the “Company” refers to GrafTech and its subsidiaries collectively or, if the context so requires, GrafTech individually.

Purpose of Annual Meeting

We will hold the Annual Meeting to enable stockholders to vote on the following matters:

1.	election of nine directors, each to serve until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified;

2.	approval, by a non-binding advisory vote, of our executive compensation;

3.	approval of an extension of the term of the 2005 Equity Incentive Plan for an additional 10 years, an increase in the number of shares authorized for awards thereunder by 4,000,000 shares and the decrease in the maximum number of shares (or the cash equivalent thereof) that may be granted in respect of awards to any one individual in any one calendar year to 1,000,000 shares and the material terms of the performance goals thereunder for income-tax deductibility;

4	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2015;

5.	a stockholder proposal, if presented, to repeal certain provisions of our by-laws, if any, that were not in effect as of September 30, 2012;

6.	approval for reimbursement of Nathan Milikowsky’s expenses related to the 2014 proxy contest; and

7.	transaction of such other business as may properly come before the meeting.

If any of the nominees nominated by the Board are not available for election at the time of the meeting, discretionary authority will be exercised by the proxyholders designated in the accompanying WHITE proxy or voting instruction card to vote for substitutes (if a bona fide nominee named in the proxy statement is unable to serve or for good cause will not serve) designated by the Board unless the Board chooses to reduce the size of the Board.

Who May Vote

Only stockholders of record as of the close of business on April 20, 2015 are entitled to notice of the meeting and to vote on the Proposals submitted to a vote of stockholders at the meeting. A list of stockholders entitled to vote at the meeting will be available for examination by stockholders at the meeting and during the ten days prior to the meeting, during ordinary business hours at our corporate headquarters at 6100 Oak Tree Blvd., Independence, Ohio, 44131. Each share of our common stock, par value $.01 per share, is entitled to one vote. On April 20, 2015, there were [                ] shares of our common stock issued and outstanding.

Voting by Participants in the Savings Plan

If you participate in the GrafTech International Savings Plan, or the Savings Plan, your proxy will represent the number of shares (including Company matching contributions made in shares) allocated to your account in the Savings Plan as of April 20, 2015. All shares allocated to your account in the Savings Plan will be voted by the trustee for the Savings Plan in accordance with your directions on the voting instruction card that you submit.

What You Need to Attend the Annual Meeting

The Annual Meeting will be held at the [PLACE], located at [ADDRESS], on May 29, 2015, at 10:00 AM, eastern daylight time. Except as otherwise authorized by the Chair of the Annual Meeting, only stockholders, directors, nominees for election as directors, and officers of the Company will be admitted to the Annual Meeting. Prospective attendees must present valid government issued photo identification, such as a driver’s license or passport, for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are a beneficial owner, you must provide proof of beneficial ownership on the record date, such as your account statement showing that you owned your shares as of April 20, 2015, a copy of the voting instruction form provided by your bank, broker or nominee, or other similar evidence of ownership. If you do not provide valid government-issued photo identification and comply with the other procedures outlined above, you will not be admitted into the Annual Meeting. You do not need to attend the Annual Meeting to vote. Even if you plan to attend the Annual Meeting, we encourage you to submit your vote in advance as instructed in this proxy statement.

IMPORTANT VOTING INFORMATION

Voting Mechanics

The presence at the commencement of the Annual Meeting, in person or represented by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions will be included in determining the presence of a quorum at the Annual Meeting. Broker non-votes will not be included in determining the presence of quorum. Broker non-votes occur when a person holding shares in street name (meaning in a brokerage account) does not provide instructions as to how to vote his or her shares and the broker is not permitted to, or otherwise does not, exercise voting discretion. Due to the contested nature of the election of directors for our Board, the rules of the New York Stock Exchange do not permit brokers to exercise discretionary authority to vote on any Proposals to be voted on at the Annual Meeting, whether routine or not. Only those votes cast for the election of directors are used in determining the results of a vote on the election of directors. Only those votes cast for or against Proposals 2 through 6 are used in determining the results of a vote on such Proposals. For purposes of Proposals 1 through 4 and 6, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. Given that the voting standard on Proposal 5 is 67% of the outstanding shares of common stock, abstentions on Proposal 5 are effectively the same as votes against Proposal 5.

How to Vote

There are several different ways that you may cast your vote. You may vote by:

•	Telephone, by calling the toll-free number on the proxy or vote instruction card;

•	Internet, by logging onto the website on the proxy or vote instruction card and then following the instructions as they appear on your computer screen;

•	Marking, signing, dating and mailing the proxy or vote instruction card and returning it in the envelope provided; or

•

Attending and voting at the meeting if you marked your proxy or vote instruction card that you will attend the meeting and, if you received a vote instruction card, obtained authorization from your bank, broker or nominee (the holder of record) pursuant to instructions on your vote instruction card. You may also be represented by another person at the meeting by executing a proper legal proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot to be able to vote at the meeting.

Internet and telephone voting. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee (the holder of record). Therefore, we recommend that you follow the voting instructions in the materials you receive. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet or telephone should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder. Votes submitted electronically via the Internet or telephone must be received by 11:59 p.m., eastern daylight time, on May 28, 2015.

Votes Required for Each Proposal

In accordance with our Amended and Restated By-Laws, or our by-laws, and our Amended and Restated Certificate of Incorporation, or our certificate of incorporation, the votes required to elect directors and approve the other Proposals to be considered at the Annual Meeting are as follows:

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 – Election of nine directors	Plurality of votes cast	No*

Proposal 2 – Non-binding advisory vote on executive compensation	Majority of votes cast	No*

Proposal 3 –Approval of an extension of the term of the 2005 Equity Incentive Plan for an additional 10 years, an increase in the number of shares authorized for awards thereunder by 4,000,000 shares and the decrease in the maximum number of shares (or the cash equivalent thereof) that may be granted in respect of awards to any one individual in any one calendar year to 1,000,000 shares and the material terms of the performance goals thereunder for income tax deductibility;	Majority of votes cast	No*

Proposal 4 – Ratification of appointment of our independent registered public accounting firm for 2015	Majority of votes cast	No*

Proposal 5 – By-law repeal proposal	Not less than 67% of the voting power of the outstanding shares of common stock	No*

Proposal 6 – Proposal for Reimbursement of Nathan Milikowsky’s Expenses Related the 2014 Proxy Contest	Majority of votes cast	No*

*	It is particularly important that you vote on all Proposals. Your broker cannot vote on any Proposals for you.

How Proxyholders Will Vote Shares

When you submit a proxy, regardless of the method by which given, the proxyholders will vote your shares as instructed with respect to the matters specified. If you are a record holder of shares and you submit a signed WHITE proxy card but do not mark your votes, your shares will be voted FOR the election of all seven of the nominees recommended in this proxy statement for election as directors, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, AGAINST Proposal 5 and AGAINST Proposal 6.

If you hold your shares in street name, your broker is not permitted to vote on your behalf on the election of directors or any other Proposal and you must provide specific instructions by marking, signing and returning the vote instruction card or by voting via telephone or the Internet following the instructions provided to you.

In addition, if other matters are submitted to a vote of stockholders at the Annual Meeting, your proxy on the accompanying WHITE proxy or voting instruction card gives the proxyholders the discretionary authority to vote your shares in accordance with their best judgment on that matter. Unless you specify otherwise, it is expected that your shares will be voted on those matters as recommended by the Special Committee.

How to Revoke a Proxy

If you hold your shares registered in your name, you may revoke your proxy by submitting a revised one at any time before the vote to which the proxy relates. You may also revoke it by submitting a ballot at the Annual Meeting.

If your shares are held in street name, there are special procedures that you must follow to revoke a proxy submitted via the Internet or telephone or by marking, signing and returning a vote instruction card.

•

Revoking your vote and submitting a new vote before the deadline of 11:59 p.m., eastern daylight time, on May 28, 2015. If you submit a proxy via the Internet, by telephone or by marking, signing and returning a vote instruction card, you may revoke your proxy at any time and by any method before the deadline.

•

Revoking your vote and submitting a new vote after the deadline of 11:59 p.m., eastern daylight time, on May 28, 2015. If you submit a proxy via the Internet, by telephone or by marking, signing and returning a vote instruction card and wish to revoke it and submit a new proxy after the deadline has passed, you must contact your broker, bank or nominee and follow the requirements set by your broker, bank or nominee. After the deadline, we cannot assure you that you will be able to revoke your proxy and vote your shares by any of the methods described above.

•

Revoking your vote and submitting a new vote by ballot at the meeting. If you submit a proxy via the Internet, by telephone or by marking, signing and returning a vote instruction card and wish to revoke it and vote at the Annual Meeting, you must contact your broker, bank or nominee and follow the requirements set by your broker, bank or nominee. We cannot assure you that you will be able to revoke your proxy or attend and vote at the Annual Meeting.

If you receive more than one WHITE proxy or voting instruction card on or about the same time, it generally means you hold shares registered in more than one account. In order to vote all of your shares, please sign and return each WHITE proxy or voting instruction card or, if you vote via the internet or telephone, vote once for each WHITE proxy or voting instruction card you receive.

If the Milikowskys proceed with their previously announced alternative director nominations, we will likely conduct multiple mailings prior to the Annual Meeting date so that stockholders have our latest proxy information and materials to vote. We will send you a new WHITE proxy or voting instruction card with each mailing, regardless of whether you have previously voted. The latest dated proxy you submit will be counted, and, if you wish to vote as recommended by the Board, then you should only submit WHITE proxy or voting instruction cards.

What is a Universal Proxy Card?

A universal proxy card lists on a single card all candidates nominated by the Board and all candidates nominated by a stockholder and allows stockholders to vote for candidates among all candidates nominated, regardless of who nominated them. Universal proxy cards are widely supported by independent proxy advisors, institutional investors and other independent parties because they enhance voting flexibility for stockholders who cannot or do not wish to attend a meeting or who cannot or do not wish to craft their own form of proxy or equivalent document.

In contrast, a traditional proxy card only lists candidates nominated by either the Board or a stockholder. As a practical matter essentially coercing stockholders to choose between two slates of candidates (including a short slate rounded out from the Board’s slate at the discretion of a nominating stockholder).

What Should I Do with the Proxy or Voting Instruction Cards Sent to Me by the Milikowskys

The Milikowskys (as defined below) have nominated seven individuals for election as directors at the Annual Meeting. Nominations made by the Milikowskys have NOT been endorsed by the Board. The Company is not responsible for the accuracy or completeness of any information contained in any proxy solicitation or other materials used by the Milikowskys or on their behalf or of any other statements that they may otherwise make. As stated in that proxy statement, Daniel and Nathan Milikowsky, along with their affiliates, NM GTI Investments LLC, a Delaware limited liability company, The Daniel Milikowsky Family Holdings, LLC, a Connecticut limited liability company, The Daniel and Sharon Milikowsky Family Foundation, Inc., a

Connecticut corporation, and The Rebecca and Nathan Milikowsky Family Foundation, a Massachusetts charitable trust are referred to herein collectively as the “Milikowskys” or the “Milikowsky Group”.

Please do not return any blue proxy or voting instruction card you may receive from the Milikowskys or otherwise authorize any proxy other than pursuant to a WHITE proxy or voting instruction card to vote your shares at the meeting, not even as a protest vote. If you return a blue proxy or voting instruction card to the Milikowskys or otherwise authorize a proxy to vote your shares at the Annual Meeting other than pursuant to a WHITE proxy or voting instruction card, you can change your vote. To revoke your prior proxy and change your vote, simply sign the enclosed WHITE proxy or voting instruction card, date it and return it in the postage-paid envelope provided or follow the instructions located on the WHITE proxy or voting instruction card to vote by telephone or Internet. Only your latest dated proxy will be counted. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions beginning on page 4. If you have any questions or need assistance voting, please contact our proxy solicitor:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

What are the possible effects, under the Company’s debt agreements and compensation arrangements, if stockholders elect Milikowsky Group nominees so that they become a majority and assume control of the Board at the Annual Meeting?

Under GrafTech’s outstanding senior notes, GrafTech is required to offer to repurchase its outstanding notes if it experiences such a change in control of the Board (that is not approved by the Board consistent with its obligations under the notes and its fiduciary duties to stockholders) and a ratings event (as defined in the indenture for the notes) within 60 days thereafter. A ratings event (as defined in the indenture for the notes) for this purpose will be deemed to occur only if each of Moody’s Investor Services, Inc. (“Moody’s”) and Standard & Poors (“S&P”) downgrades the notes (if the notes are then rated investment grade by both Moody’s and S&P) or if the notes are rated below investment grade by either Moody’s or S&P, the ratings of the notes by both of Moody’s and S&P are decreased by one or more gradations and the notes are then rated below investment grade by both of Moody’s and S&P. For this purpose, since Mr. Milikowsky was a director on the issue date of the notes, if Mr. Milikowsky is re-relected, then at least 5 other Milikowsky Group nominees would need to be elected to trigger the repurchase offer provisions.

Under GrafTech’s senior secured credit facility, there would be an event of default and, unless the event of default were waived, GrafTech would not be able to incur any additional indebtedness under the facility and the lenders could accelerate all outstanding amounts. GrafTech does not expect to have a material amount outstanding under the senior secured credit facility at the time of the Annual Meeting and would seek a waiver of any such event of default, although there can be no assurance that the lenders would grant such a waiver.

Under GrafTech’s equity compensation programs, outstanding awards will become vested and deemed earned in full. Under the Company’s severance compensation agreements, payouts are conditioned on a “double trigger” scenario in which there must be both such a change in control of the Board and a termination of employment or resignation for good reason. Please refer to the section below captioned “Potential Payments on Termination or Change in Control” for additional information regarding this impact on GrafTech’s named executive officers.

More Information is Available

If you have any questions about the proxy voting process in general, please contact the broker, bank or nominee where you hold your shares. The Securities and Exchange Commission, or the SEC, also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. Additionally, you may contact our Investor Relations Department at GrafTech International Ltd., 6100 Oak Tree Blvd., Independence, Ohio, 44131, or call us at 216-676-2000, or email us at Investor.Relations@graftech.com.

PROPOSAL ONE:

ELECTION OF NINE DIRECTORS, EACH TO SERVE

UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL

HIS OR HER SUCCESSOR HAS BEEN DULY ELECTED AND QUALIFIED

Nominees for Election as a Director

The seven nominees described below were nominated by the Board. Each nominee has consented to being named in this proxy statement as a nominee for election as a director and agreed to serve if elected. Each nominee who is elected will serve as a director until our next annual meeting of stockholders and his or her successor has been duly elected and qualified or until his or her earlier removal or resignation. Except as otherwise described below, if any of the nominees named below are not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for substitutes (if a bona fide nominee named in the proxy statement is unable to serve or for good cause will not serve) designated by the Board unless the Board chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee named below unavailable.

The Milikowsky Group filed a preliminary proxy statement to solicit votes for seven alternative director nominees. Due to the increase in the size of the Board to nine, no less than two of the individuals nominated by the Milikowskys will be elected to the Board. We believe that the nominees proposed by the Board are the most qualified candidates up for election at the Annual Meeting. As described below under “Director Qualifications,” we believe our nominees have the experience, industry knowledge, integrity and commitment necessary to oversee the execution of our strategic plan and create value for all our stockholders.

The Board recommends submitting the enclosed WHITE proxy or voting instruction card, or following the instructions thereon to vote by telephone or the Internet, to vote FOR each of the Board’s seven nominees for director.

The Milikowskys’ nominees have NOT been endorsed by our Board. The Board recommends that you disregard any blue proxy or voting instruction card that may be sent to you by the Milikowskys. Voting against the Milikowskys’ nominees on its blue proxy or voting instruction card is not the same as voting for our Board’s nominees, because a vote against the Milikowskys’ nominees on their blue proxy or voting instruction card will revoke any previous proxy submitted by you. If you have already voted using a blue proxy or voting instruction card sent to you by the Milikowskys, you have every right to change it. We urge you to revoke that proxy by voting in favor of our Board’s nominees by using and submitting the enclosed WHITE proxy or voting instruction card, or following the instructions thereon to vote by telephone or the Internet. Only the latest validly executed proxy that you submit will be counted. If you have any questions or need assistance voting, please call our proxy solicitor:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

We are not responsible for the accuracy or completeness of any information provided by or relating to the Milikowskys contained in any proxy solicitation materials filed or used by, or on behalf of, the Milikowskys or in any other statements that the Milikowskys or any person acting on their behalf may otherwise make.

Additional Background of the Solicitation

On November 30, 2010, the Company acquired C/G Electrodes LLC and the portion of Seadrift Coke L.P. not previously owned by GrafTech for cash, senior subordinated promissory notes and shares of GrafTech common stock (the “Acquisitions”) for an enterprise value of approximately $859 million. Nathan Milikowsky received all of the shares of GrafTech common stock now beneficially owned by him as a participating seller in the Acquisitions, except for certain shares Mr. Milikowsky received for his service as a GrafTech director. In connection with the Acquisitions, the Company, Mr. Milikowsky and others entered into a Registration Rights and Stockholders’ Agreement (the “Stockholders Agreement”) pursuant to which the Board appointed Mr. Milikowsky as a Company director in December 2010.

In September 2012, the Board unanimously appointed a committee of independent directors as well as independent investigatory counsel to conduct a thorough investigation into apparent leaks of confidential inside information that were brought to the Board’s attention by several members of the management team (the “Internal Investigation”). In March 2013, investigatory counsel reported findings that such leaks did occur, that there was evidence that Mr. Milikowsky was the source of the leaks, that there was no evidence to support a conclusion that management or any other director was the source of the leaks and that at least some of the leaked information could not have been developed independently.

In March 2013, at the recommendation of the Nominating & Governance Committee, the Board declined to re-nominate Mr. Milikowsky for election as a director after considering the internal-investigation findings and other information that the Nominating & Governance Committee believed indicated one or more breaches by Mr. Milikowsky of the Stockholders Agreement and his fiduciary duties to stockholders for the apparent purpose of gaining operational control of the Company. In April 2013, the Company reported the information then available from the Internal Investigation to the SEC. In May 2013, Mr. Milikowsky was not re-elected and ceased to serve as a director of the Company.

On January 23, 2014, Mr. Milikowsky and a related group of stockholders (the “Milikowsky Group”) indicated its intent to nominate five candidates—a control slate—for election to the Board at the Company’s 2014 annual meeting of stockholders (the “2014 Annual Meeting”). The Milikowsky Group later revised its slate of directors and announced a plan to nominate only three candidates—Mr. Milikowsky, Karen Finerman and David Jardini (the “Milikowsky Group Directors”). During the proxy contest leading up to the 2014 Annual Meeting, Mr. Milikowsky made multiple public statements of his intention to work constructively with Joel Hawthorne and the other directors so that the Company could realize its full potential.

The Company held the 2014 Annual Meeting on May 15, 2014. The final voting results from the 2014 Annual Meeting were certified on May 21, 2014, and the Company filed those results with the SEC on that date. Based on those results, GrafTech stockholders elected the three Milikowsky Group Directors to the seven-member Board. Stockholders also elected Mr. Danjczek and Ms. Morris and re-elected Messrs. Carson and Hawthorne at that time. Messrs. Carson, Danjczek and Hawthorne and Ms. Morris are collectively the “Company Directors” and Mr. Carson, Mr. Danjczek and Ms. Morris are collectively the “Independent Directors.”

Immediately after the 2014 Annual Meeting on May 15, 2014, the current directors (whose election was not certified until May 21, 2014) met at the Company’s headquarters to discuss timing of upcoming meetings. At that meeting, Mr. Carson stated that none of the individuals then serving on the Company’s Audit and Finance Committee had been re-elected and suggested, in anticipation of determining the composition of such committee going forward, that the directors expand the Board by one member and commence a nationwide search for a director with a strong public accounting background or chief financial officer experience. Mr. Jardini questioned this proposal, and Mr. Milikowsky stated that the issue had not been raised in meetings with other stockholders.

Immediately following the May 15, 2014 informal meeting of directors-elect, each of the Milikowsky Group Directors requested a private meeting with a different Company Director. Beginning at these meetings and continuing over the next several months, the Milikowsky Group Directors lobbied for a commercial strategy to increase the Company’s market share by focusing on the commodity aspects of the graphite-electrode business and pricing practices similar to those of low-cost industry participants (the “Dissident Strategy”). Various Milikowsky Group Directors contacted the Company Directors individually and described the Dissident Strategy as the only strategy that would create value for GrafTech and its stockholders. The Milikowsky Group Directors also claimed during these conversations with individual Company Directors that the Company’s stockholders had given an electoral mandate to the Dissident Strategy by electing the Milikowsky Group Directors. Each Company Director carefully evaluated these claims through several private one-on-one meetings, phone calls and e-mails, in each case insisting that these topics should be discussed in meetings of the full Board and with management. After numerous unsuccessful attempts to convince the Company Directors that the Dissident Strategy is the only viable operating strategy for the Company, the three Milikowsky Group Directors began to undermine and seek to replace management (as discussed below) and to destabilize the Board through changes to the senior management of the Company.

During the period from the 2014 Annual Meeting to the present, the Company Directors acted in support of the Company’s ongoing strategies—reduce costs, maximize operating leverage in anticipation of the cyclical rebound in steel and other end markets and continue profitably building on the strengths of the Engineered Solutions platform and its synergies with the Industrial Materials business. As Board members, the Milikowsky Group Directors did not oppose these actions. To foster a cooperative environment and address concerns raised by the Milikowsky Group Directors, the Company Directors and Company management have worked hard to fully engage with the Milikowsky Group Directors since the 2014 Annual Meeting, including as follows:

•	Fourteen Board meetings (nine more than the five originally scheduled)

•	Eight Audit and Finance Committee meetings (four more than the four originally scheduled)

•	Seven Organization, Compensation and Pension Committee meetings (three more than the four originally scheduled)

•	Two Nominating & Governance Committee meetings (as originally scheduled—none called by Mr. Milikowsky as committee Chair)

•

Appointment of at least one Milikowsky Group Director to each NYSE-mandated Board committee, including appointment of both Mr. Milikowsky and Ms. Finerman to the Nominating & Governance Committee (thereby granting control of this three-member Board committee to the Milikowsky Group Directors and facilitating Mr. Milikowsky’s appointment as its Chair)

•

Formation of two new Advisory Groups in lieu of a proposed operating committee requested by the Milikowsky Group Directors, resulting in 16 additional meetings, teleconferences or reports (details below)

•	Dozens of meetings and phone calls among various of the Company Directors and the Milikowsky Group Directors to understand the difference in views regarding Company strategy and objectives

•

As Chief Executive Officer, Mr. Hawthorne met in person with Mr. Milikowsky, met twice in person with Mr. Jardini and had multiple calls with Ms. Finerman in the first two months after the 2014 Annual Meeting to better understand their views and the proposed value of the Dissident Strategy

•

As Chief Executive Officer, Mr. Hawthorne supplemented the normal Board presentations with more than 40 detailed Board notes throughout the year providing updates on operations, financial projections and competitive activity

•	Management arranged three plant tours for the Board

•	Management provided a variety of new reports in response to various director requests

The majority of this additional workflow revolved around the Milikowsky Group Directors’ advocacy of the Dissident Strategy and the unwillingness of Mr. Hawthorne and Company management to implement such a strategy due to concerns that doing so would destroy value for GrafTech stockholders.

On June 10, 2014, the Board held an organizational meeting to establish its committee assignments and receive an update on business conditions from management. During this meeting, Mr. Hawthorne voluntarily stepped down as Chairman of the Board and the Board unanimously elected Mr. Carson to that role. The Board also unanimously appointed Mr. Milikowsky to the Organization, Compensation and Pension Committee and the Nominating & Governance Committee, Ms. Finerman to the Nominating & Governance Committee and Mr. Jardini to the Audit and Finance Committee. As Chair of the Nominating & Governance Committee, Mr. Milikowsky has never taken action regarding the proposal to add accounting experience to the Board. Also during this June 10 organizational meeting, the directors held three discussions among the Company’s non-executive directors without Mr. Hawthorne present. In those non-executive sessions, Mr. Milikowsky communicated his view that the Board needed to replace the Company’s senior management, including Mr. Hawthorne.

The agenda for the next Board meeting called on July 22 and 23, 2014 for presentation and discussion of the Company’s strategy and operations. In an executive session at which Mr. Hawthorne was not present on July 23, 2014 and with the support of Mr. Jardini and Ms. Finerman, Mr. Milikowsky read from a previously prepared written document stating that Mr. Hawthorne and other members of management should be terminated and replaced immediately. Mr. Milikowsky declined to share the written document with the other non-executive directors. During his remarks, Mr. Milikowsky proposed that the Board appoint Mr. Jardini to replace Mr. Hawthorne as President and Chief Executive Officer. To resolve the issue, the directors present agreed that Mr. Carson, Mr. Milikowsky and Mr. Jardini would meet with Mr. Hawthorne to discuss ways to cooperate and develop some common ground.

In that follow-up meeting held on July 24, 2014, Mr. Milikowsky and Mr. Jardini reiterated the claim that the Company’s stockholders had given a mandate to the Milikowsky Group Directors and that the Company should adopt the Dissident Strategy. Messrs. Carson and Hawthorne respectfully expressed their disagreement with both assertions. Messrs. Milikowsky and Jardini also demanded that the Company terminate certain senior executives without cause and that the Board form an operating committee to include only Messrs. Milikowsky and Jardini. In furtherance of the proposed operating committee, Messrs. Milikowsky and Jardini requested that the Company provide the two of them with office space at the Company’s headquarters so that these two non-executive Company directors could attend all business meetings and participate in all decisions regarding strategy, operations, procurement, legal, personnel and other material items related to the Company’s business. Messrs. Carson and Hawthorne respectfully rejected the proposed operating committee and the other demands presented.

On a Board conference call held on July 28, 2014, Mr. Carson proposed forming Advisory Groups consisting of non-executive directors for each segment of the Company’s business—an Industrial Materials Advisory Group comprised of Mr. Danjczek, Mr. Milikowsky and Mr. Jardini and an Engineered Solutions Advisory Group comprised of Mr. Carson, Ms. Morris and Ms. Finerman (the “Advisory Groups”). Because of objections from Messrs. Milikowsky and Jardini, the Board did not formally act to charter the Advisory Groups. The Company Directors nonetheless proceeded to form the Advisory Groups (which are open to all sitting directors), resulting in 16 separate meetings, teleconferences or reports to date. At least one Milikowsky Group Director was present at substantially all of the Advisory Group meetings and the Milikowsky Group Directors had access to all information made available to the Advisory Groups.

On July 29, 2014, GrafTech announced that it had incurred an estimated non-cash impairment charge (the “Impairment Charge”) of approximately $126 million due to recent changes in the competitive environment impacting the Engineered Solutions segment’s advanced graphite materials business. In connection with the review of the second quarter 2014 financial statements, substantial attention was devoted to vetting the appropriateness of the Impairment Charge.

Also on July 29, 2014, Ms. Finerman requested that Mr. Carson convene a meeting of the Company’s non-executive directors to again discuss the level of Board support for Mr. Hawthorne.

On August 2, 2014, as the Advisory Groups were being formed and before the meeting requested by Ms. Finerman, Mr. Jardini and Mr. Hawthorne discussed and agreed upon many general concepts that could be implemented to simplify and decentralize the Company’s organization. But Mr. Jardini and Mr. Hawthorne could not agree on two points. First, Mr. Hawthorne insisted that the Company should continue to pursue its differentiated commercial approach based on quality, service and reliability while Mr. Jardini advocated a commodity-based approach to the market. Second, Mr. Jardini proposed that the Board appoint him as Chief Restructuring Officer reporting directly to the Board, with a commensurate reduction in Mr. Hawthorne’s duties and responsibilities. Mr. Hawthorne stated that the Board would have to approve any such proposal, but indicated support for the creation of an executive role for Mr. Jardini reporting to the Chief Executive Officer. Later the same day, Mr. Jardini delivered a written summary of the conversation and his Chief Restructuring Officer proposal to Mr. Hawthorne by email. Mr. Hawthorne forwarded the proposal to Mr. Carson.

On August 6, 2014, the directors (other than Mr. Hawthorne) informally convened by telephone to discuss their level of support for Mr. Hawthorne, as requested by Ms. Finerman. The discussion ended with the Independent Directors supporting Mr. Hawthorne and the Milikowsky Group Directors opposing him. The Board also discussed Mr. Jardini’s Chief Restructuring Officer proposal, which was never presented for a vote.

On August 8, 2014, the Company concluded and presented to the Audit and Finance Committee that the final Impairment Charge related to its Engineered Solutions segment would be approximately $122.0 million which was appropriately recorded and disclosed in the 2014 second quarter Form 10-Q.

On August 29, 2014, the Board received a request from Mr. Milikowsky’s legal counsel to reimburse Mr. Milikowsky for $500,455.49 allegedly incurred through July 2014 by him and certain persons associated with him in connection with the Internal Investigation and a previously undisclosed subpoena from the SEC. The letter also requested reimbursement of amounts subsequently incurred regarding such matters. With the August 29 request, Mr. Milikowsky submitted redacted documentation of expenses totaling $482,323.08. Mr. Milikowsky agreed to recuse himself from consideration of the request due to his conflict of interest and the request was submitted to the remaining members of the Board. GrafTech management requested additional information, including confirmation that a subpoena had been issued and sufficient billing detail to verify that the claimed expenses were properly reimbursable. Mr. Milikowsky refused to provide the requested information to the Company or the Board. With Mr. Milikowsky’s concurrence, the Board requested that outside legal counsel work directly with Mr. Milikowsky’s counsel to obtain and review the requested documentation. To date, the Board has authorized and the Company has advanced $385,064.51 to Mr. Milikowsky for properly documented expenses described in the August 29 request. Since the August 29 request, Mr. Milikowsky has submitted through counsel additional requests for advancement totaling $70,932.64, of which the Board has authorized and the Company has paid $12,088.54. To date, Mr. Milikowsky has not authorized the release of copies of the subpoena, his responses or any other relevant documentation regarding the status of the SEC investigation to the Board or the Company.

Also on August 29, 2014, the Board received a request from Mr. Milikowsky’s legal counsel to reimburse the Milikowsky Group for $5,946,251.54 in expenses allegedly incurred in connection with the 2014 Annual Meeting. The Board, with the Milikowsky Group Directors recusing themselves, considered this request and on September 18, 2014 communicated to the Milikowsky Group Directors that the Board needed more time to consider the request. On November 17, independent Board counsel sent a letter to Mr. Milikowsky’s counsel indicating that the Company Directors met, consistent with the Milikowsky Group Directors’ prior recusal, and determined that reimbursement of the requested proxy-contest expenses was not in the best interests of the Company’s stockholders. On March 30, 2015, the Special Committee (as defined below) determined to refer the question of reimbursement of these expenses to a stockholder vote at the Annual Meeting with a recommendation that the Company’s stockholders vote against reimbursement (see page 86 for a more detailed discussion of the proposal to reimburse these expenses and the Board’s recommendation that stockholders vote against the proposal).

At a Board meeting on September 18, 2014, Company management reviewed the Company’s capital structure and liquidity requirements with the Board and presented management’s long-term strategic plan, recapitalization options and related recommendations. Mr. Milikowsky immediately requested a meeting of the Company’s non-executive directors. In the session that followed without Mr. Hawthorne present, Ms. Finerman proposed that the Board terminate Mr. Hawthorne and appoint Mr. Milikowsky as the Company’s President and Chief Executive Officer. The Independent Directors rejected this proposal, as they felt Mr. Hawthorne was taking appropriate actions and providing solid leadership through the cyclical downturn in the Company’s key end markets.

On September 29, 2014, at the request of the Chair of the Audit and Finance Committee, a third party consultant completed additional procedures regarding the Company’s balance sheet. The Company’s management’s key controls, methodologies and key inputs and assumptions used to develop the Company’s balance sheet reserves were reviewed. The findings were presented to the Audit and Finance Committee.

On October 8, 2014, Ms. Finerman expressed concern to Mr. Carson regarding the viability of the Company and suggested the formation of a special committee comprised of Mr. Milikowsky, Ms. Morris and Ms. Finerman to review the Company’s future direction, explore strategic alternatives or financial restructuring and address the management of the Company. As a result of this request, Mr. Carson asked management to address Ms. Finerman’s viability concerns before the full Board.

On October 24, 2014, the Board held a special meeting to address Ms. Finerman’s concerns. At the meeting, Company management reiterated its September 18, 2014 assessment and related recommendations with the Company’s third-party financial advisors present. These financial advisors also delivered comments to the Board regarding the Company’s capital structure, liquidity and available financing options. During the meeting, Mr. Jardini expressed concern regarding the Company’s financial viability, liquidity, capital structure and ability to repay the $200 million senior subordinated notes due to mature in November 2015 (the “Senior Subordinated Notes”). The Senior Subordinated Notes are and have always been held entirely by Mr. Milikowsky, his associates and other persons connected to Mr. Milikowsky—including $7.3 million in Senior Subordinated Notes held by Mr. Jardini and his associates.

At a Board meeting on November 19, 2014, Mr. Milikowsky requested a meeting of the Company’s non-executive directors. During the session that followed without Mr. Hawthorne present, the Milikowsky Group Directors reiterated Ms. Finerman’s September 18, 2014 proposal to terminate Mr. Hawthorne’s employment with the Company. In light of the continuing conflict over strategic direction and the repeated requests to terminate Mr. Hawthorne, the Independent Directors concluded that a proxy contest regarding the Annual Meeting was a strong possibility. During the meetings on November 19, Ms. Finerman asked Mr. Milikowsky to propose terms on which such a proxy contest could be avoided and present a strategy that would create more value than the strategy being pursued by Company management. Shortly after the November 19 Board meeting, Mr. Carson asked Mr. Hawthorne to have Company management engage the Company’s third-party search firm to identify a qualified director candidate for potential addition to the Board.

On December 16, 2014, Mr. Milikowsky indicated that he would be willing to forego a proxy contest if the Board agreed on that day to immediately appoint Alan Carr and Frederic Brace—whom Mr. Milikowsky indicated were identified by his legal counsel—to an expanded Board and to create an operating committee of the Board with effective control over all Company operational decisions and stakeholder communications. In connection with this proposal, Mr. Milikowsky expressed a willingness to extend the maturity of the Senior Subordinated Notes on undisclosed terms so long as he was satisfied with management. Mr. Milikowsky did not present the requested new strategic proposals in connection with these settlement and refinancing offers. The Company Directors requested more information regarding Mr. Milikowsky’s proposal and the Board agreed to revisit the matter on December 22, 2014.

On December 22, 2014, the Board rejected Mr. Milikowsky’s timetable for his December 16 proposal, but agreed to interview Mr. Milikowsky’s two proposed candidates, Messrs. Carr and Brace. Between December 30, 2014 and January 12, 2015, the Company Directors individually conducted interviews with Mr. Carr and, separately, Mr. Brace. From this meeting and until January 20, 2015, the Company Directors conferred repeatedly with Mr. Milikowsky, including at a special Board meeting on January 12, 2015. The Company Directors’ objective during these discussions was to clarify Mr. Milikowsky’s proposed terms and pursue a compromise that did not involve giving Mr. Milikowsky a majority of the Board—and thus effective control over the Company without payment of a corresponding premium to stockholders.

On December 30, 2014, Mr. Milikowsky’s counsel requested a form of the Company’s non-employee director questionnaire, which the Company promptly provided.

On January 20, 2015, Mr. Carson sent a communication to Mr. Milikowsky offering to add one of the two candidates proposed by Mr. Milikowsky, plus a new independent candidate with a strong operational background at a large international company previously identified by an independent third-party search firm. The communication also invited Mr. Milikowsky to interview the identified third-party candidate. Mr. Milikowsky declined the offer without interviewing the proposed third-party candidate.

On January 23, 2015 Mr. Milikowsky formally notified the Company of his intent to nominate seven director candidates (the “Milikowsky Control Slate”)— including Messrs. Milikowsky and Jardini and Ms. Finerman (along with Frederic Brace, Alan Carr, Michael Christodolou and Fiona Scott Morton)—for election at the Annual Meeting and to present at the meeting a “bylaw moratorium” proposal. The bylaw-moratorium proposal, if adopted, would repeal any change to the Company’s then-current by-laws adopted before the Annual Meeting that adversely affect Mr. Milikowsky or the election of the Milikowsky Control Slate (see page 84 for a more detailed discussion of Mr. Milikowsky’s bylaw-moratorium proposal). Also on January 23, 2015, Mr. Milikowsky filed an open letter to the Board with the SEC, criticizing the Company Directors and Mr. Hawthorne’s performance as President and Chief Executive Officer.

On January 26, 2015, Mr. Carson filed an open letter to Mr. Milikowsky with the SEC. The letter expressed, among other things, disappointment with Mr. Milikowsky’s insistence on a proxy contest despite the efforts of the Company Directors to engage with the Milikowsky Group Directors and develop a mutually agreeable settlement short of a change of control without a premium to GrafTech stockholders.

On February 11, 2015, Mr. Milikowsky filed another open letter to Mr. Carson with the SEC. The letter criticized the Company’s recent performance, called for the immediate replacement of Mr. Hawthorne with Mr. Brace or Mr. Carr and presented for the first time indicative terms on which Mr. Milikowsky might agree to refinance the Senior Subordinated Notes.

On February 26, 2015, a majority of the Nominating & Governance Committee, with Mr. Milikowsky acting as Chair, voted to recommend the Milikowsky Control Slate for election at the Annual Meeting—the same seven nominees that Mr. Milikowsky intends to nominate as a dissident stockholder. During the Nominating & Governance Committee meeting, Mr. Carson suggested that Mr. Milikowsky and Ms. Finerman recuse themselves from a vote on whether the Board should recommend the same control slate that Mr. Milikowsky intends to nominate as a stockholder. Both Mr. Milikowsky and Ms. Finerman are members of the Milikowsky Control Slate. Mr. Milikowsky declined to recuse himself and voted in favor of the recommendation. Ms. Finerman also declined to recuse herself and voted in favor of the recommendation. Mr. Carson voted against the recommendation.

On February 27, 2015, a majority of the Board rejected the Nominating & Governance Committee’s recommendation that the Board endorse the Milikowsky Control Slate for election as the Company’s Board at the Annual Meeting. The Company Directors voted to reject the recommendation. Messrs. Milikowsky and Jardini voted in favor of the recommendation. Ms. Finerman recused herself from the Board vote regarding the recommendation.

Also on February 27, 2015, in an effort to address what the Company Directors perceived to be a conflict of interest for those members of the Nominating & Governance Committee included on the Milikowsky Control Slate, the Board established a special committee of the Board consisting of the Company Directors to oversee the Company’s activities in preparation for and at the Annual Meeting (the “Special Committee”). Messrs. Milikowsky and Jardini voted against the establishment of the Special Committee, but the measure passed with the affirmative vote of all other directors, including Ms. Finerman. Accordingly, the Special Committee has been performing the functions of the Nominating & Governance Committee and the Board with respect to the Annual Meeting since February 27, 2015 and is expected to continue performing those functions until the conclusion of the Annual Meeting.

Between February 27, 2015 and March 30, 2015, the Special Committee held four meetings. During those meetings, the Special Committee considered how best to empower stockholders to choose among the field of director nominees while mitigating against a change in Board control without payment of a corresponding premium to stockholders and any consequent adverse impacts on the Company’s strategy and operations. The Special Committee also considered the concerns raised by Mr. Milikowsky during his advocacy on behalf of the Milikowsky Control Slate. Finally, the Special Committee deliberated regarding the appropriate size of the Board and the diversity of skills and experiences that would best enhance Board effectiveness.

During this period, the Special Committee and Company management, with the help of two third-party search firms, reviewed the qualifications of more than 50 potential new director candidates, selected a short list of approximately 15 candidates and interviewed more than 10 candidates to arrive at the Special Committee’s final nominees. As part of this process, the Special Committee reviewed its members’ notes from the interviews conducted with Messrs. Carr and Brace in late December 2014 and early January 2015. The Special Committee also sought to interview Fiona Scott Morton and Michael Christodolou—the last two candidates on the Milikowsky Control Slate, but Ms. Scott Morton and Mr. Christodolou declined to be interviewed.

On March 2, 2015, the Company and the participating lenders amended the Company’s existing $400 million revolving credit facility to increase funds availability and to establish a new $40 million delayed-draw senior-secured term-loan facility. As a result of the March 2, 2015 amendment, the Company expanded its liquidity to address current debt maturities and enhanced its capital structure, consistent with the plans presented by Company management at the Board meeting on September 18, 2014 and reiterated in subsequent Board meetings and communications. The Company did so despite the Milikowsky Group Directors’ repeated assertions over the preceding nine months that the Company is not financially viable, the nomination by Mr. Milikowsky of restructuring professionals on the Milikowsky Control Slate and the unfounded liquidity concerns expressed by Mr. Milikowsky in his February 11, 2015 letter cited above.

On March 17, 2015, Mr. Milikowsky filed a preliminary proxy statement with the SEC. Among other things, such preliminary proxy statement states that “Save GrafTech will pay all costs of the solicitation of proxies on behalf of Save GrafTech...If all (or some of) the Nominees are elected, Save GrafTech intends to seek reimbursement of those costs from the Company...without seeking further approval by the Company’s Stockholders.”

Recommendation of the Special Committee

The Special Committee believes that Mr. Milikowsky, as the Company’s largest stockholder and the leader of one of the Company’s major creditor groups, is reasonable in his request to be represented on the Board. Accordingly, the Special Committee has implemented a universal proxy card, expanded the Board to nine members, and recommended seven candidates not supported by Mr. Milikowsky for election to the Board at the Annual Meeting. As a result, stockholders are assured of the election of at least two of Mr. Milikowsky’s nominees from among those listed on the Milikowsky Control Slate, including (if stockholders so vote) Mr. Milikowsky himself.

The members of the Special Committee are open to all ideas designed to enhance stockholder value. Mr. Milikowsky has now been a Company director in two different time periods (2010-2013 and 2014-2015). In both periods, the only operating strategy Mr. Milikowsky has presented to the Board is the highly commoditized approach to the Company’s business most recently encapsulated in the Dissident Strategy. The members of the Special Committee, with the assistance of third-party financial and legal advisors, have extensively considered the Dissident Strategy. The Special Committee firmly believes that the Company’s adoption of the Dissident Strategy would destroy value for GrafTech stockholders. In a reprise of his approach during the 2010-2013 period, Mr. Milikowsky has reacted to this failure to convince any unaffiliated Company directors of the validity of his operating strategy with another attempt to terminate the current President and Chief Executive Officer, including by replacing those same unconvinced and unaffiliated directors if necessary.

Despite several requests from the members of the Special Committee, the Milikowsky Group Directors have failed to articulate any actionable proposals to enhance stockholder value other than the Dissident Strategy and the general discussion between Messrs. Hawthorne and Jardini on August 2, 2014. Mr. Milikowsky has instead embarked upon another distracting and costly campaign to obtain control of the Board—which will effectively provide Mr. Milikowsky with operational control of the Company—without paying any premium to current Company stockholders. Please note that control premiums are not commonly associated with exercising a right to nominate directors, but rather are referred to in connection with purchases of a controlling interest in the capital stock of a company.

The Special Committee believes such an uncompensated transfer of control and the likely consequences for the Company’s overarching business strategy, operational continuity and employee morale are contrary to the best interests of the Company and its stockholders. The Special Committee vigorously opposes Mr. Milikowsky’s solicitation. Accordingly, the Board recommends that you NOT sign any blue proxy or instruction card sent to you. Whether or not you have previously executed a blue card, your Board urges you to sign, date and deliver the enclosed WHITE proxy or instruction card as soon as possible.

GrafTech is Successfully Executing on the Right Strategic Plan

The Company has a clear strategic plan in place that continues to drive important actions for change throughout the organization to build sustainable operating leverage and dramatically improve results. The Company has successfully completed three major cost-saving programs representing annual operating savings of more than $120 million and increased positive operating cash flows even as it navigates significant industry challenges. The Independent Directors believe that current Company management is the right team to continue executing against this strategic plan.

The Company Directors believe that electing the Milikowsky Control Slate—with its members’ focus on restructuring and distressed assets—would interrupt the ongoing implementation of the Company’s strategic plan and negatively impact stockholder value. The Company Directors further believe that a change in effective control of the Company without payment of a commensurate premium is not in the best interests of GrafTech stockholders. Please note that control premiums are not commonly associated with exercising a right to nominate directors, but rather are referred to in connection with purchases of a controlling interest in the capital stock of a company. Please take a moment and vote the WHITE card today.

Director Qualifications

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by our stockholders or others, the Nominating Committee or our Board applies the criteria set forth in our Governance Guidelines and the Nominating Committee Charter. These criteria include the candidate’s integrity, business acumen, age, independence, experience, commitment, diligence, conflicts of interest and ability to act in the interests of all of our stockholders. The Board does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities and provide value to our stockholders. We believe that the Board, as a whole, should possess the following core competencies:

•	Accounting, Finance, and Disclosure: ability to protect and inform stockholders and debt holders through liquidity and capital resource management and internal financial and disclosure controls;

•	Business Judgment: ability to assess business risk and stockholder value creation strategies;

•	Management: ability to apply general management best practices in a complex, rapidly evolving business environment;

•	Crisis Response: ability and time to perform during periods of both short-term and prolonged crisis;

•	Industry Knowledge: ability to assess opportunities and threats unique to GrafTech’s industry;

•	International Markets: ability to appreciate the importance of global business trends;

•	Leadership: ability to attract, motivate and energize a high-performance leadership team; and

•

Strategy/Vision: ability to provide strategic insight and guidance by encouraging innovation, conceptualizing key trends, evaluating strategic decisions and continuously challenging GrafTech to sharpen its vision.

We also believe that each director should possess the following skills, qualifications and characteristics:

•	High personal standards of integrity and honesty, and a desire to make full disclosure of all present and future conflicts of interest;

•	Ability to make informed business judgments;

•	Literacy in financial and business matters;

•	Ability to be an effective team member;

•	Commitment to active involvement and an ability to give priority to GrafTech;

•	No affiliations with competitors;

•	Achievement of high levels of accountability and success in his or her given fields;

•	No geographic travel restrictions;

•	Ability and willingness to learn our businesses;

•

Experience in our businesses or in professional fields (i.e., finance, accounting, law or banking) or other industries or as a manager of international businesses so as to have the ability to bring new insight, experience or contacts and resources to GrafTech;

•	Willingness to make a substantial personal investment in GrafTech;

•	No direct affiliations with major customers or vendors; and

•	Previous public company board experience together with good references.

Diversity

Our Governance Guidelines specify that the Nominating Committee should consider the value of diversity on the Board in the candidate identification and nomination process. The Nominating Committee seeks candidates with a broad diversity of experience and strategic and operational views and philosophies. The Nominating Committee’s evaluation of director candidates also includes consideration of their ability to contribute to the diversity of age, backgrounds, geographic regions, and experience represented on the Board.

Nominees are not discriminated against on the basis of race, color, religion, sex, ancestry, national origin, sexual orientation, disability or any other basis proscribed by law. Under our Governance Guidelines, a director will not be nominated for election or re- election if he or she would be age 74 or older at the time of election.

Background Information with Respect to Nominees

The following is information about each of the director nominees as of the date of this proxy statement, including professional background, director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the specific qualifications, experience, attributes or skills that caused the Special Committee and our board of directors to determine that the nominee should serve as one of our directors. We believe that all of our director nominees adhere to high standards for integrity, honesty and ethics and that each has demonstrated business acumen and an ability to exercise sound judgment independent of personal interests, as well as a commitment of service to GrafTech and the Board.

RANDY W. CARSON

Age: 64

Director Since: May 2009

Independent

Board Committees:

Compensation Committee

Nominating Committee

Current Public Company Directorships:

•    Fairchild Semiconductor International, Inc.

•    Nordson Corporation

•    GrafTech International Ltd.

Prior Public Company Directorships:

None

The Special Committee believes that Mr. Carson’s senior executive and deep operational experience managing large, multi-billion-dollar global businesses together with his strategic vision, leadership, and understanding of financial accounting, finance and disclosure matters are invaluable to our Board. In addition, the Special Committee believes Mr. Carson has demonstrated his ability to successfully lead the Board through a very complex Board dynamic, which further demonstrates Mr. Carson’s qualification to continue serving as a member of our Board.

From 2000 to February 2009, Mr. Carson served as Chief Executive Officer—Electrical Group of Eaton Corporation, a diversified power management company with 2008 sales of $15.4 billion. Eaton’s Electrical Group is a global technology leader in electrical components and systems for power quality, distribution and control with 2008 revenues of approximately $6.9 billion. Mr. Carson retired from Eaton in May 2009 following 10 years with the company. Prior to Eaton Corporation, Mr. Carson held several executive positions with Rockwell International. He was also Chairman of the National Electrical Manufacturers Association. Mr. Carson currently serves as a Director of Fairchild Semiconductor International, Inc. and Nordson Corporation, and serves on the audit committee of its Board of Directors. Our Board believes that Mr. Carson’s deep operational experience in global industrial businesses enables him to provide unique common sense insight to the Board with respect to meeting marketplace challenges, implementing LEAN and other internal initiatives, integrating business units and anticipating and planning for commercial risks and uncertainties. Mr. Carson holds a Bachelor of Science degree in Electrical Engineering from Valparaiso University.

ROBERT J. CONRAD

Age: 55

Independent

Board Committees:

None*

Current Public Company Directorships:

None

Prior Public Company Directorships:

•    Mindspeed Technologies, Inc.

The Special Committee believes that Mr. Conrad’s experience and insight into the advanced electronics market, including production, markets and technology trends, will be an invaluable addition to the Board.

*  New Director Nominee

Mr. Conrad has served as Senior Vice President and General Manager, Automotive Microcontrollers at Freescale Semiconductor, Ltd., since October 2012. Mr. Conrad joined Freescale from Fairchild Semiconductor, where he ran the analog and low-voltage discrete business, along with technology development and strategy, serving as Senior Vice President of Strategy from September 2011 to October 2012, Executive Vice President of Mobile, Computing, Consumer and Communications from December 2007 to September 2011, Executive Vice President of Analog from May 2006 to December 2007, and Senior Vice President of Analog and Integrated Circuits from September 2003 to May 2006. Prior to that, Mr. Conrad served as Chief Executive Officer, President and Board member of Trebia Networks from April 2001 to March 2003, Vice President and Product Line Director of the DSP business at Analog Devices Inc. from April 1995 to March 2001, and in various engineering and business management positions at Texas Instruments Inc. from September 1979 to March 1995. Mr. Conrad holds a Bachelor of Science degree in Electrical and Computer Engineering from the University of Cincinnati.

Mr. Conrad was a director of Mindspeed Technologies, Inc. from August 2010 until the sale of the company in December 2013.

THOMAS A. DANJCZEK

Age: 67

Director Since: May 2014

Independent

Board Committees:

Audit Committee

Compensation Committee

Current Public Company Directorships:

•    GrafTech International Ltd.

Prior Public Company Directorships:

•    Globe Specialty Metals, Inc.

The Special Committee believes that Mr. Danjczek is well qualified to serve as a member of the Board. He has a strong background and relationships in the steel and manufacturing industry, relevant leadership experience with proven business judgment primarily in operations, as well as extensive international steel industry experience and regulatory, legislative and trade related experience.

Mr. Danjczek served as Senior Advisor for the Steel Manufacturers Association (SMA) from November 2013 to December 2014. From February 1998 to November 2013, Mr. Danjczek served as President of the SMA and functioned as its Chief Executive, Operating, and Administrative Officer and a member of the Board and Executive Committee. Prior to joining SMA, Mr. Danjczek held various leadership positions at a number of public companies, including Wheeling-Pittsburgh Steel Corporation, Bethlehem Steel Corporation and Kaiser Steel Corporation. Mr. Danjczek served as Vice Chairman of the U.S. Industry Trade Advisory Committee (ITAC 12) and since 1999 has been an Advisor to the U.S. Trade Representative and Department of Commerce.

Mr. Danjczek serves on the Board of Walker Magnetics, a privately held controls manufacturer that services the scrap and steel industries, on the Board of Mineral Services Inc., a privately held raw materials supplier to the steel industry, and on the advisory board of Byer Steel Group, a privately held steel service center. Mr. Danjczek previously served as a Director of Globe Specialty Metals, Inc., from 2010 to May 2014, during which he was a member of its Audit Committee and Compensation Committee. Globe Specialty Metals is one of the world’s largest producers of silicon metal and silicon-based specialty alloys serving major silicon chemical, aluminum and steel manufacturers. Mr. Danjczek holds a Bachelor of Science degree from Villanova University, a M.S. in Industrial Management from Purdue University and completed the University of Michigan’s Manufacturing Executive Program.

JAMES O. EGAN

Age: 66

Independent

Board Committees:

None*

Current Public Company Directorships:

•    PHH Corporation

Prior Public Company Directorships:

•    New York & Company, Inc.

The Special Committee believes that Mr. Egan’s corporate governance, accounting and financial reporting experience as well as his broad business, strategic, operational, M&A and private equity experience will strengthen the financial oversight of the Board and well qualify him to serve as a member of the Board.

*  New Director Nominee

Mr. Egan has served as Non-Executive Chairman of the Board of Directors of PHH Corporation since 2009 and currently serves as a member of its Audit, Human Capital and Compensation, and Corporate Governance Committees. PHH is a leading non-bank mortgage originator and servicer of U.S. residential mortgage loans. Mr. Egan served as a Managing Director of Investcorp International, Inc., an alternative asset management firm specializing in private equity, hedge fund offerings and real estate and technology investments, from 1998 through 2008. Mr. Egan was the partner-in-charge, M&A Practice, U.S. Northeast Region for KPMG LLP from 1997 to 1998 and served as the Senior Vice President and Chief Financial Officer of Riverwood International, Inc. from 1996 to 1997. Mr. Egan began his career with PricewaterhouseCoopers (formerly Coopers & Lybrand) in 1971 and served as partner from 1982 to 1996 and a member of the Board of Partners from 1995 to 1996. Mr. Egan possesses over forty years of business experience involving companies of varying sizes from start-ups to Fortune 500 public companies operating across numerous industries, including global industrial manufacturing businesses. He has 25 years of public accounting experience having served as lead audit partner involved in the audits of annual financial statements of numerous public companies. He also has ten years of private equity experience working with portfolio companies in the US and Europe to create shareholder value. Mr. Egan has served on numerous boards and related committees of both public and private companies. He currently serves as a Director of New York & Company, Inc., and as Chair of its Audit Committee. Mr. Egan holds a Bachelor of Science degree in Accounting from St. John’s University.

JOEL L. HAWTHORNE
Age: 50 Director Since: January 2014 Chief Executive Officer Board Committees: None Current Public Company Directorships: • GrafTech International Ltd. Prior Public Company Directorships: • None	Mr. Hawthorne was elected to the Board and became Chief Executive Officer and President in January 2014. Previously, he was Vice President and President, Engineered Solutions since March 2011 and over the last three years led the segment to more than 20% annual sales growth rates through many successful new product introductions. Mr. Hawthorne joined GrafTech as a Director of Investor Relations in August 1999. During his time in Investor Relations, he was an integral part of the management team that turned the Company around. In January 2001, he was appointed Director of Electrode Sales & Marketing, United States and Canada and was promoted to Director of Electrode Marketing and Sales for the Americas in 2003. In October 2005, he was appointed Director Worldwide Marketing and Americas Sales. During this period, Mr. Hawthorne was instrumental in the development and execution of global sales and marketing strategies for the graphite electrodes business and a driving force in more than doubling sales to over $1 billion. In January 2009, he was appointed Vice President, Global Marketing & Sales for Industrial Materials with responsibility for worldwide sales, strategy and tactical planning. Prior to joining GrafTech, Mr. Hawthorne spent over ten years in the steel industry with extensive financial and strategic planning experience including as Director of Strategic Planning for a major steel company. Mr. Hawthorne currently serves on the Board of Directors of CE National, Inc., a non-profit organization. Mr. Hawthorne holds a Bachelor of Science degree in Accounting and a Master of Science in Business Education from the University of Akron.

JAMES A. SPENCER

Age: 61

Independent

Board Committees:

None*

Current Public Company Directorships:

None

Prior Public Company Directorships:

None

The Special Committee believes that Mr. Spencer’s broad international and operational experience as well as his experience in successfully competing in industrial sectors facing challenges from lower cost entrants and commoditization will be invaluable to our Board.

*  New Director Nominee

Mr. Spencer has served as Executive Vice President of Operations for Delphi Automotive PLC since 2013. Delphi is a leading global vehicle components manufacturer and provider of electrical and electronic, powertrain, active safety and thermal technology solutions to the global automotive and commercial vehicle markets. Mr. Spencer was previously Senior Vice President of Delphi and Sector President of Electrical and Electronics since February 2012. Prior to that, he was Vice President of Delphi and President of Delphi Electrical/Electronic Architecture since October 2009. Mr. Spencer was Vice President and President of Delphi Electrical/Electronic Architecture, formerly Packard Electric Systems, since 1999 and previously was President of Delphi Asia Pacific from 1999 to 2000. He also has served as President of Delphi Latin America since July 2006. As part of his operations responsibilities, Mr. Spencer oversees the global enterprise operating function. In that role, he is responsible for fully integrating the Delphi Operating System across the entire organization. In addition, as president of Delphi Latin America, Mr. Spencer is responsible for operations in Mexico, Argentina, Honduras and Brazil. Mr. Spencer began his automotive career in 1976 as a college-graduate-in-training with a General Motors (GM) division in Anderson, Indiana. He held numerous engineering and operations assignments at various GM facilities before being named executive vice president of the General Motors Korean joint venture, Daewoo-HMS Industries in 1989, based in Taegu, Korea. He returned to the United States in 1991 and held a number of positions that included customer director at the Chevrolet-Pontiac-GM of Canada Group and plant manager in Athens, Alabama. Mr. Spencer is a member of the Motor & Equipment Manufacturers Association (MEMA) board of directors. Mr. Spencer holds a Bachelor’s degree in Business Administration from Hanover College and a Master’s degree in Business Administration from Ball State University.

ROBERT F. WEBER, JR.

Age: 60

Independent

Board Committees:

None*

Current Public Company Directorships:

None

Prior Public Company Directorships:

None

The Special Committee believes that Mr. Weber’s accounting and financial reporting experience as well as his operational experience will be invaluable to our Board.

Mr. Weber has served as Vice Chairman, Chief Financial Officer and Treasurer of Woodward, Inc., since September 2011, and Chief Financial Officer and Treasurer since August 2005. Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions. Prior to August 2005, Mr. Weber was employed at Motorola, Inc. for 17 years, where he held various positions, including Corporate Vice President and General Manager—EMEA Auto. Prior to this role, Mr. Weber served in a variety of financial positions at both a corporate and operating unit level with Motorola. Before joining Motorola, Mr. Weber served as Senior Manager at KPMG (Peat Marwick) in Chicago. Mr. Weber holds a Bachelor of Science degree in Accounting from Bowling Green State University and an MBA from the University of Chicago.

* New Director Nominee

Information about the number of shares beneficially owned by each of the nominees and current directors appears below under “Security Ownership of Management and Certain Beneficial Owners.” Based on information provided by each nominee, there are no family relationships among any of the directors and executive officers of GrafTech (For additional information, see “Related Person Transactions”), none of the nominees named above have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or involved in other legal proceedings during the past ten years, including insolvency laws that would be required to be disclosed under SEC rules, and none of the nominees named above was selected as a nominee pursuant to any arrangement or understanding between such nominee and any other person.

Director nominees are elected by a plurality of the votes cast by holders of outstanding shares.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE SEVEN NOMINEES NAMED ABOVE, EACH TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL HIS OR HER SUCCESSOR HAS BEEN DULY ELECTED AND QUALIFIED

THE BOARD OF DIRECTORS

Structure of the Board

Under our by-laws, the Board fixes the size of the Board, so long as the number of directors is not less than three or more than fifteen. The Board currently consists of seven members, each of whom the Board has determined to be an independent director (within the meaning of the listing standards of the NYSE), except for Mr. Hawthorne, who is a GrafTech employee. Effective upon due election and qualification of directors at the Annual Meeting, the number of directors constituting our Board shall be nine.

The Board has determined that, to be considered independent, an outside director may not have a material relationship with the Company (directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In determining whether a material relationship exists, the Board considers, among other things, whether a director or a member of his or her immediate family received in any 12-month period during the past three years more than $120,000 in direct compensation from the Company (other than director fees and pension or other deferred compensation for prior service), whether the director has in the last three years been a Company employee (or whether a member of the director’s immediate family has in the last three years been a GrafTech executive officer), whether the director or a member of the director’s immediate family is or has been affiliated with a current or former auditor of GrafTech, and whether the director is or has been part of an interlocking directorate. The Board consults with GrafTech’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including those set forth in the listing standards of the NYSE.

The Board selects the Chairperson of the Board following each annual meeting of stockholders. Subject to election as such by the Board following the Annual Meeting, Mr. Carson, who is an independent director and who has been our Chairman since 2014, is expected to become our Chairperson following the Annual Meeting.

Our Board has established three standing committees, the Audit and Finance Committee, or the Audit Committee, the Nominating and Governance Committee, or the Nominating Committee, and the Organization, Compensation and Pension Committee, or the Compensation Committee, and periodically establishes other committees, in each case so that certain important matters can be addressed in greater depth than may be possible in a meeting of the entire Board. Under our Governance Guidelines and the committee charters described below, members of the three standing committees must be independent directors within the meaning of the listing standards of the NYSE. Further, members of the Audit Committee must be independent directors within the meaning of the Sarbanes-Oxley Act of 2002, must satisfy the expertise requirements of the listing standards of the NYSE, as required by the committee’s charter, and must include an audit committee financial expert within the meaning of the SEC rules. Our Board has determined that the three standing committees currently consist of members who satisfy such requirements.

Board Leadership Structure and Separation of Chair and CEO Roles

Our Board believes it is in the best interests of the Company and its stockholders that the Board make its own determinations, based on all of the then current facts and circumstances, regarding whether to separate the roles of Chairperson and Chief Executive Officer and whether our Chairperson, if not the Chief Executive Officer, should be an independent director. While separation of those roles relates to corporate governance, it also relates to succession planning and our Board believes it is in the best interests of GrafTech and our stockholders for the Board to make a determination with respect to this matter on a case-by-case basis as part of succession planning.

Subsequent to the 2014 Annual Meeting of stockholders, the role of Chairperson of the Board and Chief Executive Officer were separated and Mr. Carson became our Chairman. The Board believes the current leadership structure is appropriate given the Company’s and the Board’s current needs.

The Board’s Role in Risk Oversight

The Board and its committees are actively involved in overseeing the assessment and management of risk for the Company. The Board receives reports from each committee chair regarding the committee’s considerations and actions. The risk oversight process includes receiving regular reports from members of senior management on areas of material risk, including operational, financial, legal and regulatory, and strategic and reputational risks, and on the Company’s processes regarding enterprise risk management. Our Governance Guidelines and Nominating Committee Charter provide, among other things, that the Board as a whole should possess as one of its competencies the ability to assess business risk.

Under principles articulated by the NYSE, it is the job of the Chief Executive Officer and senior management to assess and manage our Company’s exposure to risk, and our Audit Committee must discuss guidelines and policies to govern the process by which this is handled. The duties of our Audit Committee include, with respect to financial affairs, the identification, assessment and management of financial risks and uncertainties, such as:

•

Reviewing with management and the independent registered public accounting firm our financial reporting risk assessment and management policies and practices, including related corporate approval requirements and internal auditing systems, and initiatives to minimize related risks;

•	Discussing guidelines and policies to govern the process by which risk assessment and management is undertaken;

•	Reviewing with management our compliance with covenants under debt securities and credit facilities;

•	Reviewing contingencies that could reasonably be expected to have significant impact on financial performance or condition; and

•	Reviewing with the General Counsel all legal matters that could reasonably be expected to have a significant impact on financial condition or performance.

We maintain an internal audit function, which reports directly to the Audit Committee, to provide management and the Audit Committee with ongoing assessments of our risk management processes and system of internal control.

The Audit Committee Charter provides that the duty and responsibility of the Audit Committee and each of its members is one of oversight and neither the Audit Committee nor any of its members has any duty or responsibility to, among other things, guarantee or provide other assurances that there are no financial risks or uncertainties or that such risks or uncertainties have been reduced or eliminated.

Meetings of the Board

Each director is expected to attend Board meetings and the meetings of those committees of the Board of which he or she is a member, and to spend the time necessary to properly discharge his or her respective duties and responsibilities. During 2014, the Board met 22 times and each director who was then serving attended at least 75% of the total number of meetings of the Board and the committees of which he or she was a member. Directors are encouraged, but not required, to attend our annual meetings of stockholders.

	Number of Members	Independence	Number of Meetings during Fiscal Year 2014
Full Board of Directors	7	85%*	22
Audit and Finance Committee	3	100%	7
Organization, Compensation and Pension Committee	3	100%	9
Nominating and Governance Committee	3	100%	7

*	All of the members of our board are independent, other than our Chief Executive Officer.

Committees of the Board

A description of the functions of each standing committee is set forth below. A list of the members of each standing committee at March 1, 2015 is also set forth below. All committees have the authority to retain and pay advisors and conduct investigations without further approval of the Board or management. All such advisors shall report and be responsible directly to the committee which retains them, including the independent registered public accounting firm, which is required to be retained by and be responsible directly to the Audit Committee.

Board and Committee Charters

The Board adopted our Governance Guidelines and a written charter for each committee that, at a minimum, are intended to satisfy the listing standards of the NYSE and that are reviewed by the Board annually. Our Governance Guidelines and charters cover such matters as purpose and powers, composition, meetings, procedures, required responsibilities and discretionary activities which the Board or the appropriate committee should periodically consider undertaking. Each committee is authorized to exercise all power of the Board with respect to matters within the scope of its charter.

Our Governance Guidelines and each of the standing committee charters are available on our website at http://www.graftech.com/CORPORATE-INFO/Corporate-Governance.aspx. The information contained on our website is not part of this proxy statement.

Our Governance Guidelines and the committee charters are not intended to, and do not, expand or increase the duties, liabilities or responsibilities of any director under any circumstance beyond those that a director would otherwise have under applicable laws, rules and regulations.

Corporate Governance

Our Governance Guidelines provide, among other things, that:

•	a majority of the directors shall be independent within the meaning of the listing standards of the NYSE;

•

if a member of the Audit Committee simultaneously serves on an audit committee of more than three public companies, our Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee;

•	no director will be nominated for election or re-election if he or she would be age 74 or older at the time of election;

•	the Board shall meet in regular sessions at least six times annually (including telephonic meetings and the annual retreat described below);

•

the Board shall have an annual extended retreat with executive officers at which there will be a full review of financial statements and financial disclosures, long-term strategies, plans and risks, and current developments in corporate governance; and

•	non-management directors will meet in executive session at least once annually.

Mr. Hawthorne is the only member of management who serves as a GrafTech director. All of our non-management directors are independent under NYSE listing standards. Our Independent Directors meet in executive session in connection with our regular Board meetings.

Communications with Non-Management Directors

Our Governance Guidelines require the Board, in consultation with the General Counsel, to establish a means for stockholders and employees to communicate with non-management directors and to disclose the name of director who presides at meetings of non-management directors and who will ultimately receive such communication, and the means for such communication in the annual proxy statement. A majority of the non-management directors choose the Chairman of the Board as director who presides at the meetings of non-management directors. Randy W. Carson is currently serving as Chairman of the Board.

Stockholders, employees and other interested parties (including those who are not stockholders or employees) may make any such communications to the Chairman of the Board and should direct them to M. Ridgway Barker, Withers Bergman LLP, 157 Church Street, New Haven, Connecticut 06502, (203) 789-1320 (phone), (203) 785-8127 (fax), and mr.barker@withersworldwide.com. Mr. Barker will forward all such communications to the Chairman of the Board if they relate to substantive matters and include suggestions or comments that he considers important for the Chairman of the Board to know. Generally, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs or personal grievances or communications which are repetitive or duplicative.

Code of Conduct and Ethics

We have had for many years a Code of Conduct and Ethics. Our Code of Conduct and Ethics applies to all employees, including senior executives and financial officers, as well as to all directors. It is intended, at a minimum, to comply with the listing standards of the NYSE, as well as the Sarbanes-Oxley Act of 2002 and the SEC rules adopted thereunder. A copy of our Code of Conduct and Ethics is available on our website at http://www.graftech.com/CORPORATE-INFO/Corporate-Governance.aspx. The information contained on our website is not part of this proxy statement. Only the Board or the Audit Committee may waive the provisions of our Code of Conduct and Ethics with respect to executive officers and directors. Any such waivers will be posted on our website.

Related Person Transactions

The Board recognizes that transactions in which we participate and in which a related person (executive officer, director, director nominee, five percent or greater stockholder, or an immediate family member of one of the foregoing) has a direct or indirect material interest, can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of GrafTech and its stockholders. Accordingly, as a general matter, it is our preference to avoid related person transactions. Nevertheless, we recognize that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of GrafTech and its stockholders.

Under its Charter, our Audit Committee reviews, evaluates and, as appropriate, approves all transactions with affiliates (other than majority-owned subsidiaries), related parties, directors and executive officers (other than with respect to compensation of directors or executive officers, which is addressed by the Compensation Committee).

The Board has adopted a Statement of Policy with respect to related person transactions that is administered by the Audit Committee. The Policy requires approval or ratification by the Audit Committee of any transaction involving the Company and any related person, other than a transaction between the Company and a related person:

•	that is available to all employees generally, including compensation and other related benefits resulting from employment with the Company;

•	involving less than $5,000 when aggregated annually with all similar transactions;

•	where the rates or charges involved are determined by competitive bids; or

•	that is otherwise excluded from reporting under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

At least annually, the Audit Committee must approve or disapprove related person transactions. The Statement of Policy provides that the factors to be considered by the Audit Committee may include: (i) whether the terms or conditions of the transaction are generally available to third parties under similar terms or conditions; (ii) the level of the interest of or benefit to the related person; (iii) the availability of alternative suppliers or customers; (iv) whether the transaction would impair a director’s independence or limit a director’s ability to serve on any committee of the Board; and (v) the anticipated benefit to the Company.

If advance approval of a transaction is not feasible, the transaction will be considered for ratification by the Audit Committee. If a transaction relates to a member of the Audit Committee, that member will not participate in the Audit Committee’s deliberations. In addition, the Audit Committee chair (provided he or she is not recused) or, if the chair is recused, another member of the Audit Committee, may pre-approve or ratify any related person transactions involving up to $100,000.

We also require each executive officer and director to annually provide us with written disclosure of any transaction to which we are a party and in which the officer or director or any of their immediate family members has a direct or indirect material interest. Our Nominating Committee and Audit Committee review our disclosure of related party transactions, both on an as needed basis and on an annual basis in connection with the preparation of our annual report and proxy statement.

Nathan Milikowsky served as a director of GrafTech from December 9, 2010 through May 13, 2013 and from May 21, 2014 (the date that the stockholder vote from the 2014 Annual Meeting was certified by an independent inspector of elections) to the present. Mr. Milikowsky, certain members of his immediate family and certain entities in which he and members of his immediate family have interests were substantial equity owners of Seadrift and C/G prior to the acquisitions of those entities by the Company in November 2010. In connection with those acquisitions, Mr. Milikowsky, his immediate family members and those entities received a portion of the aggregate consideration paid to the equity holders of Seadrift and C/G, which was comprised of shares of common stock, cash and non-interest bearing senior subordinated notes due 2015 (the “Senior Notes”). Because the Senior Notes are non-interest bearing, they are subject to imputed interest each year, or interest that is considered by the IRS to have been paid for tax purposes pursuant to the Internal Revenue Code of 1986, as amended, or the Code. The Senior Notes held by Mr. Milikowsky, the members of his immediate family and those entities were subject to approximately $12.3 million of imputed interest in 2014.

On August 29, 2014, the Board received a request from Mr. Milikowsky’s legal counsel to reimburse Mr. Milikowsky for $500,455.49 allegedly incurred through July 2014 by him and certain persons associated with him in connection with the Internal Investigation and a previously undisclosed subpoena from the SEC. The letter also requested reimbursement of amounts subsequently incurred regarding such matters. With the August 29 request, Mr. Milikowsky submitted redacted documentation of expenses totaling $482,323.08. Mr. Milikowsky agreed to recuse himself from consideration of the request due to his conflict of interest and the request was submitted to the remaining members of the Board. GrafTech management requested additional information, including confirmation that a subpoena had been issued and sufficient billing detail to verify that the claimed expenses were properly reimbursable. Mr. Milikowsky refused to provide the requested information to the Company or the Board. With Mr. Milikowsky’s concurrence, the Board requested that outside legal counsel work directly with Mr. Milikowsky’s counsel to obtain and review the requested documentation. To date, the Board has authorized and the Company has advanced $385,064.51 to Mr. Milikowsky for properly documented expenses described in the August 29 request. Since the August 29 request, Mr. Milikowsky has submitted through counsel additional requests for advancement totaling $70,932.64, of which the Board has authorized and the Company has paid $12,088.54. To date, Mr. Milikowsky has not authorized the release of copies of the subpoena, his responses or any other relevant documentation regarding the status of the SEC investigation to the Board or the Company.

On August 29, 2014, the Board received a letter from counsel for Nathan Milikowsky requesting reimbursement of $5,946,251.54 in expenses incurred by Mr. Milikowsky and certain related parties in connection with the proxy contest in support of the election at the 2014 Annual Meeting of stockholders of his slate of nominees for director. That slate included Karen Finerman and David Jardini, as well as Mr. Milikowsky, each of whom is currently a director of the Company. To date, the Company has not reimbursed any of such expenses. Please see Proposal Six, “Reimbursement of Milikowsky Expenses Related to 2014 Proxy Contest” on page     .

Compensation Consultant

As described under “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” below, our Compensation Committee engaged Mercer (US) Inc., or Mercer, as its compensation consultant. The total amount of fees paid to Mercer for 2014 for executive compensation consulting services provided to the Compensation Committee was approximately $195,000. Mercer Limited (United Kingdom) provided non-executive compensation related actuarial services to the trustees of a closed UK pension plan and Mercer provided other non-executive compensation services for surveys, retirement plan calculations and actuarial services in Mexico, France and the United States, and received an aggregate of approximately $375,000 for such services. Our management and, as to the UK pension plan, its trustees made the decision to engage Mercer and its affiliates for these non- executive compensation related services. Both the executive compensation consulting services and the non-executive compensation actuarial and administrative services were approved in accordance with applicable Company policies.

COMMITTEES OF THE BOARD

Audit and Finance Committee

The Audit Committee assists the Board in discharging and performing its duties and responsibilities with respect to the financial affairs of the Company. Without limiting the scope of such activities, the Audit Committee has authority and responsibility to:

•	select, retain, evaluate and, as appropriate, terminate and replace the independent registered public accounting firm;

•	review and, as appropriate, approve, prior to commencement, all audit and non-audit services to be provided by the independent registered public accounting firm;

•

review regularly with management, the director of internal audit and the independent registered public accounting firm, the audit report and related management letter, any audit problems, questions or difficulties, the disposition of all audit adjustments, and all significant financial reporting issues and judgments and management’s responses thereto;

•	resolve or direct the resolution of all material disagreements between management and the independent registered public accounting firm regarding accounting and financial reporting;

•

review with management and the independent registered public accounting firm all reports delivered by the independent registered public accounting firm with respect to critical accounting policies and practices used, alternative treatments of financial information available under generally accepted accounting principles and other written communications between the independent registered public accounting firm and management, together with their ramifications and the preferred treatment by the independent registered public accounting firm;

•

meet at least once annually with management, the director of the internal audit department, the General Counsel and the independent registered public accounting firm in separate sessions to discuss any matters that any of them believe should be discussed privately;

•

assess the adequacy of codes of conduct, including codes relating to business integrity, ethics and conflicts of interest, confidentiality, public disclosure and insider trading and, as appropriate, adopt changes thereto, and otherwise discharge its responsibilities with respect to the adoption, improvement and implementation of the code of conduct;

•	direct the establishment of procedures for the receipt and retention of, and the response to, complaints received regarding accounting, internal control or auditing matters;

•	direct the establishment of procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•

review and approve the Company’s decisions to enter into swaps and other derivatives and hedging transactions, and review and discuss with management applicable policies governing the use of swaps subject to the end-user exception.

No member of the Audit Committee serves as a member of an audit or similar committee of more than three public companies.

Organization, Compensation and Pension Committee

The Compensation Committee assists the Board in discharging and performing its duties and responsibilities with respect to management compensation and succession planning, employee benefits and director compensation. To the extent that the Compensation Committee deems appropriate or desirable, it may appoint one or more subcommittees and delegate to any such subcommittee the authority to make (including determining the terms and conditions of) grants or awards under, and to otherwise administer, bonus and incentive compensation plans and programs.

Without limiting the scope of such activities, the Compensation Committee has authority and responsibility to:

•

review and approve annually the goals and objectives relevant to compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and set the Chief Executive Officer’s compensation based on such evaluation;

•

review and evaluate annually the compensation (including incentive compensation) for other executive officers and review the compensation of other members of senior management and other employees generally and determine compensation for directors;

•	assess organizational systems and plans, including those relating to management development and succession planning, including contingency planning for unanticipated sudden developments;

•	administer stock-based compensation plans and such other programs as may be designated by the Board;

•	assess whether compensation programs present unreasonable risks;

•

be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant , legal counsel or other advisor (only after taking into consideration all factors relevant to their independence) retained by the Committee; and

•	review the Compensation Discussion and Analysis for inclusion in our proxy statement.

For a further discussion of the processes and procedures involved, please see “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis.”

Nominating and Governance Committee

The Nominating Committee assists the Board in discharging and performing its duties and responsibilities with respect to nomination of directors, selection of committee members, assessment of performance of the Board and other corporate governance matters. Without limiting the scope of such activities, the Nominating Committee has authority and responsibility to:

•	review candidates for nomination for election as directors submitted by directors, officers, employees, stockholders and others;

•	review at least annually the current directors of our Board to determine whether such individuals are independent under the listing standards of the NYSE and applicable SEC rules; and

•

review and report to the Board on a periodic basis with regard to matters of corporate responsibility, diversity and sustainability performance, including trends and impacts to our business of environmental, social and governance issues.

The Nominating Committee annually assesses the composition of our Board and its standing committees to determine whether they comply with requirements under our Governance Guidelines and committee charters, SEC rules, NYSE listing standards and applicable laws, and possess the core competencies, skills, qualifications and characteristics described above (see “Director Qualifications”). In addition, the Nominating Committee undertakes succession and other planning as to the future needs of the Company. The Nominating Committee gathers suggestions as to individuals who may be available to meet those future needs from a variety of sources, such as past and present directors, stockholders, colleagues, retained search firms, and other parties with whom we have business dealings, and undertakes a preliminary review of the individuals suggested. The preliminary review may include preliminary searches of public information available about the individuals. At such times as the Nominating Committee determines that a relatively near term need exists and if, following a preliminary review, the Nominating Committee believes that an individual may strengthen the core competencies and possess the skills, qualifications and characteristics described above, the Nominating Committee will contact the individual to ascertain his or her interest in serving us and obtain further information about and insight as to such individual. In connection therewith, the Nominating Committee typically reviews detailed resumes and reports, contacts references, conducts in- depth interviews and undertakes in-depth searches of public information. Based thereon and on the Nominating Committee’s evaluation of other potential nominees and the Company’s needs, the Nominating Committee determines whether to recommend nomination of the individual for election as a director.

There are no material differences in the manner in which the Nominating Committee evaluates nominees for election as a director whether recommended by a stockholder or otherwise recommended or known to the Nominating Committee. To submit a nominee for election as a director for consideration by the Nominating Committee, a stockholder must submit a written notice to that effect to our Secretary at our corporate headquarters. Any such notice must comply with the requirements under our by-laws and applicable laws. See “Other Information—When Are Stockholder Proposals for the 2016 Annual Meeting Due” and “What Information is Required for Stockholder Proposals and Nominations.”

Special Committee

In February 2015, our Nominating Committee, which is Chaired by Mr. Milikowsky, voted 2 to 1 (with Mr. Milikowsky and Ms. Finerman voting in favor and Mr. Carson voting against) to recommend a slate of seven nominees for election to the Board at the Annual Meeting consisting of the same seven nominees that Mr. Milikowsky had recommended as a stockholder. During the Nominating Committee meeting, Mr. Carson suggested that Ms. Finerman and Mr. Milikowsky recuse themselves from recommending the same slate that Mr. Milikowsky had nominated as a stockholder. Neither Ms. Finerman nor Mr. Milikowsky so recused themselves.

A majority of the Board rejected the Nominating Committee’s recommendation (Messrs. Jardini and Milikowsky voted in favor of the recommendation; Messrs. Carson, Danjczek, and Hawthorne and Ms. Morris voted against the recommendation; and Ms. Finerman recused herself from the vote).

A majority of the Board believed there was a conflict of interest with respect to the members of the Nominating Committee who are also members of the same slate that Mr. Milikowsky has nominated in his capacity as a stockholder. As a result, the Board established a special committee of the Board, consisting of directors that are not members of Mr. Milikowsky’s slate, to run the Annual Meeting process (the “Special Committee”). Messrs. Jardini and Milikowsky voted against adoption of the establishment of the Special Committee. Messrs. Carson, Danjczek, and Hawthorne and Ms. Finerman and Ms. Morris voted for the establishment of the Special Committee.

Accordingly, for purposes of the Annual Meeting, the Special Committee performed the functions of the Nominating Committee.

Board Committee Membership Roster as of March 1, 2015

Name	Audit and Finance		Organization, Compensation and Pension		Nominating and Governance
Randy W. Carson			x		x
Thomas A. Danjczek (1)	x		x	*
Karen Finerman					x
David R. Jardini (1)	x
Nathan Milikowsky			x		x	*
M. Catherine Morris (1)(2)	x	*

*	Committee Chairperson.

(1)	Ms. Morris and Messrs. Danjczek and Jardini have each been designated by our Board as an “audit committee financial expert” within the meaning of the SEC rules under the Sarbanes-Oxley Act of 2002.

(2)	Ms. Morris is the Senior Vice President and Chief Strategy Officer for Arrow Electronics, Inc., a leading global distributor of electronic components and computer products with more than $22.8 billion in revenues. Ms. Morris has served in this position since 2008 and leads strategic initiatives for Arrow, including global merger and acquisition activity. Prior to her current position, Ms. Morris was President of Arrow’s Enterprise Computing Solutions (ECS) business segment, with responsibility for managing Arrow’s computer products business in North America and Europe, and which doubled in size to over $5 billion in annual revenues under her leadership. Ms. Morris has over 25 years of experience in computer products and electronic components distribution and has held a number of senior leadership roles at Arrow, including Vice President of Support Services in North America, Vice President of Finance and Support Services for Arrow ECS, and Vice President of Corporate Development. Ms. Morris joined Arrow in 1994 through its acquisition of Anthem Electronics, where she served as Vice President of Finance and Corporate Controller. Prior to joining Anthem, Ms. Morris held various financial leadership roles in the banking and manufacturing industries.

Compensation Committee Interlocks and Insider Participation

None of Randy W. Carson, Thomas A. Danjczek, or Nathan Milikowsky, the members of the Compensation Committee, served as an officer or employee of GrafTech or any of its subsidiaries at any time from 2011 to 2014. During 2014, no executive officer of GrafTech served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director or member of the Compensation Committee.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee reviews GrafTech’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. PricewaterhouseCoopers LLP, or PwC, the Company’s independent registered public accounting firm for 2014, was responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In this context, the Audit and Finance Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2014 and PwC’s evaluation of the Company’s internal control over financial reporting. The Audit and Finance Committee has discussed with PwC the matters that are required to be discussed with PwC, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the scope of the auditor’s responsibilities and whether there are any significant accounting adjustments or any disagreements with management. PwC has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered accounting firm’s communications with an audit committee concerning independence, and the Audit Committee has discussed with PwC that firm’s independence. The Audit and Finance Committee has concluded that PwC’s provision of audit and non-audit services to the Company is compatible with PwC’s independence.

Based on the review and discussions referred to above, the Audit and Finance Committee recommended to the Board that the audited financial statements for the year ended December 31, 2014 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Annual Report”) for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit and Finance Committee:

AUDIT AND FINANCE COMMITTEE

M. Catherine Morris, Chairwoman

Thomas A. Danjczek

David R. Jardini

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

We have designed a compensation program for our named executive officers that is driven by our strategic goals with the primary emphasis on paying for performance. This section of this proxy statement describes the executive compensation program and explains the compensation policies and decisions of the Compensation Committee with respect to our named executive officers. The compensation program for these employees primarily consists of a base salary, cash incentive awards and equity awards.

During 2014, our named executive officers were:

•	Joel L. Hawthorne, President and Chief Executive Officer, beginning January 17, 2014 (previously President, Engineered Solutions)

•	Craig S. Shular, Chairman, President and Chief Executive Officer, until January 17, 2014, and Executive Chairman, until May 21, 2014

•	Erick R. Asmussen, Vice President and Chief Financial Officer

•	Darrell A. Blair, President, Industrial Materials, beginning November 1, 2014

•	Petrus J. Barnard, Vice President and President, Industrial Materials, until November 1, 2014

•	Lionel D. Batty, President, Engineered Solutions, beginning January 17, 2014

•	John D. Moran, Vice President, General Counsel and Secretary

Executive Summary

Leadership Changes

In January 2014, Mr. Hawthorne was promoted from President, Engineered Solutions to Chief Executive Officer when Mr. Shular retired from that position. Mr. Hawthorne joined our financial team as Director of Investor Relations in 1999. During his time in Investor Relations, he was an integral part of the management team that turned around the Company. As part of this team, he played a key role in various equity, bond and bank debt offerings. In 2001, he moved into operations as Director of Electrode Sales & Marketing, United States and Canada. In 2003, he was promoted to Director of Electrode Marketing and Sales for the Americas and, in 2005, he was appointed Director of Worldwide Marketing and Americas Sales. During this period, he was instrumental in the development of global sales and marketing strategies and execution for the graphite electrodes business and a driving force in more than doubling sales to over $1 billion. In 2009, Mr. Hawthorne was appointed as Vice President, Global Marketing & Sales, Industrial Materials, with responsibility for worldwide sales, strategy and tactical planning. In 2011, Mr. Hawthorne was promoted to President, Engineered Solutions and for three years he led the segment to more than 20% annual sales growth rates through many successful new product introductions.

In January 2014, Mr. Shular retired as Chief Executive Officer and President and became the Company’s executive Chairman, a position that he held until May 21, 2014.

In January 2014, Lionel Batty was promoted to President, Engineered Solutions after over 30 years with the Company, including service as President of the graphite electrode business for the prior two years.

In November 2014, Darrell Blair was promoted from Vice President—Global Sales, for the graphite electrode business, to President, Industrial Materials. Mr. Blair joined the Company in 1980 at its facility in Columbia, Tennessee. His extensive commercial, operations, and customer technical service experience includes international assignments in Puerto Rico, Mexico, Singapore, Hong Kong, and, for the past eleven years, Switzerland. Mr. Blair’s appointment followed the retirement of Dr. Pieter Barnard, the segment’s former President, effective November 1, 2014, after a 42-year career spanning three continents and a multitude of roles.

Compensation Framework

We provide an executive compensation program that is focused on promoting performance and long-term stockholder value. The design and operation of the program reflect the following objectives:

•

Driving long-term financial and operational performance that will deliver value to our stockholders, including through incentives that drive return based performance, propel growth, and increase stockholder value.

•	Attracting and retaining talented executive leadership.

•	Providing competitive pay opportunities relative to equivalent positions with other global companies of comparable size and complexity as well as within the Company.

•	Motivating executives to achieve or exceed Company and individual performance goals that are difficult to achieve.

•	Aligning the interests of our executives with those of our stockholders by encouraging equity ownership.

Our executive compensation program emphasizes pay for performance through annual cash incentive and long-term incentive programs, which collectively are the majority of our named executive officers’ targeted annual compensation. The annual cash incentive (bonus) plan and a substantial portion of the long-term incentive (equity incentive) plan only provide value if specific pre-established financial and performance goals are achieved. Achievement of such goals requires diligent management focus and significant effort. In addition, our executives receive base salaries based on competitive market data, individual performance and other factors, as well as retirement and other customary welfare benefits.

Performance Summary

For the past 18 months, we have been driving change throughout the organization to build sustainable operating leverage and dramatically improve results in the face of a difficult and demanding environment in our Industrial Materials segment and market headwinds in our Engineered Solutions segment. Specifically, we took the following actions:

•

Launched and successfully completed an ongoing Company-wide cost savings program, aimed at achieving total annual cost savings of more than $120 million (approximately $100 million of which are cash savings -approximately 10 percent of annual sales) and directly improving EBITDA.

•

Optimized the graphite electrode manufacturing platform by rationalizing the two highest cost manufacturing sites through, among other things, total company headcount reductions of approximately 20 percent, which will reduce annual capital expenditures by approximately $10 million.

•	Simplified the operating and management structure to decentralize the organization, accelerate decision-making, and improve responsiveness to changes in customer demand.

•	Redesigned the Company’s research and development function to accelerate innovation for new product development and commercial introduction and to maximize the efficiency of development costs.

•	Downsized the Company’s corporate functions, including headcount and other SG&A reductions, by approximately 20 percent.

•	Rationalized and streamlined under-performing product lines.

•	Increased borrowing capacity by over $125 million in the past nine months.

•	Reduced inventory significantly, generating approximately $80 million of cash in 2014.

•

Continued development of new products, which contributed approximately 30 percent of the revenue in the Engineered Solutions segment in 2014, and will provide long-term value creation for the Company and its stockholders.

Summary Analysis of Competitive Levels of Pay, Dilution, and Stock Ownership Guidelines

In its 2014 review of the compensation levels of our named executive officers and use of equity awards as incentives, the Compensation Committee’s independent compensation consultant (Mercer) concluded that:

•

In the aggregate, our base salary levels (without regard to temporary salary reductions) and target total cash compensation are competitive to market median levels compared to our Compensation Peer Group, although some variability exists from position to position.

•

Total direct compensation opportunities for the named executive officers are competitive, with levels at 93% of the market median. We generally consider compensation to be competitive if it falls within a range of 90% to 110% of the market median for base salary and total target cash compensation and 85% to 115% for total direct compensation.

•	Overall, both actual total cash and actual total direct compensation for our named executive officers were significantly below market levels due to no bonus payout for 2013 performance.

•	Our dilution and run rate levels are at or below the 25th percentile of the Compensation Peer Group (described below under “Peer Groups-Compensation Peer Group”).

•	Our named executive officers are in compliance with our stock ownership guidelines, which are generally aligned with Compensation Peer Group levels.

2014/2015 Compensation Decisions

The following summary highlights the Compensation Committee’s key compensation decisions effective for 2014:

•

To address the difficult global economic conditions we faced in 2014, management once again recommended, and the Board and the Compensation Committee determined to make, no upward adjustments to our named executive officers’ salaries in 2014 other than in connection with promotions to positions of greater responsibility. This is the third consecutive year that no such upward adjustments were made (other than due to promotions).

•	In October 2014, we suspended the non-qualified matching allocations and non-qualified retirement contributions for our named executive officers and certain other corporate officers.

•	We established stretch goals for our 2014 annual cash incentive (bonus) program:

•

At management’s recommendation, the Compensation Committee approved an annual bonus program for 2014 under which target performance would result in payouts at 25% of an individual’s targeted bonus (instead of 100%) and threshold performance would result in no payout.

•	This recommendation was based on the challenging economic environment the Company was facing and in recognition that the annual business plan targets were lower than actual 2013 results.

•	Our 2014 performance resulted in no payouts for our named executive officers.

The following summary highlights the Compensation Committee’s key compensation decisions effective for 2015:

•

Upon management’s recommendation, the base salaries of our named executive officers were temporarily reduced by 10% for the CEO and 5% for the other named executives and certain other corporate officers effective in 2015.

•

For our 2015 annual bonus program, we adopted performance measures based 50% on business unit Operating Income and 50% based on Company-as-a whole Operating Income. In our 2013 and 2014 annual bonus programs, performance measures were based on EBIT/Operating Income (50%) and Free Cash Flow (50%). The change is intended to support our drive to simplify our operating and management structure, decentralize the organization, accelerate decision-making, and improve responsiveness to changes in customer demand.

•	In selecting the performance measures for performance share units awarded in 2014 under our long-term incentive plan for the performance period 2015—2017:

•	The Compensation Committee decided that Total Shareholder Return (TSR) and Free Cash Flow were effective measures to align incentives with Company performance and stockholder value.

•	The Compensation Committee also believed that those performance measures reflect the full impact of acquisitions and capital allocation decisions.

2014 Stockholder Vote on Executive Compensation

At the 2014 Annual Meeting of stockholders, in connection with a non-binding advisory vote by stockholders, our executive compensation was approved by approximately 93% of the votes cast.

Reaction to Shareholder Say on Pay Vote

In connection with reviewing our executive compensation programs for 2015, the Compensation Committee considered the favorable results of the advisory votes from prior annual meetings of stockholders, as well as feedback from institutional investors. Taking those considerations into account, the Compensation Committee took the actions described above to further reinforce the objectives of our performance based compensation.

We are committed to pay for performance. With respect to our named executive officers, this is demonstrated, with limited exceptions (1) by three consecutive years of base salary freezes, (2) no annual bonus payments, (3) no long-term incentive payouts, (4) temporary salary reductions, and (5) reductions in benefits.

The Compensation Committee will continue to focus on responsible executive compensation practices that attract, motivate and retain high performance executives, that reward those executives for the achievement of short-term and long-term performance, that support our other executive compensation objectives (including long-term career development and retention goals), that drive return based performance and propel growth and increases in stockholder value, and that take into consideration feedback from our stockholders.

Executive Compensation Philosophy and Approach

Our philosophy is to provide market competitive pay for achieving targeted results. We target named executive officer total direct compensation packages that are competitive against the median compensation for equivalent positions with other global corporations of comparable size and complexity that comprise our Compensation Peer Group described below under “Peer Groups—Compensation Peer Group.” We believe that a median target provides a sufficiently competitive compensation opportunity to attract, retain and motivate our executives in a manner that enhances stockholder value. We also emphasize a pay-for-performance approach and structure our compensation program so that a significant proportion of total compensation is variable in the form of annual and long-term performance-based incentive compensation. The majority of the annual total direct compensation opportunity of our named executive officers presently employed is “at risk” as illustrated (based on 2015 base salaries, not taking into account temporary salary reductions, and incentive targets) by the following table:

Total Targeted Direct Compensation

	Salary	ICP	EIP	Total
Joel L. Hawthorne	19%	19%	62%	100%
Erick R. Asmussen	32%	21%	47%	100%
Lionel D. Batty	32%	21%	47%	100%
Darrell A. Blair	32%	21%	47%	100%
John D. Moran	35%	20%	45%	100%

Our performance measures are set at target levels that are expected to be achieved, but represent a level of difficulty that requires diligent management focus and attention and does not ensure value if our stretch performance objectives are not attained. Our named executive officers are required to devote significant effort and produce significant results to attain payment for performance at, or above, our goals. Annual incentives include business unit objectives for positions that require the management of business units and corporate objectives for other positions.

We also evaluate individual performance based on pre-established criteria, which we use in establishing base salary levels and for making negative adjustments to annual cash incentive awards. A portion of our long-term incentive opportunities are equity awards that realize value based on performance over a designated period. We believe that these criteria align the interests of our named executive officers with the interests of GrafTech and its stockholders and that achievement of the criteria will enhance stockholder value. Specifically, the Compensation Committee reviews: the competitiveness of the current compensation levels of our named executive officers; our pay and performance relative to those of our peer organizations; typical market practices surrounding short- and long- term incentive programs; dilution and run-rate levels at GrafTech and our peer organizations; and our share ownership guidelines compared to peers.

We encourage retention and long-term value creation by offering long-term incentives that can be earned or vested over several years as well as a competitive package of benefits. In order to align our key executives’ interests with those of our stockholders, we grant equity interests and encourage ongoing stock retention by our named executive officers, all of whom are subject to minimum ownership guidelines.

The Compensation Committee reviews the following compensation elements for each named executive officer: base salary; annual cash and long-term equity incentive compensation levels; retirement; health, life, and disability insurance; and vacation. The Compensation Committee considers each individual named executive officer’s level and complexity of responsibility, experience and skills, and performance in his or her position over time in considering changes to that named executive officer’s total compensation opportunity. Our management provides the Compensation Committee with tally sheets that include an analysis of the total compensation paid to, and other information with respect to, each named executive officer and information concerning the performance of such named executive officer. The tally sheets are used to benchmark the named executives’ compensation against the Compensation Peer Group. Together with evaluations of the executives’ performance, the tally sheets are also used to develop recommended compensation actions for changes in base salaries and alignment of annual and long-term incentive levels. In determining each named executive officer’s compensation package, the Compensation Committee reviews management’s recommendations, considers how each element of compensation as well as the total compensation package compare with the market median for the named executive officer, the named executive officer’s performance and the Company’s internal pay equities. Chief Executive Officer compensation is determined by the Compensation Committee in consultation with Mercer.

Compensation Consultant

The Compensation Committee followed a careful selection process before it retained Mercer in 2009 as its third-party consultant on executive compensation matters and has engaged Mercer each year since then. Mercer serves at the sole pleasure of the Compensation Committee and works with the Compensation Committee and management on the organization, strategy, structure and effectiveness of our executive compensation program.

Mercer also assists the Compensation Committee in its process of reviewing the peer group of companies used to benchmark pay practices and the peer group against which our long-term performance incentives are measured, reviewing the compensation programs of members of the peer groups and making recommendations and providing detailed analysis of, and advice with respect to, the compensation of our named executive officers and the overall effectiveness of our executive compensation program.

In connection with the Compensation Committee’s most recent engagement of Mercer for compensation advisory services, and in accordance with the rules issued under the Dodd-Frank Act, each of the following independence factors was considered:

•	The provision of other services to the Company by Mercer and its affiliates.

•	The amount of fees received from the Company by Mercer and its affiliates, as a percentage of its and its parent company’s consolidated total revenue.

•	The policies and procedures adopted by Mercer and its affiliates that are designed to prevent conflicts of interest.

•	Any business or personal relationship of our Mercer consultants with a member of the Compensation Committee.

•	Mercer and our Mercer consultants’ ownership of Company stock.

•	Any business or personal relationships between our executive officers and our Mercer consultants, Mercer, and Mercer’s parent company.

The Compensation Committee concluded that there was no conflict of interest associated with its engagement of Mercer and that Mercer was independent with the meaning of NYSE rules.

Peer Groups

When determining an executive’s overall compensation package, the different elements of compensation are considered in light of the compensation packages provided to similarly situated executives at comparable companies, which we refer to as our “Compensation Peer Group”, as well as the role the executive is expected, and should be able, to play in achieving our short- and long-term goals. The Compensation Peer Group, as well as the Performance Peer Group described below, have been constructed to include organizations of comparable size, revenue, assets, employees, market capitalization, complexity, business focus and geographical scope.

Compensation Peer Group

The Compensation Peer Group currently consists of 18 publicly-traded companies in industries similar or related to our own and with revenues comparable to our historical revenue level. Our Compensation Peer Group is adjusted from time to time to reflect the impact of acquisitions, or other significant events to ensure the reference companies continue to meet the established criteria for comparison. There were no changes in the composition of our Compensation Peer Group between 2013 and 2014.

The 2013 median revenue of the Compensation Peer Group was $1.5 billion (based on revenues reported in each company’s annual report on Form 10-K) compared to our 2013 revenue of $1.2 billion. The 2014 Compensation Peer Group consisted of the following companies:

Acuity Brands, Inc.	Franklin Electric Co, Inc.
Actuant Corporation	IDEX Corporation
Amkor Technology, Inc.	Materion Corporation
Barnes Group Inc.	MKS Instruments, Inc.
Belden Inc.	Nordson Corporation
Carpenter Technology Corporation	Polypore International, Inc.
Encore Wire Corporation	Powell Industries, Inc.
Enersys	Watts Water Technologies, Inc.
Ferro Corporation	Woodward Inc.

Performance Peer Group

We adopted an “expanded peer group” against which to measure performance for our long-term incentives for awards granted in 2012 and 2013 and which we refer to as our Performance Peer Group. Our Performance Peer Group is comprised of our Compensation Peer Group plus 11 additional companies that are primarily engaged in the design, manufacture, and supply of electrical equipment.

The identity of the additional companies included in our Performance Peer Group is adjusted from time to time to reflect the impact of acquisitions, divestitures or other significant events to ensure the reference companies continue to meet the established criteria for comparison. In addition to the peers included in our Compensation Peer Group, the Performance Peer Group includes the following 11 companies in the electrical equipment industry with 2013 revenues ranging from approximately $724 million to $3.4 billion:

A. O. Smith Corporation	II-VI Inc.
Brady Corporation	International Wire Group, Inc.
Crane Co.	Mueller Water Products, Inc.
Donaldson Company Inc.	Regal-Beloit Corporation
Entegris, Inc.	SunPower Corporation
First Solar Inc.

Structure of Executive Compensation Program

Components

We believe that our executive compensation program, each element alone and in total, effectively achieves our objectives. The primary elements of our executive compensation program, which are key to the attraction, retention and motivation of our named executive officers, are shown in the following table.

Element	Objective	Key Features
Base Salary

•        Values the competencies, skills, experience and performance of individual executives.

•        Attracts and retains executive talent by providing a fixed level of compensation that is financially stable and not “at risk.”

• Targeted at the median of our Compensation Peer Group, since we strive to have the majority of executive officer pay “at risk” and tied to Company performance.

Executive Incentive Compensation Plan (“Executive Plan” or “ICP” or “bonus plan”)

•        Provides competitive incentives to executive officers by having a portion of their annual cash compensation dependent upon annual performance and “at risk.”

•        Motivates and rewards executives for the achievement of targeted financial and strategic operational goals.

•        Our annual cash bonus plan provides for awards targeted at market median.

•        For 2014, the performance measures were Operating Income (50%) and Free Cash Flow (50%).

•        For 2015, the performance measures are Operating Income of Business Units (50%) and Operating Income of Company as a whole (50%).

Element	Objective	Key Features

2005 Equity Incentive Plan (“Equity Incentive Plan,” “2005 Plan,” “EIP,” or “long-term equity incentive”)	• Retain executive officers and align their interests with those of stockholders. • Motivate and reward executives for the achievement of long-term financial goals and creation of stockholder value.

•        Awards targeted at market median award levels. Grants in 2014 included a mix of:

•        stock options (20%),

•        restricted stock units (30%), and

•        performance share units (50%).

•        Performance share unit awards, granted in November 2014, are based on Free Cash Flow (50%) and Total Shareholder Return (50%) over the three- year performance period (2015-2017).

Retirement Savings Plan	• Provide competitive market-based retirement savings benefits in a tax- efficient manner.	• Broad-based plan under which we make matching contributions that vary, based on the employee’s contribution, on eligible earnings up to the Code limit of $265,000 for 2015.

Compensation Deferral Plan	• Provides savings in a tax-efficient manner.	• Matching contributions that are comparable to the Retirement Savings Plan on eligible earnings in excess of the Code limit of $265,000 for 2015.

Health, Welfare and Other Benefits	• Attract and retain key executives by providing competitive health, welfare and other benefits.	• Generally, benefits are made available to executive officers on the same basis as benefits are made available to other eligible employees.

Performance measure definitions

For purposes of our incentive compensation plans:

•	“EBIT” means earnings before interest and taxes.

•	“EBITDA” means EBIT before depreciation and amortization.

•	“EPS” means earnings per share.

•	“Free Cash Flow” means cash flow from operations after capital expenditures.

•	“Operating Income” means net sales less cost of sales, research and development costs, and selling and administrative costs.

•	“ROIC” means return on invested capital.

•	“Total Shareholder Return” or “TSR” means return to shareholders over time based on changes in the price of a share of stock plus, if applicable, dividends and distributions.

The foregoing definitions are subject to and qualified by reference to the calculation methods set forth in the applicable plan, Compensation Committee minutes and related documents. Our calculation methods for these performance measures provide for certain adjustments, including the inclusion or exclusion of certain special items not specifically mentioned above, which may differ from performance period to performance period.

Base Salaries

We provide base salaries to our named executive officers that we believe are competitive to attract and retain key executive talent and to provide a compensation component that is financially stable. Base salaries for our named executive officers are targeted at the market median of the Compensation Peer Group, with individual variations based on job scope, tenure, promotions, retention risks, and performance. Base salaries also form the basis for calculating other compensation opportunities for our named executive officers. For example, an executive’s base salary is used to determine each executive officer’s annual and long-term incentive opportunity levels and is included in the formula for calculating severance benefits in the event of termination of the executive’s employment in connection with a change in control and under severance plans.

Year-to-Year Base Rate Annualized Salary Changes

In January 2014, Mr. Hawthorne was promoted from President, Engineered Solutions to Chief Executive Officer when Mr. Shular retired from that position. In connection with Mr. Hawthorne’s appointment as Chief Executive Officer, the Compensation Committee approved certain modifications to his compensation arrangements. In light of his new responsibilities, Mr. Hawthorne’s annual base salary was increased to $700,000.

Upon Mr. Shular’s retirement as Chief Executive Officer and President, he became executive Chairman, a position that he held until May 21, 2014. In connection with Mr. Shular’s transition to executive Chairman, the Compensation Committee reduced his annual base salary to $600,000.

In January 2014, Lionel Batty was promoted to President, Engineered Solutions. Mr. Batty’s base salary was adjusted from $280,000 to $300,000 in connection with his promotion.

In November 2014, Darrell Blair was promoted from Vice President—Global Sales, for the graphite electrode business, to President, Industrial Materials. His base salary for 2014 reflects international variations in compensation arrangements and benefits, in addition to cost-of-living differences and currency fluctuations. In November 2014, the Compensation Committee approved changes in Mr. Blair’s compensation arrangement effective upon his relocation to the United States in 2015.

Effective December 2014, after Mr. Barnard’s retirement, the Company and Mr. Barnard entered into a consulting agreement under which Mr. Barnard was engaged to perform services through March 31, 2015 to facilitate the transition of the Industrial Materials business segment to a decentralized structure and additional work as mutually agreed. Mr. Barnard was compensated for services performed at the rate of $1,500 per billable day. Under the consulting agreement, Mr. Barnard was expected to provide services four out of every 20 business days on a rolling basis.

In connection with the changes to the named executive officers’ compensation in 2014 due to promotions and changes in responsibilities, the Compensation Committee received reports and recommendations from Mercer, including assessments of market practices, benchmarking analysis and evaluations of overall compensation and alignment of incentives with shareholder values.

In 2014, the Compensation Committee, with assistance from Mercer, assessed the competitiveness of the base salaries of our named executive officers. Mercer provided the Compensation Committee with a detailed analysis of its executive compensation review of our named executive officers. This executive compensation review and analysis showed that, although several of our named executive officers’ base salaries were below market median, in the aggregate our named executive officers’ base salary levels approximate market median levels (without regard to temporary salary reductions). Mercer generally considers base salary and total cash compensation to be competitive if it falls within a range of 90% to 110% of the market median for base salary.

As noted above, for the third consecutive year, in light of the challenging economic environment and at management’s recommendation, the Compensation Committee decided not to provide any salary increases in 2014 for our named executive officers other than in connection with upward adjustments due to promotions to positions of greater responsibility. As also noted above, the base salaries of our named executive officers were temporarily reduced by 10% for the CEO and 5% for the other named executives and certain other corporate officers effective in 2015.

Short-Term Incentives through the Executive Incentive Compensation Plan

The purpose of the Executive Incentive Compensation Plan, or the ICP or annual ICP, is to provide competitive incentives to executive officers by having a portion of their annual cash compensation dependent upon annual performance and to motivate and reward executives for the achievement of targeted annual financial and operational goals that create stockholder value.

Under the annual ICP, payments are generally made in cash (although the ICP permits payments to be made in cash or stock or a combination thereof), assuming applicable performance measures are achieved and individual criteria satisfied.

Based on 2014 performance, no bonuses were paid to our named executive officers.

Our performance measures for our annual ICP are set at target levels that are expected to be achievable, but represent a level of difficulty that requires diligent management focus and attention and does not ensure value if our stretch performance objectives are not attained. At management’s recommendation, the Compensation Committee approved an annual bonus program for 2014 under which payouts upon achievement of targets plans would be at 25% of targeted bonus level instead of the 100% as has been historically used (50% in 2013). Correspondingly, threshold payout was reduced from 25% to 0%, with achievement of performance goals above threshold but below target resulting in payouts based on a formula adopted by the Compensation Committee. This recommendation was based on the challenging economic environment the Company was facing and in recognition that the targets were lower than actual 2013 results. Our named executive officers are required to devote significant effort and produce meaningful results to attain payment for performance at, or above, our goals. Annual incentives include business unit objectives for positions that require the management of business units and corporate objectives for other positions.

ICP Target Opportunities

Annual ICP award targets for our named executive officers are established to drive achievement of stockholder return objectives. The Compensation Committee aims for total cash compensation to be at market median levels. Based on Mercer’s benchmarking analysis against the Compensation Peer Group, the target payout level for 2014 ICP was set at an amount between 55% and 100% of a named executive officer’s actual base salary. Upon his promotion to Chief Executive Officer, Mr. Hawthorne’s target payout level for 2014 ICP was set at 100% of his base salary.

For 2015, the percentages of compensation target levels are the same as in 2014. As a result of changes to the calculations for 2015 under the ICP whereby minimum threshold payouts do not begin for named executive officers until after annual business plan targets have been exceeded, achievement of the Compensation Committee’s market median cash compensation objectives will require substantial efforts and exceptional performance. Prior to 2014, generally achievement of the annual business plan performance goals would have resulted in bonus payout at targeted level. In 2013, achievement of the annual business plan performance goals would have resulted in bonus payout at 50% of targeted level.

ICP Performance Measures for 2014

The performance measures for 2014 were Operating Income and Free Cash Flow. We identified these performance measures as key elements in our business strategy to drive profitable growth. We believed that, by achieving profitability objectives and maximizing our cash flows, we would deliver enhanced financial performance that would drive shareholder value and be in the best position to capitalize on growth opportunities.

No annual bonuses under our ICP were earned with respect to 2014. The 2014 incentive targets for Messrs. Hawthorne, Asmussen, and Moran were based on our total Company threshold, target and maximum performance measures. The 2014 incentive targets for Messrs. Barnard, Batty, and Blair were based 60% on total Company results and 40% on their respective operating segment results.

ICP Performance Measures for 2015

For 2015, upon consultation with management, Mercer recommended, and the Compensation Committee approved, performance measures that correlate with our continued focus on growth. Accordingly, the ICP performance measures for the 2015 performance period will be based 50% on business unit Operating Income and 50% on Company-as-a whole Operating Income. The 2015 incentive targets for Messrs. Hawthorne, Asmussen, and Moran are based 100% on total Company results. The 2015 incentive targets for Messrs. Batty and Blair are based 60% on total Company results and 40% on their respective operating segment results.

We believe that Operating Income is a generally accepted method of measuring operational profitability. Management uses Operating Income as well as other financial measures in connection with its decision-making activities. We believe that these measures are key elements in our business plan to drive profitable growth in order to create additional shareholder value in coming years.

Long-Term Incentives through Management Stock Ownership

We believe that compensation in the form of stock-based awards helps create a culture focused on long-term stockholder value.

Awards under our equity incentive plan are designed to:

•	Provide rewards for the achievement of financial and strategic goals, including through incentives that drive return based performance, propel growth, and increase stockholder value.

•	Encourage retention of our top performers.

•	Reward our top leaders—those who have the ability to make a material difference in the Company.

•	Align management’s interests with those of our stockholders by aligning rewards with growth in stockholder value.

Awards granted to our named executive officers are determined based on their levels of responsibility, ability to make a positive impact on GrafTech, current or new positions, current base salaries, and salaries and other compensation offered by other similarly situated companies for individuals in equivalent positions. These awards are consistent with our pay-for-performance principles because they are designed to focus the attention of executives on strategic and performance goals spanning more than the current year and to align the interest of executives with our goal of creating long-term stockholder value. The primary difference between awards denominated in units versus awards denominated in shares is that units represent a promise to pay, provide tax efficiencies for international employees, and do not carry the right to vote or receive dividends.

The Compensation Committee has adopted a practice of granting equity incentive awards to our named executive officers and certain other members of our global management team at the Compensation Committee’s last meeting of the year, the date of which is generally established in the preceding calendar year. In connection with improvements to our business model, rationalization activities, and cost reduction initiatives, we have substantially reduced the number of managers who participate in the equity incentive plan. We have adopted a portfolio approach to equity awards, as recommended by Mercer, that is consistent with practices within our Compensation Peer Group. This approach includes a mix of (i) time-based stock options, (ii) time-based restricted stock units, and (iii) performance share units.

Since November 2012, the mix of awards to our named executive officers has consisted of stock options (20%), restricted stock units (30%) and performance share units (50%), to put a heavier weight on the performance share unit component to reflect that pay for performance is a key element of our compensation philosophy and to put more pay at risk to motivate the GrafTech team to excel in its performance.

The stock options and restricted stock units vest ratably on each of the first three anniversaries of the grant date. Performance share units are measured and earned on the basis of performance over a three-year period, cliff vest after the end of the performance period, and are payable in shares after completion of the performance period to the extent earned.

Upon his promotion to Chief Executive Officer, Mr. Hawthorne received a long-term equity incentive award, consisting of options to purchase 66,600 shares at $10.31 per share (fair market value on the date of grant), 50,700 shares of restricted stock units and 83,500 performance share units. The actual amount of performance share unit payouts is subject to the attainment of applicable performance targets.

Performance Share Unit Awards—2011—2013

In selecting performance measures for the performance share units, the Compensation Committee determined, in consultation with Mercer, that the awards should provide rewards for successful, profitable growth over a three-year time horizon and, under the circumstances, that the best way to measure GrafTech’s success was through relative performance versus our Performance Peer Group.

For awards made in December 2011, potential payouts, which would have vested on March 31, 2015, were based EBITDA growth (60%) and revenue growth (40%) as measured against the Performance Peer Group. Based on estimated performance, which is subject to certification by the Compensation Committee, we expect that no shares will be earned under the 2011 grant.

The performance measures for the performance share units granted in November 2012 are based on ROIC (60%) and EPS growth (40%) as measured against the Performance Peer Group.

The performance measures for the performance share units granted in November 2013 are based on EPS growth (40%) as measured against the Performance Peer Group and ROIC improvement (60%) over three one-year performance periods. The EPS performance measure is based on the compound annual growth rate (“CAGR”) in our EPS over the performance period, as measured against the Performance Peer Group. Threshold payouts based on EPS growth are earned at 30th percentile performance (35th percentile performance for the December 2011 grant), target at 50th percentile performance, and maximum at or above 75th percentile performance (when compared to the performance of the Performance Peer Group), and amounts are pro-rated between 50% and 200% payouts based on pro-rated performance. Further, with respect to the 2011 grants, if EBITDA growth does not achieve at least 35th percentile performance, no awards will be earned for the EBITDA growth component.

Performance Share Unit Awards—2014

The performance measures for the performance share units granted in November 2014 are based on Total Shareholder Return (50%) and Free Cash Flow (50%).

The TSR performance measure is an absolute metric based on share appreciation. For calculating the share price for measuring the level of attainment of performance targets, the closing share price on the New York Stock Exchange must exceed the target levels for 20 consecutive trading days at any time during the three-year performance period.

Threshold (50%), target (100%), and maximum (200%) payouts commence upon achievement of 80%, 100% and 150% percent of the cumulative three-year Free Cash Flow target, respectively. Payouts for achievement of Free Cash Flow performance between threshold and target, and between target and maximum are interpolated on a straight-line basis. Achievement of the minimum threshold stock price conditions (75%) will result in a payout of 50% of the TSR component of the awards at the end of the performance period; achievement of the targeted price conditions will result in a payout of 100% of the TSR component, achievement of 125% the targeted price conditions will result in a payout of 150% of the TSR component, and achievement of 150% the targeted price conditions will result in a payout of 200% of the TSR component. No shares are vested or delivered until March 31, 2018, subject to the provisions of the applicable award agreements.

In selecting the performance measures for these awards, the Compensation Committee reviewed the performance measures utilized in our performance share unit awards. Mercer assisted in identifying various performance metric alternatives. The Compensation Committee determined to include performance measures that it believes reflect the full impact of acquisitions and capital allocation decisions.

Subject to applicable terms of the award agreements, the 2014 awards also have a service vesting component, and do not vest until March 2018. Awards, are forfeited if the executive’s employment terminates before vesting occurs (except in the case of certain terminations and a change in control, in which case all or a portion of the award may continue to vest).

2014 Performance Share Units	Cumulative Three- Year- Cash Flow Performance Measure	Percentages in this Column Apply to 50% of the Target Award*	Total Shareholder Return Performance Measure	Percentages in this Column Apply to 50% of the Target Award*
Level of Performance Achieved During Performance Period	Cumulative Three- Year- Cash Flow for Performance Period	Resulting Performance Shares Earned	Total Shareholder Return for Performance Period	Resulting Performance Shares Earned

Threshold	80% of target	50%	75% of target	50%

Target	100% of target	100%	100% of target	100%

Between target and maximum	—	—	125% of target	150%

Maximum	150% of target	200%	150% of target	200%

*	Meaning 50% of the number of performance shares granted under the target award.

Retirement and Welfare Plans

Pension Plan

We previously froze our defined benefit plans, including the GrafTech International Holdings Inc. Retirement Plan, or our Retirement Plan, and no additional benefits are accruing under the plans, although benefits previously accrued under the Retirement Plan will still be payable from the Plan when due. See “Pension Benefits at Fiscal Year-End December 31, 2014” below for a description of the Retirement Plan and benefit formulas.

Retirement Savings Plan

We provide retirement savings opportunities through our defined contribution plans. We maintain the Savings Plan, which is intended to be qualified under Section 401(a) of the Code. The Savings Plan permits employees to contribute up to 50% of their compensation on a pre-tax or after-tax basis, up to IRS maximums.

We provide a match, in common stock, equal to 100% of the first 3% of compensation deferred and 50% of the next 2% of compensation deferred. We also make employer contributions to the Savings Plan equal to 1% of compensation (up to statutory limits). See “Other Compensation Arrangements” below for additional information regarding the Savings Plan.

Deferred Compensation Plan

We maintain a deferred compensation plan to provide savings in a tax-efficient manner for the benefit of eligible management employees who participate in our performance-based compensation programs and employees whose benefits under the Savings Plan are limited by the benefit restrictions of Section 415 of the Code. Participants are able to defer up to 85% of their ICP compensation, up to 50% of their base salary and up to 50% of their compensation in excess of the amounts that may be recognized under the Savings Plan (in 2014, such amount was $260,000). Deferrals on compensation in excess of the Code limit are referred to as participants’ Excess Deferrals. We make quarterly matching allocations in shares equal to 100% of the first 3% and 50% of the next 2% of the participant’s Excess Deferrals. In addition, participants are credited with nonqualified defined contribution retirement plan employer allocations equal to 1% of their compensation in excess of the amount that may be considered under the Savings Plan. Participants are immediately vested in the matching allocation. Generally, participants vest in the other GrafTech allocations when they have completed three years of service. See “Nonqualified Deferred Compensation at Fiscal Year-End December 31, 2014” below for additional information regarding the compensation deferral plan.

In October 2014, we suspended the non-qualified matching allocations and non-qualified retirement contributions for our named executive officers and certain other corporate officers.

Benefit Security

Retirement and other benefits are paid out of our general assets, except for payments out of the tax-qualified trusts for the Retirement Plan and the Savings Plan and except for payments out of grantor trusts (called “rabbi trusts”) or funded by the purchase of annuities.

Health, Welfare and Other Personal Benefits

In addition to the principal compensation components described above, our named executive officers are entitled to participate in all health, welfare, fringe benefit, relocation assistance and other arrangements generally available to other salaried employees. Generally, benefits are made available to our named executive officers on the same basis as benefits are made available to eligible employees under the terms of applicable plans.

The Compensation Committee also may, as considered reasonable and appropriate on a case by case basis, provide our officers, including our named executive officers, with limited additional perquisites and other personal benefits. In 2014, we did not provide perquisites to our named executive officers.

The Compensation Committee believes that these benefits are reasonable and consistent with the practices of public companies in the United States. The Compensation Committee also believes that these benefits assist us in attracting and retaining key executives.

Severance Programs

In September 2014, we adopted a Selective Severance Program that covers named executive officers and other executives whose employment is terminated (other than for cause or detrimental conduct) by Company action and who meet eligibility criteria outlined in the Program. The Program will continue until December 31, 2016.

Generally, for our named executive officers, the Selective Severance Program provides for severance (based on salary) for up to 24 months, depending on seniority and years of service. In addition, the Program provides for accelerated vesting of outstanding options and restricted stock units scheduled to vest within the 12-month period following termination of employment. The Program does not change the terms of outstanding performance share units or change in control agreements. The Program also provides for continued participation in the group medical and dental plans under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at active employee rates for up to 12 months, and the option to participate in the employee assistance program and receive outplacement services for up to 6 months, following termination. Benefits under the Selected Severance Program are coordinated so that there is no duplication of benefits under the change in control agreements described below. The Program requires the employee to sign a release and agree to certain restrictive covenants as a condition to receipt of benefits under the Program.

Change in Control Agreements

We do not have employment agreements with any of our executive officers. The Compensation Committee believes that the absence of employment agreements provides us with more flexibility in adjusting the compensation levels of our executive officers.

The Board recognizes, however, that the possibility of a change in control of GrafTech exists, as is the case with many publicly held corporations, and that the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of GrafTech and its stockholders. The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of our management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from a possible change in control. The Board has also determined that it is in the best interests of GrafTech and its stockholders to ensure continued availability of our named executive officers in the event of a potential change in control. Accordingly, the Board has approved change in control severance compensation agreements for certain members of senior management, including our named executive officers. Messrs. Hawthorne, Asmussen, and Batty entered into the agreements with us in 2000. Mr. Moran, in 2011, and, Mr. Blair, in connection with his 2014 appointment to President, Industrial Materials, entered into similar agreements with us, except that their agreements included cut-back adjustments (approved by our Board) to eliminate the possibility of reimbursement for certain excise tax liabilities (and income tax liabilities attributable to the excise tax reimbursement) if the total severance equals or exceeds three times the executive’s “base amount” (accordingly, their agreements do not provide for “gross-up” payments).

These agreements are based on a “double trigger” scenario in which there must be both a change in control and a termination of the named executive officer’s employment prior to the expiration of the change in control agreement in order for severance benefits to be payable.

In the case of our named executive officers, the agreements provide for the payment, in the event of a change in control and the termination of the employment of the executive under certain circumstances, of severance compensation equal to 2.0 times (2.99 for Mr. Asmussen) the sum of the officer’s base salary and ICP targeted bonus opportunity, extended insurance coverage and except as to Mr. Blair and Mr. Moran, reimbursement for certain excise tax liabilities (and income tax liabilities on this reimbursement). The officers are entitled to the compensation if his employment is terminated by us (other than for cause) or if he resigns for good reason within three years after a change in control.

In addition, under the terms of applicable equity agreements, all unvested equity awards become vested (at target in the case of performance share unit awards) upon the occurrence of a change in control. Further, we have the right to cancel substantially all outstanding options in the event of a change in control, in which event we are required to pay option holders an amount equal to the difference between the exercise price of the canceled options and the fair market value of the underlying shares. See “Potential Payments on Termination or Change in Control” below for a description of the agreements and aggregate amounts payable.

We review the change in control agreements periodically, but not necessarily as part of the annual compensation review. This is because we generally consider the change in control agreements as compensation elements separate and apart from the other elements of our compensation arrangements. More specifically, the payments or benefits available under the change in control agreements do not have any significant impact on annual compensation decisions relating to salary and incentive payments. Instead, our Compensation Committee considers that the change in control agreements are in place to cover a specific circumstance, that is, a change in control where the executives lose their jobs. We also believe that change in control agreements may be a desirable component for attracting executive management. Accordingly, payments and benefits available under the change in control agreements are not viewed by the Compensation Committee as amounts that should impact the compensation amounts awarded on a year-to-year basis to the named executive officers for their ongoing management of the Company.

Section 162(m) of the Code

Section 162(m) of the Code generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

We consider the impact of this rule when developing and implementing our executive compensation program. We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m); however, consistent with our pay for performance philosophy, our stock options and performance share unit awards are intended to qualify as deductible as are bonuses that are based on measurable, quantifiable criteria. Under Section 162(m), stockholder re-approval of the performance measures is required every five years. We received such re-approval in 2014 for the ICP and are requesting re-approval in 2015 for the 2005 Equity Incentive Plan, which is the plan under which long-term equity incentives are granted.

Amounts paid under certain compensation programs, including salaries and grants of time-vested restricted stock and restricted stock units, may not qualify as performance-based compensation that is exempt from the limitation on deductibility. Our awards under the ICP, performance share unit awards, and stock option awards with exercise prices no less than the fair market value of a share on the date of grant are intended to qualify as deductible under Section 162(m). No other component of compensation for a “covered employee” (within the meaning of Code section 162(m)) is expected to qualify as performance-based compensation under Section 162(m), and compensation may not be deductible to GrafTech to the extent that the applicable executive recognizes more than $1 million in compensation that is not performance-based in any taxable year.

Stock Ownership Guidelines

Our Board has adopted guidelines for ownership of shares of our common stock by directors and members of senior management to promote alignment with stockholders’ interests. The guidelines provide that directors and members of senior management have five years from the date of their election to accumulate the specified amount of shares. We also have a policy discouraging officers and directors from pledging our shares as collateral for loans. Compliance with the guidelines is voluntary in that there is no formal enforcement mechanism, but all persons subject to the guidelines are expected to comply. All of our directors and named executive officers in their current position within the past five years are in compliance with our stock ownership guidelines.

Members of Senior Management

Under these guidelines, certain members of senior management are expected, within five years after appointment as a member of senior management, to own a number of shares equal to two times annual base salary or, in the case of the Chief Executive Officer, four times annual base salary. Unvested restricted stock (time-vesting) is included in the calculation of shares owned. Unvested performance share units and restricted stock units (performance-based) and unexercised stock options are not included in the calculation. In addition, until these guidelines are achieved, executive officers are expected to hold 50% of the stock previously subject to vested performance share unit or restricted stock unit awards and 50% of the stock previously subject to exercised stock options. Executive officers and other employees are encouraged to hold at least 50% of the stock previously subject to vested performance shares or restricted stock awards for at least one year after vesting. Calculation of the 50% is made after sale of any stock in the minimum amount sufficient to pay withholding taxes and exercise prices.

Hedging and Pledging Policy

Directors and executive officers are prohibited from buying or selling options (including puts, calls and straddles) on our securities, engaging in any short sale of our securities or buying or selling our securities on margin and sales against the box. Further, no hedging is permitted while a trading plan under SEC rule 10b5-1 is in effect. Although we do not explicitly prohibit the pledging of GrafTech securities by executive officers to secure loans, under our policies, directors and executive officers are advised to avoid pledging in order to prevent inadvertent violations of insider trading restrictions resulting from delayed execution or foreclosure (including sell out in response to a margin call).

Recoupment Provisions and Policy

Our incentive plans contain forfeiture and recoupment provisions that take effect in the event of certain misconduct by the recipient. Since 2010, award agreements for long-term equity incentive awards contain recoupment or “clawback” provisions as contemplated under the Dodd-Frank Act. We will review our recoupment policy and plan to take into account provisions included in final SEC rules under the Dodd-Frank Act once they are issued.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the management of GrafTech in accordance with the SEC’s disclosure requirements for executive compensation and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated in the Annual Report.

ORGANIZATION, COMPENSATION

AND PENSION COMMITTEE

Thomas A. Danjczek, Chairman

Randy W. Carson

Nathan Milikowsky

Summary Compensation Table

The following table sets forth certain information concerning compensation received by our chief executive officer, our former chief executive officer, our chief financial officer, the three other executive officers who were the most highly compensated for the year ended December 31, 2014, and former executive officer that would have been among the three other most highly compensated executive officers if he remained an officer at the fiscal year end, all of whom we refer to as our named executive officers.

Name	Year	Salary ($) (5)	Stock Awards (6)	Option Awards ($) (6)	Non-Equity Incentive Plan Compensation ($) (5) (7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (8)	All Other Compensation ($) (9)	Total ($)
Joel L. Hawthorne (1)	2014	680,512	2,926,962	791,434	—	8,638	28,794	4,436,340
	2013	300,000	379,168	99,876	22,230	(5,777)	17,102	812,599
	2012	300,000	326,193	83,667	103,350	6,839	12,000	832,049

Craig S. Shular	2014	234,744	—	—	—	36,426	13,750	284,920
	2013	800,000	2,184,840	578,550	—	(9,560)	60,800	3,614,630
	2012	800,000	1,978,080	521,040	416,000	24,046	40,000	3,779,166

Erick R. Asmussen (2)	2014	375,000	381,600	95,400	—	14,695	10,873	877,568
	2013	290,080	472,804	124,845	—	(7,810)	15,117	895,036

Darrell A. Blair (3)	2014	414,332	366,336	91,584	—	—	50,882	923,134

Petrus J. Barnard	2014	352,367	—	—	—	141,016	75,773	569,156
	2013	384,400	484,364	127,281	—	(132,374)	15,294	878,965
	2012	384,400	365,184	96,192	125,000	55,724	13,844	1,040,344

Lionel D. Batty (4)	2014	299,026	305,280	76,320	—	—	10,450	691,076

John D. Moran	2014	320,000	271,360	67,840	—	—	14,446	673,646
	2013	320,000	336,396	88,305	—	—	18,345	763,046
	2012	320,000	304,320	80,160	91,520	—	15,360	811,360

(1)	The compensation figures for Mr. Hawthorne include the value of equity grants in the form of stock options, restricted stock units and performance share units that were granted upon his appointment as President & CEO. This award is in addition to the annual Equity Incentive Plan grant in November 2014.

(2)	Because Mr. Asmussen has been included as a named executive officer for the first time in 2013, the SEC does not require disclosure of his compensation prior to 2013.

(3)	In November 2014, Darrell Blair was promoted from Vice President—Global Sales, for the graphite electrode business, to President, Industrial Materials. The 2014 compensation figures for Mr. Blair relate to his compensation in all capacities with us during 2014, including cash and equity awards. Mr. Blair’s salary and benefits were provided by our Swiss subsidiary. His base salary for 2014 reflects international variations in compensation arrangements and benefits, in addition to cost-of-living differences and currency fluctuations. In November 2014, the Compensation Committee approved changes in Mr. Blair’s compensation arrangement effective upon his relocation to the United States in 2015. Because Mr. Blair has been included as a named executive officer for the first time in 2014, the SEC does not require disclosure of his compensation prior to 2014.

(4)	The 2014 compensation figures for Mr. Batty relate to his compensation in all capacities with us during 2014, including cash and equity awards. Because Mr. Batty has been included as a named executive officer for the first time in 2014, the SEC does not require disclosure of his compensation prior to 2014.

(5)	Includes compensation earned but deferred under compensation deferral or other applicable plans or statutory provisions. See “Non-Qualified Deferred Compensation at Fiscal Year-End 2013” for the amounts deferred.

(6)	The amounts shown in these columns represent the aggregate grant date fair value (computed in accordance with FASB ASC Topic 718) of stock options, restricted stock units and performance share units granted. These columns include awards granted pursuant to the Equity Incentive Plan to our named executive officers on November 19, 2014 and to Mr. Hawthorne on January 29, 2014. The options granted to our named executive officers on November 19, 2014 had a fair market value of $2.12 per share, and the options granted to Mr. Hawthorne on January 29, 2014 had a fair market value of $6.09, both based on a Black-Scholes option-pricing model for options. See Note 13 of our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014 for an explanation of the assumptions made in the valuation of these awards. The fair value of the restricted stock unit awards and performance share unit awards was computed based on the $4.24 per share closing market price of GrafTech’s common stock on the NYSE on November 19, 2014, and the $10.31 per share closing market price of GrafTech’s common stock on the NYSE on January 29, 2014 for the grant made to Mr. Hawthorne on that date, and for the performance based awards was determined based on the probable outcome, or attainment, of the performance conditions. The value of the performance share unit awards at the grant date, assuming that the highest level of performance conditions will be achieved, is $477,000; $381,600; $457,920; and $339,200, respectively, as to grants made to Messrs. Asmussen, Batty, Blair and Moran in November 2014, and $3,650,970 as to grants made to Mr. Hawthorne in January 2014 and November 2014.

(7)	This column shows the annual incentive award earned by our named executive officers under the short-term incentives through the annual ICP for the applicable performance period. No awards under the ICP were earned for 2014 because the performance thresholds were not met. For additional information about the 2014 annual incentive opportunities under the ICP please refer to “Compensation Discussion and Analysis” and “Grants of Plan Based Awards in Fiscal Year Ended December 31, 2014.”

(8)	This column shows the change in the actuarial present value of the accumulated benefits under the GrafTech International Holdings Inc. Retirement Plan, which was frozen in 2003. The change in the actuarial present value of the accumulated benefits was measured from December 31, 2013 to December 31, 2014 (the measurement date used for reporting purposes in our Annual Report on Form 10-K for the year ended December 31, 2014). No portion of the earnings credited under our nonqualified deferred compensation plan during 2014 was “above market” or “preferential.” Consequently, our named executive officers did not accrue any above-market earnings under the deferred compensation plan during 2014, and we have not reported any earnings credited under that plan in this column. See “Nonqualified Deferred Compensation at Fiscal Year-End December 31, 2014” below for a discussion of how earnings are calculated under our deferred compensation plan.

(9)	The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table for 2014. Amounts in the “Other Column” include the value of group life insurance coverage for the named executive officers and, for Mr. Barnard, accrued vacation paid upon his retirement and severance payments, and for Mr. Blair, defined benefit retirement plan contributions and tax preparation costs associated with his employment at our Swiss subsidiary.

Name	Employer Matching Contribution to Savings Plan ($)	Additional Employer Contribution to Savings Plan ($)	Employer Matching Contribution on Excess Deferrals ($)	Additional Employer Contribution to Compensation Deferral Plan ($)	Other ($)	Total ($)
Joel L. Hawthorne	9,443	2,600	11,876	2,969	1,906	28,794
Craig S. Shular	9,390	2,347	—	—	2,013	13,750
Erick R. Asmussen	5,844	2,600	1,475	369	585	10,873
Darrell A. Blair	—	—	—	—	50,882	50,882
Petrus J. Barnard	10,251	2,600	—	443	62,476	75,773
Lionel D. Batty	6,150	1,944	—	828	1,528	10,450
John D. Moran	10,200	2,600	—	51	1,395	14,446

Grants of Plan Based Awards in Fiscal Year Ended December 31, 2014

The following table provides information about equity and non-equity awards granted to our named executive officers in 2014.

Name	Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(3)	Maximum (#)
Joel L. Hawthorne	ICP	(2)	350,000	700,000	1,680,000
	Options	01/29/2014							66,600	10.31	405,594
	RSU	01/29/2014					50,700				522,717
	PSU	01/29/2014				41,750	83,500	167,000			860,885
	Options	11/19/2014							182,000	4.24	385,840
	RSU	11/19/2014					136,500				578,760
	PSU	11/19/2014				113,750	227,500	455,000			964,600

Erick R. Asmussen	ICP	(2)	121,875	243,750	585,000
	Options	11/19/2014							45,000	4.24	95,400
	RSU	11/19/2014					33,750				143,100
	PSU	11/19/2014				28,125	56,250	112,500			238,500

Darrell A. Blair	ICP	(2)	103,500	207,000	496,800
	Options	11/19/2014							45,000	4.24	91,584
	RSU	11/19/2014					32,400				137,376
	PSU	11/19/2014				27,000	54,000	108,000			228,960

Lionel D. Batty	ICP	(2)	97,500	195,000	468,000
	Options	11/19/2014							36,000	4.24	76,320
	RSU	11/19/2014					27,000				114,480
	PSU	11/19/2014				22,500	45,000	90,000			190,800

John D. Moran	ICP	(2)	88,000	176,000	422,400
	Options	11/19/2014							32,000	4.24	67,840
	RSU	11/19/2014					24,000				101,760
	PSU	11/19/2014				20,000	40,000	80,000			169,600

(1)	For a better understanding of this Table, we have included a column identifying the type of each plan based award. ICP amounts represent cash incentive bonus opportunities under the ICP for 2014. Option (Stock Options), RSU (Restricted Share Units), and PSU (Performance Share Units) amounts represent grants made in January and November 2014 pursuant to the Equity Incentive Plan.

(2)

Amounts represent cash incentive bonus opportunities under the ICP for 2014. Target awards for 2014 are expressed as a specified percentage of an individual’s salary. Threshold, target and maximum amounts represent the sum of the threshold, target and maximum amounts of each respective performance measure. For more information on ICP payments made in 2014, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The threshold, target and maximum amounts set forth above represent guidelines based on performance measures and/or criteria that the Compensation Committee takes into account in the design of the annual ICP opportunity. The targeted opportunity represents the targeted annual bonus based on benchmarking of the named executive’s compensation. Under the 2014 annual ICP for named executive officers, the threshold amount is 0% and the maximum bonus opportunity is equal to 240% of the executive’s targeted bonus opportunity. The Compensation Committee may make downward adjustments from 240% to 0% of the named executive’s targeted bonus opportunity, based on the individual’s performance and other factors that the Compensation Committee deems relevant in determining the amount payable. Such adjustments, if made, are based on an evaluation of each individual’s contribution to achieving corporate opportunities and meeting corporate challenges, as well as an evaluation of the quality of the individual’s performance in discharging the responsibilities of his position description. In addition, the Compensation Committee can make discretionary downward adjustments based on developments during the performance year and other factors. Please refer to “Compensation Discussion and Analysis—Short- Term Incentives through the Executive Incentive Compensation Plan” above for a general description of the criteria applied in determining the amounts payable under the annual ICP.

(3)	Represents the number of stock options, restricted stock units, and target award number of performance share units granted during 2014 pursuant to the Equity Incentive Plan.

Stock options and restricted stock units vest ratably over a three-year period with each tranche vesting on the anniversary of the grant date in each of the three years following the award. Exception to this provision is Mr. Hawthorne’s January 2014 stock option and restricted stock units award which vest on the anniversary dates of the prior year’s LTIP grant.

The number of performance share units earned and the vesting thereof is conditioned on the attainment of performance targets established by the Compensation Committee. The performance measures of the awards granted in 2014 are based on Free Cash Flow and Total Shareholder Return (TSR). The FCF performance measure is based on cumulative free cash flow over a three-year performance period. At the end of the performance period, our cumulative free cash flow will be compared to the target established by the Compensation Committee. As described in the Compensation Discussion and Analysis section above, if the minimum free cash flow threshold performance measure is attained, 50% of the free cash flow component of the target performance shares will become earned shares; if the targeted free cash flow performance measure is attained, 100% of the free cash flow component of the target performance shares will become earned shares; if the maximum free cash flow performance measure is attained, 200% of the free cash flow component of the target performance shares will become earned shares. The number of shares is calculated on a pro-rata basis based on actual free cash flow performance between 50% and 200%. No earned shares will be delivered to participants until March 31, 2018.

The TSR component of the grant is subject to vesting based on the GTI closing share price clearing specific hurdles for 20 consecutive trading days on the NYSE. If the closing share price exceeds 75% of the target share price for any 20 consecutive trading days period during the performance period, 50% of the TSR component of the target performance shares will become earned shares; if the closing price exceeds 100% of the target share price for any 20 consecutive trading days period during the performance period, 100% of the TSR component of the target performance shares will become earned shares; if the closing share price exceeds 125% of the target share price for any 20 consecutive trading days period during the performance period, 150% of the TSR component of the target performance shares will become earned shares; if the closing share price exceeds 150% of the target share price for any 20 consecutive trading days period during the performance period, 200% of the TSR component of the target performance shares will become earned shares. No earned shares will be delivered to participants until March 31, 2018 and no shares will be delivered if the closing share price is less than 75% of the target price on that date.

The performance share units will be measured and earned based on three years performance as described above, will cliff vest after the end of the three-year period, and, to the extent earned and vested, will be payable in shares of unrestricted common stock after the completion of the three-year performance period. The resulting number of shares, or earned shares will be set aside as unvested earned shares for the participant as of the applicable date of such determination; provided, that the individual is still employed on such date. Subject to the applicable terms of the award agreements (related to accelerated vesting), the earned shares do not vest until March 2018. GrafTech’s Board or the Compensation Committee has the right to accelerate the vesting of any or all unvested awards at any time.

(4)

The amounts in this column represent the grant date fair value of 2014 equity awards of restricted stock units, targeted performance share units, and stock options approved in 2014, determined in accordance with FASB ASC Topic 718. See Note 12 of our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014. As so calculated, the options granted to our named executive officers on November 19, 2014 had a fair market value of $2.12 per share, and the options granted to Mr. Hawthorne on January 29, 2014 had a fair market value of $6.09 per share. Subject to the attainment of performance measures and adjustments made as a result thereof, unvested performance share units which become earned shares (as described in footnote (3) above) are scheduled to vest in March 2018. The fair value of the restricted stock unit awards and performance share unit awards granted on November 19, 2019 was computed based on the $4.24 per share, closing market price of GrafTech’s common stock on the NYSE on that date ($10.31 per share for the grant made to Mr. Hawthorne on January 29, 2014), and for the performance based awards determined on the probable outcome, or attainment, of the performance conditions. For further description of the terms of these awards, see “Performance Share Unit Awards” in the Compensation Discussion and Analysis above.

Outstanding Equity Awards at Fiscal Year-End December 31, 2014

The following table shows the number of shares covered by stock options, unvested restricted stock units, and, at target, unvested performance share units as of December 31, 2014.

	Options						RSUs		PSUs
Name	Grant Date (1)		Number of Securities Underlying Unexercised Options (#) Exercisable (4)	Number of Securities Underlying Unexercised Options (#) Unexercisable (4)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested #	Market Value of Units That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (2)
Joel L. Hawthorne	12/10/2009		3,500	—	16.41	12/10/2019	—	—	—	—
	12/09/2010		4,000	—	19.89	12/09/2020	—	—	—	—
	12/13/2011	(5)	15,000	—	13.89	12/13/2021	—	—	10,000	50,600
	11/27/2012	(6)	11,133	5,567	9.51	11/27/2022	4,333	21,925	21,300	107,778
	03/01/2013		—	—	—	—	26,667	134,935	—	—
	11/21/2013	(7)	5,467	10,933	11.56	11/21/2023	8,200	41,492	20,500	103,730
	01/29/2014	(7)	22,200	44,400	10.31	01/29/2024	33,800	171,028	83,500	422,510
	11/19/2014	(8)	—	182,000	4.24	11/19/2024	136,500	690,690	227,500	1,151,150

Craig S. Shular	12/10/2009		56,000	—	16.41	05/14/2017	—	—	—	—
	12/09/2010		48,000	—	19.89	05/14/2017	—	—	—	—
	12/13/2011	(5)	104,000	—	13.89	05/14/2017	—	—	53,668	271,560
	11/27/2012	(6)	69,333	—	9.51	05/14/2017	—	—	57,785	292,392
	11/21/2013	(7)	31,667	—	11.56	05/14/2017	—	—	13,111	66,342

Erick R. Asmussen	12/10/2009		4,300	—	16.41	12/10/2019	—	—	—	—
	12/09/2010		3,800	—	19.89	12/09/2020	—	—	—	—
	12/13/2011	(5)	11,000	—	13.89	12/13/2021	—	—	10,000	50,600
	11/27/2012	(6)	6,667	3,333	9.51	11/27/2022	3,333	16,865	15,000	75,900
	11/21/2013	(7)	6,833	13,667	11.56	11/21/2023	10,200	51,612	25,600	129,536
	11/19/2014	(8)	—	45,000	4.24	11/19/2024	33,750	170,775	56,250	284,625

Darrell A. Blair	12/10/2009		2,200	—	16.41	12/10/2019	—	—	—	—
	12/09/2010		2,000	—	19.89	12/09/2020	—	—	—	—
	12/13/2011	(5)	4,800	—	13.89	12/13/2021	—	—	3,200	16,192
	11/27/2012	(6)	6,667	3,333	9.51	11/27/2022	3,333	16,865	15,000	75,900
	11/21/2013	(7)	1,433	2,867	11.56	11/21/2023	2,133	10,793	5,400	27,324
	11/19/2014	(8)	—	43,200	4.24	11/19/2024	32,400	163,944	54,000	273,240

Petrus J. Barnard	04/01/2005		35,000	—	5.46	04/01/2015	—	—	—	—
	12/10/2009		18,000	—	16.41	11/30/2017	—	—	—	—
	12/09/2010		16,000	—	19.89	11/30/2017	—	—	—	—
	12/13/2011	(5)	19,200	—	13.89	11/30/2017	—	—	12,445	62,972
	11/27/2012	(6)	19,200	—	9.51	11/30/2017	—	—	15,334	77,590
	11/21/2013	(7)	13,933	—	11.56	11/30/2017	—	—	8,006	40,510

Lionel D. Batty	12/10/2009		3,300	—	16.41	12/10/2019	—	—	—	—
	12/09/2010		2,600	—	19.89	12/09/2020	—	—	—	—
	12/13/2011	(5)	4,800	—	13.89	12/13/2021	—	—	3,200	16,192
	01/06/2012	(5)	9,200	—	15.24	12/13/2021	—	—	6,100	30,866
	11/27/2012	(6)	9,000	4,500	9.51	11/27/2022	3,400	17,204	16,900	85,514
	11/21/2013	(7)	4,100	8,200	11.56	11/21/2023	6,133	31,033	15,300	77,418
	11/19/2014	(8)	—	36,000	4.24	11/19/2024	27,000	136,620	45,000	227,700

John D. Moran	12/10/2009		7,700	—	16.41	12/10/2019	—	—	—	—
	12/09/2010		6,800	—	19.89	12/09/2020	—	—	—	—
	12/13/2011	(5)	16,000	—	13.89	12/13/2021	—	—	10,700	54,142
	11/27/2012	(6)	10,667	5,333	9.51	11/27/2022	4,000	20,240	20,000	101,200
	11/21/2013	(7)	4,833	9,667	11.56	11/21/2023	7,267	36,771	18,200	92,092
	11/19/2014	(8)	—	32,000	4.24	11/19/2024	24,000	121,440	40,000	202,400

(1)	For a better understanding of this table, we have included an additional column showing the grant dates of stock options, restricted stock units and performance share units awards. The stock options and restricted stock units generally vest ratably on each of the first three anniversaries of grant.

(2)	The market value of restricted share units or performance share units of stock that have not vested was computed based on $5.06 per share, the closing price of our common stock on the NYSE on December 31, 2014.

(3)	The shares in this column reflect the target award number of performance share units granted in December 2011 and November 2012, 2013 and 2014 pursuant to the Equity Incentive Plan. Target awards vest and the performance share unit portion earned is subject to upward or downward adjustment based on performance but not in excess of maximum, as described in “Compensation Discussion and Analysis” above.

(4)	On the grant dates set forth in the table, our named executive officers were granted options to purchase the number of shares of our common stock set forth above with an exercise price at fair market value as of the date of grant. All such options have a 10 year term and generally become exercisable as to one-third of the respective option on each of the first three anniversaries of the date of grant.

(5)	Potential payouts under performance share units granted in 2011, and which would have vested on March 31, 2015, were measured on the basis of performance over a three-year period ending December 31, 2014. Based on actual performance, the Compensation Committee determined on February 27, 2015 that no shares were earned under the 2011 grant.

(6)	Performance share units granted in 2012 are measured and earned on the basis of performance over a three-year period ending December 31, 2015. Except as otherwise provided in the applicable award agreement, earned shares cliff vest on March 31, 2016, and are payable in shares of common stock after completion of the performance period to the extent earned.

(7)	Performance share units granted in 2013, and to Mr. Hawthorne on January 29, 2014, are measured and earned on the basis of performance over a three-year period ending December 31, 2016. Except as otherwise provided in the applicable award agreement, earned shares cliff vest on March 31, 2017, and are payable in shares of common stock after completion of the performance period to the extent earned.

(8)	Performance share units granted in 2014 are measured and earned on the basis of performance over a three-year period ending December 31, 2017. Except as otherwise provided in the applicable award agreement, earned shares cliff vest on March 31, 2018, and are payable in shares of common stock after completion of the performance period to the extent earned.

Option Exercises and Stock Vested at Fiscal Year-End December 31, 2014

The following table shows the number of options exercised and the number of restricted stock units that vested in the fiscal year ending December 31, 2014 and the value realized on the date of exercise and vesting, respectively.

	Option Awards		Stock Unit Awards (3)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)
Joel L. Hawthorne			41,167	248,503
Craig S. Shular (1)	300,000	331,710	74,036	779,030
Erick R. Asmussen			10,767	46,010
Darrell A. Blair			5,201	22,598
Petrus J. Barnard (2)	15,000	113,107	23,267	96,657
Lionel D. Batty			8,800	37,601
John D. Moran			12,014	62,593

(1)	The underlying options were granted in 2007, had an exercise price of $9.05 and a fair market value on the date of exercise equal to $10.16.

(2)	The underlying options were granted in 2005, had an exercise price of $5.46 and a fair market value on the date of exercise equal to $13.00.

(3)	The shares vested and value realized included one-third of the restricted stock unit awards granted in each of 2011, 2012 and 2013. The value realized is based on the per share closing price of GrafTech stock on the NYSE as of the applicable date of vesting.

Pension Benefits at Fiscal Year-End December 31, 2014

The following table shows the number of years of service credited to the named executive officers under the GrafTech International Holdings Inc. Retirement Plan, which has been frozen, including the number of such years credited for service with Union Carbide and its affiliates, as well as the present value of the executives’ benefits and payments made to the executives in the last fiscal year. The terms of the Retirement Plan are described below the table.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($) (1)		Payments During Last Fiscal Year ($)
Joel L. Hawthorne	GrafTech International Holdings Inc.	2	(2)	38,496	(3)	—
Craig S. Shular	GrafTech International Holdings Inc.	8	(4)	232,730	(5)	—
Erick R. Asmussen	GrafTech International Holdings Inc.	2	(6)	50,774	(7)	—
Darrell A. Blair	GrafTech International Holdings Inc.	22	(8)	526,147	(9)	—
Petrus J. Barnard	GrafTech International Holdings Inc.	31	(10)	1,278,476	(11)	—
Lionel D. Batty	GrafTech International Holdings Inc.	20	(12)	665,368	(13)	—
John D. Moran	n/a	—		—		—

(1)	The present values have been computed using an interest rate of 3.88% and using the RP2014 tables with Scale MP-2014 mortality improvement (fully generational projection) as of December 31, 2014, which is the same pension plan measurement dated used for our financial reporting purposes.

(2)	Includes for Mr. Hawthorne 2 years of service with GrafTech through December 31, 2001 (the date that non-grandfathered participants ceased accruing benefits and had their benefit accruals frozen under the Retirement Plan).

(3)	Mr. Hawthorne’s benefit has been valued assuming termination of employment as of December 31, 2014 and retirement at age 62, the earliest time at which Mr. Hawthorne may retire without any benefit reduction due to age.

(4)	Includes for Mr. Shular 4 years of prior service with Union Carbide or its affiliates and 4 years of service with GrafTech through March 31, 2003 (the date that grandfathered participants ceased accruing benefits and had their benefit accruals frozen under the Retirement Plan).

(5)	Mr. Shular’s benefit has been valued based on his termination of employment as of May 15, 2014 and retirement commencement as of December 1, 2014, payable as an annuity.

(6)	Includes for Mr. Asmussen 2 years of service with GrafTech through December 31, 2001 (the date that non-grandfathered participants ceased accruing benefits and had their benefit accruals frozen under the Retirement Plan).

(7)	Mr. Asmussen’s benefit has been valued assuming termination of employment as of December 31, 2014 and retirement at age 65, the earliest time at which Mr. Asmussen may retire without any benefit reduction due to age.

(8)	Includes for Mr. Blair 22 years of service with GrafTech through March 31, 2003 (the date that grandfathered participants ceased accruing benefits and had their benefit accruals frozen under the Retirement Plan).

(9)	Mr. Blair’s benefit has been valued assuming termination of employment as of December 31, 2014 and retirement as of January 1, 2015, the earliest time at which Mr. Blair may retire without any benefit reduction due to age.

(10)	For purposes of computing the accumulated benefit used to determine the present value above, Mr. Barnard was credited with three additional years of service and age in connection with a voluntary and selective severance program in which Mr. Barnard participated in 2003.

(11)	For Mr. Barnard, who was not an employee from April 2003 through March 2005, the benefit has been valued based on a suspended retirement benefit payable as an annuity. Mr. Barnard subsequently terminated employment on November 30, 2014 and commenced his annuity benefit on December 1, 2014.

(12)	Includes for Mr. Batty 20 years of service with GrafTech through March 31, 2003 (the date that grandfathered participants ceased accruing benefits and had their benefit accruals frozen under the Retirement Plan).

(13)	Mr. Batty’s benefit has been valued assuming termination of employment as of December 31, 2014 and retirement as of January 1, 2015, the earliest time at which Mr. Batty may retire without any benefit reduction due to age.

For further information concerning our pension plan, including assumptions and estimates used in projecting pension costs and projected benefit obligations, see Note 12 of our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December  31, 2014, as filed with the SEC and “Compensation Discussion and Analysis” above.

Nonqualified Deferred Compensation at Fiscal Year-End December 31, 2014

The following table shows the executive’s contributions, our contributions, earnings, and year-end account balances for our named executive officers in GrafTech’s Compensation Deferral Plan, which is an unfunded, unsecured deferred compensation plan. The terms of the Compensation Deferral Plan are described below the table.

Name	Executive’s Contributions $ (1)	Company Contributions $ (2)	Earnings $ (3)	Balance 12/31/2014 $ (4)(5)
Joel L. Hawthorne	14,845	14,845	(53,882)	57,842
Craig S. Shular	—	—	(315,721)	5,310,997
Erick R. Asmussen	1,844	1,844	(23,308)	74,953
Darrell A. Blair	—	—	2,764	23,223
Petrus J. Barnard	—	443	5,807	382,778
Lionel D. Batty	104,659	828	(28,297)	496,615
John D. Moran	6,400	51	(106,925)	577,214

(1)	The amounts listed in this column include amounts that are also reported as “Salary” in the Summary Compensation Table above.

(2)	The amounts listed in this column are also reported in the “All Other Compensation” column of the Summary Compensation Table above and consist of “Employer Matching Contribution on Excess Deferrals” and “Additional Employer Contribution to Compensation Deferral Plan” reported in the “All Other Compensation” table under those columns. The amounts in this column include GrafTech contributions recognized in 2014 with respect to 2013 salary. Contributions attributable to 2013 salary that were recognized in 2014 were: for Mr. Hawthorne $750; for Mr. Shular, $2,000; Mr. Asmussen $938; for Mr. Barnard, $961; for Mr. Batty, $670 and for Mr. Moran $580.

(3)	The amounts listed in this column are not included in the Summary Compensation Table above because none of the earnings were “above market” or “preferential.” Earnings are based on the performance of investments available under the Compensation Deferral Plan, which are “notional” investments, including any interest and dividends paid on the investments.

(4)	Effective in 2001 and 2003, our three nonqualified defined benefit retirement plans, which were designed to provide benefits that could not be paid under the qualified Retirement Plan because of IRS limits, were frozen. With certain exceptions, amounts equal to the lump sum actuarial values of the benefits accrued by the participants in those nonqualified plans were added to the respective participants’ accounts in our Compensation Deferral Plan. We refer to these allocations as the Frozen Lump Sums. As to Mr. Shular, $2,993,141 was previously transferred to his deferred compensation account which represented the lump sum actuarial value of his accrued benefit based on 26 years of service, which included credit for 22.5 years of prior service with Union Carbide, offset by the amount of benefits receivable under the Union Carbide Retirement Program (See “Pension Benefits at Fiscal Year-End December 31, 2014” above).

(5)	The amounts listed in this column include amounts previously reported in prior years’ summary compensation tables for the following executives: for Mr. Hawthorne, $55,273, for Mr. Shular, $1,072,730, for Mr. Barnard, $251,170, for Mr. Asmussen, $12,395 and for Mr. Moran, $418,128.

The named executive officers all participate in our non-qualified Compensation Deferral Plan. Under the Compensation Deferral Plan, participants are able to defer up to 85% of their ICP compensation, up to 50% of their base salary, and up to 50% of their compensation in excess of the amounts that may be recognized under the Savings Plan (in 2014, such amount was $260,000) (i.e., their Excess Deferrals). In addition, up until October of 2014, each calendar quarter, we recorded a matching contribution in shares of our common stock equal to 100% of the first 3% and 50% of the next 2% of participants’ Excess Deferrals. Participants were also credited with additional GrafTech allocations equal to 1% of their compensation in excess of the amount that may be considered under the Savings Plan to executives’ bookkeeping accounts. Participants are immediately vested in the matching allocation, but are not vested in the other GrafTech allocation until they have completed three years of service. In October 2014, we suspended the non-qualified matching allocations and non-qualified retirement contributions for our named executive officers.

Deferrals and contributions to our Compensation Deferral Plan are credited with a rate of return based on the performance of various funds selected by the participants from indices which are designated by the Plan Administrator. These funds include a fund that tracks the value of our common stock. An employee may prospectively change the funds for crediting rates of return at any time. The account balances of participants are credited with both their deferrals and our additions, as well as the rate of return on the funds selected by the participants for those amounts. Frozen Lump Sums and their earnings are held in notional investment accounts selected by the employee.

Distributions of account balances from the Compensation Deferral Plan are generally made in January following retirement or other termination of employment or, if elected by the participant, upon a future date specified by the participant, except that Frozen Lump Sums and GrafTech allocations may not be distributed prior to age 50. Participants may also elect to have their account balances distributed upon a change in control of GrafTech. For purposes of the Compensation Deferral Plan, a change in control is generally defined in accordance with requirements of the American Jobs Creation Act of 2004 for amounts deferred as noted after December 31, 2004. For amounts accrued and vested as of December 31, 2004, the definition of a change in control is described under “Potential Payments on Termination or Change in Control.” The Compensation Deferral Plan is intended to comply with Section 409A of the Code governing deferred compensation arrangements except that amounts that were contributed to the Compensation Deferral Plan and fully vested by December 31, 2004, including all of the Frozen Lump Sums, are not subject to the restrictions of Section 409A. Amounts under the Compensation Deferral Plan are generally payable in a lump sum, although participants may elect to have their accounts payable in annual installments instead.

Benefit Security

Retirement and other benefits are paid out of our general assets, except for payments out of the tax-qualified trusts for the UCAR Carbon Retirement Plan and the Savings Plan and except for payments out of grantor trusts or funded by the purchase of annuities.

Potential Payments on Termination or Change in Control

Double-trigger Change in Control Agreements

Each named executive officer entered into a double-trigger Severance Compensation Agreement with us that applies only when there is (i) a change in control of the Company and (ii) the executive’s employment is terminated in connection with or following such change in control. Both a change in control of the Company and corresponding executive termination must occur to trigger payment of the benefits under the Severance Compensation Agreement.

As discussed in “Compensation Discussion and Analysis” above, Messrs. Hawthorne, Asmussen and Batty entered into change in control agreements with us several years ago, before our Board eliminated the potential for “gross-up” payments to be made to executive officers. Their change in control agreements include a modified cut-back adjustment whereby the severance payment will be reduced to an amount less than the limitations under Section 280G of the Code if total amounts payable (that are subject to the limitations under Section 280G) exceed those limitations by an amount not in excess of $50,000. The agreement signed by Mr. Moran in 2011, and, Mr. Blair, in connection with his 2014 appointment to President, Industrial Materials, includes a cut-back adjustment that was approved by our Board in 2011 for inclusion prospectively in change in control agreements and eliminates reimbursement for certain excise tax liabilities (and income tax liabilities attributable to excise tax reimbursement) if the total severance equals or exceeds three times the executive’s base amount.

Under the agreements, if a named executive officer’s employment is terminated due to a Termination for Cause or by the named executive officer other than with Good Reason for Resignation (as such terms are defined in the Severance Compensation Agreements), the executive will be paid his full base salary and accrued vacation pay through the date of termination, plus any benefits or awards which have been earned or become payable but which have not yet been paid and all unvested shares of restricted stock will be forfeited.

If the named executive officer’s employment is terminated due to Disability or Retirement (as such terms are defined in the Severance Compensation Agreements) or death, the executive’s benefits will be determined in accordance with GrafTech’s retirement, disability and insurance programs then in effect. In addition, unvested shares of restricted stock will be forfeited upon Retirement or death.

Under the terms of applicable agreements, all unvested equity awards will become vested upon the occurrence of a change in control. Further, GrafTech has the right to cancel substantially all outstanding options in the event of a change in control, in which case GrafTech is required to pay optionees an amount equal to the difference between the exercise price of the canceled options and the fair market value of the underlying shares.

Payments on Terminations following a Change in Control

Under each of the agreements, upon termination or while disabled following a change in control (as defined below), the named executive officer is entitled to certain benefits. If the named executive officer’s employment is terminated subsequent to a change in control (a) by GrafTech other than for Retirement, Death, Disability or Termination for Cause or (b) by the executive for Good Reason for Resignation then the executive is entitled to the benefits described below:

•	accrued salary and vacation pay through the date of termination;

•	accrued ICP compensation at target for the prior year if not previously paid plus a prorated portion of the targeted ICP compensation for the year of termination;

•	a severance payment equal to 2.0 (2.99 for Mr. Asmussen) multiplied by the sum of the following amounts:

—	the greater of the named executive officer’s annual base salary immediately prior to the Date of Termination or immediately prior to the change in control; plus

—	the greater of the amount of the named executive officer’s target ICP (or comparable compensation payment) for the year in which the Date of Termination occurs or for the year in which the change in control occurs;

•	extended health, life and disability insurance coverage;

•

with respect to our named executive officers, other than Mr. Blair and Mr. Moran, reimbursement for certain excise tax liabilities (and income tax liabilities attributable to the excise tax reimbursement) if the total severance equals or exceeds three times the executive’s “base amount” (as determined pursuant to section 280G of the Code) by more than $50,000; and

•	accelerated vesting of unvested options and shares of restricted stock.

During any period prior to the date of termination that the named executive officer is disabled, the executive will continue to receive his or her base salary at the rate in effect at the commencement of the disability period, together with all other compensation and benefits that are payable or provided under GrafTech’s benefit plans, including its disability plans. After the date of termination for disability, the executive’s benefits shall be determined in accordance with any retirement plan, insurance and other applicable programs of GrafTech. The compensation and benefits, other than salary, payable or provided under the agreement by reason of a disability will be the greater of (x) the amounts computed under any retirement plan, disability benefit plan, insurance and other applicable program in effect immediately prior to a change in control and (y) the amounts computed under any retirement plan, disability benefit plan, insurance and other applicable program in effect at the time the compensation and benefits are paid.

For purposes of the agreements with our named executive officers, a “change in control” generally occurs on:

•

the date on which any person or group becomes the beneficial owner of 15% or more of the then issued and outstanding common stock or voting securities of GrafTech (not including securities held by GrafTech employee benefit plans or related trusts);

•

the date on which any person or group acquires the right to vote on any matter, by proxy or otherwise, with respect to 15% or more of the then issued and outstanding common stock or voting securities of GrafTech (not including securities held by GrafTech employee benefit plans or related trusts);

•

the date, at the end of any two-year period, on which individuals, who at the beginning of such period were directors of GrafTech, or individuals nominated or elected by a vote of two-thirds of such directors or directors previously so elected or nominated, cease to constitute a majority of GrafTech’s Board;

•	the date on which stockholders of GrafTech approve a complete liquidation or dissolution of GrafTech; or

•	the date on which GrafTech consummates certain reorganizations, mergers, asset sales or similar transactions.

Amounts deferred under the Compensation Deferral Plan become immediately payable upon a change in control if the participant elected to receive payment of deferred amounts upon a change in control. All other payments under the Compensation Deferral Plan will be distributed in accordance with the elections of the executive, which may include payments of all or some of the deferred amounts upon termination of employment.

Change in control for purposes of amounts deferred or vested under the Compensation Deferral Plan after December 31, 2004 must, in addition to meeting the definition outlined above, also constitute a change in ownership or effective control within the meaning of Section 409A of the Code.

“Good Reason for Resignation” includes certain changes in the named executive officer’s status or position, reductions in the level of reporting responsibility, diminution of duties or responsibilities, reductions in compensation or benefits, relocation, failure of a successor to assume the severance agreement, and failure to pay certain earned compensation.

Assuming a change in control occurred as of December 31, 2014 and the employment of each of our named executive officers had either terminated due to the named executive officer’s having “Good Reason for Resignation” or had been terminated by GrafTech or its successor on December 31, 2014, other than for Retirement, Death, Disability or a Termination for Cause, they would have been entitled to the payments and benefits listed in the table below. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and are rounded to the nearest thousand and may not represent the actual amount an executive would receive if an eligible termination event were to occur.

Name	Severance Payment Based on Salary ($)	Severance Payment Based on Incentive Compensation ($)	Payment on Stock Option Cancellation ($) (1)	Restricted Stock Vesting ($) (1)	Performance Share Unit Vesting ($) (1)	Value of Health, Life and Disability Insurance Benefits ($) (2)	Estimated Tax Gross Up ($) (3)	Payout of Non-qualified Deferred Compensation (4)	Total ($)
Joel L. Hawthorne	1,400,000	1,400,000	149,000	1,060,000	1,836,000	61,000	2,779,000	58,000	8,743,000
Erick R. Asmussen	1,121,000	729,000	37,000	239,000	541,000	58,000	1,191,000	75,000	3,991,000
Darrell A. Blair	720,000	468,000	35,000	192,000	393,000	58,000	n/a	23,000	1,889,000
Lionel D. Batty	600,000	390,000	30,000	185,000	438,000	58,000	711,000	497,000	2,909,000
John D. Moran	640,000	352,000	26,000	178,000	450,000	57,000	n/a	577,000	2,280,000

(1)	The value in the “Payment on Stock Option Cancellation,” “Restricted Stock Vesting,” and “Performance Share Unit Vesting” columns assumes a fair market value for our common stock of $5.06 on December 31, 2014. The “Payment on Stock Option Cancellation” column assumes that after all outstanding options accelerate at the time of the change in control they will be exercised and cashed out.

(2)	The value of the health benefits, medical and dental, was determined applying the maximum monthly premiums we charge former employees for continuation coverage of medical benefits under COBRA (presently $1,470 per month). In calculating disability insurance benefits, the value of the short-term disability benefits (which is a self-insured plan) were assumed to be the same as the premiums for long-term disability (which is provided by a third party insurance provider). The value of life and accident insurance were assumed to be the same as current premiums for such benefits.

(3)	Tax gross-up amounts payable upon an actual change in control may differ from the amounts presented in the “Estimated Tax Gross-Up” column. Whether an individual is subject to the excise tax depends on the particular facts and circumstances, including the individual’s compensation history. The estimated tax gross-up amounts were calculated taking the following into account:

•	the sum of base salary rate in effect on December 31, 2014 and target incentive compensation multiplied by 2.0 (2.99 for Mr. Asmussen);

•	medical and dental insurance assuming family coverage (without reduction to present value);

•	other insurance coverage such as life, accident and disability coverage assuming certain insurance rates described in footnote (2) above (without reduction to present value);

•	the value of the accelerated vesting of the options and the restricted stock (which value may be lower than the actual value of the options and the restricted stock listed in the table);

•	for purposes of testing whether a theoretical tax gross up would have been payable as contemplated in the agreements for Messrs. Hawthorne, Asmussen and Batty we assumed a 62% tax rate; and

•	Applicable Federal Rate (“AFR”) interest rates for purposes of calculating present value rates for accelerated payments.

(4)	Amounts in this column include all amounts payable on a termination and/or change in control pursuant to executives’ elections, which are made on an annual basis with respect to the next year’s deferral election.

Payments on Termination Prior to a Change in Control

The Severance Compensation Agreements do not give our named executive officers any specific rights following a termination prior to a change in control (a) by GrafTech other than for Retirement, Death, Disability or Termination for Cause or (b) by the executive for Good Reason for Resignation. Each named executive officer is, however, entitled to receive his or her accrued base salary and vacation pay through the date of termination, plus any benefits or awards which have been earned or become payable but which have not yet been paid if his or her employment is terminated prior to a change in control. All unvested shares of restricted stock will be forfeited upon a termination of employment by GrafTech or the executive for any reason.

Other Compensation Arrangements

Savings Plan

All of our regular, full-time U.S. employees, including eligible named executive officers, are eligible to participate in our Savings Plan. Assets in the Savings Plan are held in five types of accounts: an after-tax account to which participants may make contributions on an after-tax basis; a before-tax account to which participants may make contributions on a pre-tax basis; a Company contribution account to which matching contributions are allocated; an employer contribution account to which certain additional Company contributions are allocated; and a Roth 401(k) after-tax account to which participants may make contributions on an after-tax basis. The maximum employee contribution (pre-tax and after-tax combined) for any year for any participant is 50.0% of such participant’s compensation (subject to statutory limits).

We make a matching contribution to the Savings Plan, in the form of shares of our common stock, for each participant who elects to contribute to the Savings Plan. The matching contribution is 100% of the first 3% of compensation and 50% of the next 2% of compensation that a participant contributes. Matching contributions under the Savings Plan are fully vested at all times. In addition to matching contributions, we make employer contributions to the Savings Plan each year equal to 1% of a participant’s eligible compensation. A participant becomes vested in these employer contributions to the Savings Plan once he or she has completed three years of service.

Contributions to the Savings Plan are invested, as the employee directs, in various funds offered under the Savings Plan from time to time, including a fund that invests entirely in our common stock. Amounts invested under the Savings Plan, including amounts in our common stock fund, may be switched into another investment option at any time subject to applicable insider trading policies. The account balances of participants reflect both their contributions and our contributions as well as the investment performance of the investments in which those amounts are invested. Distributions of account balances from the Savings Plan are generally made upon retirement or other termination of employment, unless deferred by the participant.

Compensation Plan Risk

We regularly assess the risks related to our compensation programs and policies, including our executive compensation programs, and analyze the checks and balances associated with such plans. We have implemented control to manage those risks that include:

•	balanced and competitive mix of salaries, benefits, and annual and long-term incentives aligned with our operational and strategic goals;

•	our Compensation Committee’s and its outside consultant’s guidance in developing our compensation arrangements, plans, programs and policies;

•	approval by our Board and the Compensation Committee of significant compensation plans and programs;

•

oversight by the Compensation Committee of compensation plans and programs for management employees, including approval of incentive plan goals, review of actual performance against goals, and approval of award payouts;

•

our short and long term incentive awards contain forfeiture and recoupment provisions in the event of misconduct of the individual, including recoupment or “clawback” provisions as contemplated under the Dodd-Frank Act under our Equity Incentive Plan awards;

•

as further described in “Hedging Policy” under “Compensation Discussion and Analysis”, our named executive officers are prohibited from buying or selling options on our securities, engaging in any short sale of our securities or buying or selling our securities on margin and sales against the box. Under our policies, pledging GrafTech securities is discouraged; and

•

as further described in “Stock Ownership Guidelines” under “Compensation Discussion and Analysis”, our named executive officers are subject to minimum ownership guidelines and are expected, within five years after appointment as a member of senior management, to own a number of shares of our common stock (including unvested restricted stock) equal to two times annual base salary or in the case of the chief executive officer, four times annual base salary.

We have concluded that our compensation plans do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation for 2014

In May 2014, upon consultation with Mercer, its independent compensation consultant, the Compensation Committee recommended, and the Board of Directors approved changes to the compensation structure for Directors. Prior to the changes, overall compensation levels for service as a director for GrafTech was between the 25th percentile and the median of the peer group analyzed. Mercer recommended that GrafTech consider moving to an “all-in” retainer approach where Board and committee meeting fees would no longer be paid except to the extent that an unusually large number of Board and committee meetings were held during the year.

Directors Compensation January 2014 to May 2014:

Annual Fees

For the period through May 2014, each director who was not an employee of GrafTech is compensated for services as a director by:

•	an annual retainer of $45,000;

•	a meeting fee of $1,500 for each Board meeting attended; and

•	a fee of $1,000 for each committee meeting attended, including attendance by telephone.

In addition, the Chairpersons (other than employees of GrafTech) of the Board and its committees and lead or presiding director were compensated for their services by an additional annual retainer as outlined below:

Position	Additional Retainer ($)
Chairperson of the Board	25,000
Lead or Presiding Director	20,000
Chairperson of the Audit and Finance Committee	15,000
Chairperson of the Organization, Compensation and Pension Committee	10,000
Chairperson of the Nominating and Governance Committee	5,000

The following table summarizes the annual cash and equity compensation payable to GrafTech’s directors (other than employee directors) for the period January- 2014 through May, 2014. Employee directors do not receive compensation for rendering services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Randy W. Carson (3)	48,500	30,908	58,408
Mary B. Cranston (3)	75,500	30,908	106,408
Harold E. Layman (4)	44,500	80,000	124,500
Ferrell P. McClean (3)	—	78,408	78,408
Steven R. Shawley (3)	16,500	80,408	96,908

(1)	The grant date fair value of stock awards was determined in accordance with FASB ASC Topic 718. See Note 13 of our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014, for an explanation of the assumptions made in the valuation of these awards.

(2)	Mary B. Cranston, Ferrell P. McClean and Steven R. Shawley ceased directorship as of May 21, 2014; Harold E. Layman ceased directorship as of May 15, 2014.

(3)	The 2014 annual stock grant vested on a pro-rated basis (2,409 shares) through the 2014 annual stockholder meeting.

(4)	Mr. Layman’s 2014 annual stock grant vested in whole, as approved by the Compensation Committee with Mr. Layman abstaining.

Directors’ Compensation May 2014 to December 2014:

For the period after May 2014, each director who is not an employee of GrafTech is compensated for services as a director by:

•	an annual retainer of $62,000;

There are no fees paid for meetings attended unless the total number of meetings in a Director Year exceeds 15. If the total number of Board and Committee meetings exceeds 15 meetings, then the fees for each meeting in excess of 15 are:

•	$1,500 for each excess Board meeting attended, including by telephone; and

•	$1,000 for each excess Committee meeting attended, including by telephone.

In addition, the Chairpersons (other than employees of GrafTech) of the Board and its committees and lead or presiding director are compensated for their services by an additional annual retainer as outlined below.

Position	Additional Retainer ($)
Chairperson of the Board	25,000
Lead or Presiding Director	20,000
Chairperson of the Audit and Finance Committee	20,000
Chairperson of the Organization, Compensation and Pension Committee	15,000
Chairperson of the Nominating and Governance Committee	10,000

The following table summarizes the annual cash and equity compensation payable to GrafTech’s directors (other than employee directors) for the period May- 2014 through December, 2014. Employee directors do not receive compensation for rendering services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Randy W. Carson	74,625	90,000	164,625
Thomas A. Danjczek	65,250	90,000	155,250
Karen Finerman	50,250	90,000	140,250
David Jardini	54,000	90,000	144,000
Nathan Milikowsky	59,625	90,000	149,625
M. Catherine Morris	61,500	90,000	151,500

(1)	The grant date fair value of stock awards was determined in accordance with FASB ASC Topic 718. See Note 13 of our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014, for an explanation of the assumptions made in the valuation of these awards.

On December 31, 2014, outstanding stock awards, comprised of unvested restricted stock and deferred stock units, and option awards, were:

Name	Outstanding Stock Awards (# of shares)	Outstanding Option Awards (# of shares)
Randy W. Carson	37,333	5,000
Mary B. Cranston *	0	0
Thomas A. Danjczek	2,127	10,000
Karen Finerman	2,127	10,000
David Jardini	2,127	10,000
Harold E. Layman *	0	0
Ferrell P. McClean *	0	0
Nathan Milikowsky	2,127	15,000
M. Catherine Morris	2,127	10,000
Steven R. Shawley *	0	5,000

*	Mr. Layman ceased directorship as of May 15, 2014; Mmes. Cranston and McClean, and Mr. Shawley ceased directorship as of May 21, 2014.

The philosophy of the Board is to compensate non-employee directors in a manner and an amount that enables us to:

•	attract and retain qualified and experienced individuals;

•	motivate them to devote time and effort to GrafTech; and

•	align the interests of the Board members with the interests of stockholders.

The Board seeks to implement this philosophy through a combination of cash payments and stock-based incentives that achieves an appropriate total compensation level. Competition for and retention of qualified and experienced directors is particularly intense in the current corporate governance environment. The Compensation Committee periodically reviews and benchmarks the Board’s compensation levels and stock ownership guidelines.

Equity Grants

The Compensation Committee has adopted a policy of granting to current non-employee directors, awards with respect to a specified number of shares of our common stock determined annually by the Committee, referred to as the Annual Grant. The Annual Grant is that number of restricted shares with a market value of $80,000 ($80,000 for the period prior to May 2014; $90,000 for the period after May 2014) measured by the closing price of our common stock on the NYSE on the last trading day before the date of such grant. All of the restricted shares and options granted prior to May 2014 to non-employee directors generally vest one year after the date of grant, so long as the director is then serving as a director. Restricted shares granted in May 2014 vest 25% upon grant and 25% in each of the ensuring quarters. The exercise price per share of any options granted has been the fair market value on the date of grant (as defined under the relevant stock-based incentive plan). Vested options granted to a non-employee director expire upon the earlier of ten years after the date of grant or four years after the date the director ceases to be a director. Other terms relating to these options are generally the same as those relating to options granted to management employees.

Effective May 2014, options to purchase 10,000 shares of GTI Common Stock are granted to new directors when they become Board members. These options become fully vested and exercisable generally after one year of service (or on date of death, if sooner), so long as the director is then serving as a Board member. These options expire upon the earlier of ten years after date of grant or four years after the director ceases to be a Board member.

Non-employee directors may elect to receive deferred stock units in lieu of some or all of their retainers, accrued meeting fees for services, and annual restricted stock grants. Each deferred stock unit represents a share of our common stock, which has been awarded to a recipient for delivery at a later date, and which, once vested, is not subject to forfeiture. It is intended that the value (based on fair market values described above) and vesting of the deferred stock awarded approximate the amount and timing of retainers and fees that would otherwise be paid. Vesting accelerates upon the occurrence of a change in control (as defined in “Potential Payments on Termination or Change in Control”), upon death or at the election of the Board or the Compensation Committee. Delivery of our common stock represented by the deferred stock units will be made on the earliest of a date specified by the recipient (that is in a year after the year during which the election is made), the date on which a change in control (as defined in the Compensation Deferral Plan) occurs, the recipient’s death, or the fifth anniversary of the date on which the recipient ceases to be a director. The value for 2014 of the deferred stock units granted to directors in 2014 was reported in the “Stock Awards” column of the “Director Compensation for 2014” tables above.

Other Compensation

In addition to the amounts described above, all directors are entitled to reimbursement for expenses (including for first class travel) incurred in rendering services as directors. The Board has in the past awarded, and the Compensation Committee may in the future award, additional cash- or stock-based compensation to one or more directors for special services rendered to GrafTech. No additional compensation was awarded in the year ending December 31, 2014.

Currently, the Board has adopted guidelines for ownership of common stock by its non-employee directors and established a targeted time frame for achieving such ownership. Compliance with the guidelines is voluntary. Under the guidelines, each non- employee director should, within five years after election as a director, own shares of our common stock with a market value equal to at least four times his or her annual retainer.

Equity Compensation Plan Information

The following table sets forth certain information relating to the shares of common stock that may be issued under our stock- based incentive plans at December 31, 2014.

Plan Category	A	B	C
	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in column A)
Equity compensation plans approved by stockholders	4,609,991	10.92	295,593
Equity compensation plans not approved by stockholders	0	—	—

Total	4,609,991	10.92	295,593

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, at [                    ], 2015, the number and percentage of issued and outstanding shares of our common stock owned, both actually and beneficially as determined pursuant to the rules promulgated by the SEC, by:

•	each stockholder known by us to own more than 5% of the issued and outstanding shares of our common stock;

•	each director and director nominee;

•	each of our named executive officers; and

•	all of the directors and executive officers as a group.

The number of shares of our common stock issued and outstanding as of [                    ], 2015 was [            ] shares. The business address for matters related to GrafTech for each of our directors and director nominees and named executive officers is 6100 Oak Tree Blvd., Independence, Ohio 44131.

Beneficial Owner	Total Number of Shares Beneficially Owned, Including Shares Actually Owned (a)(b)	Percentage of Outstanding Shares (Beneficial Ownership, Including Shares Actually Owned) (c)
Daniel and Nathan Milikowsky Group (d)	15,266,842	[11.2]
FMR LLC (d)	15,094,902	[11]
Janus Capital Management LLC (d)	10,803,471	[7.9]
Royce & Associates LLC (d)	7,103,502	[5.2]
GAMCO (d)	7,053,589	[5.2]
The Vanguard Group	6,864,889	[5.0]
Joel L. Hawthorne	[706,619]	*
Erick R. Asmussen	[247,025]	*
Darrel A. Blair	[134,061]	*
Lionel D. Batty	[208,176]	*
John D. Moran	[235,817]	*
Randy W. Carson	[83,068]	*
Robert J. Conrad	—	*
Thomas A. Danjczek	[18,507]	*
Karen Finerman (e)	[302,514]	*
David R. Jardini (f)	[81,007]	*
Nathan Milikowsky (g)	[7,269,861]	*
M. Catherine Morris	[18,507]	*
James A. Spencer	—	*
Robert F. Weber	—	*
Directors, nominees and executive officers as a group (14 persons)	[9,252,189]	[ ]	%

*	Represents holdings of less than 1%.

(a)	Under the Savings Plan and our compensation deferral plan, contributions and allocations to employee accounts are invested in various funds, in the discretion of the employees, including for each plan a fund that invests entirely in our common stock. Each unit in our common stock fund approximates one share of our common stock. The preceding table includes, for each Named Executive Officer, the following number of units/shares held in all such funds as follows: for Mr. Hawthorne, [ ]; for Mr. Asmussen, [ ]; for Mr. Blair, [ ]; for Mr. Batty, [ ]; and for Mr. Moran, [ ].

(b)	Includes shares issuable upon exercise of options that are exercisable as of [ ], 2015 or become exercisable within 60 days thereafter, and based on the [ ], 2015 closing price of our common stock on the NYSE of $[ ] per share as follows:

	Total of such Options	Such Options that are NOT in the money
Joel L. Hawthorne	61,300	61,300
Erick R. Asmussen	32,600	32,600
Darrell A. Blair	11,100	11,100
Lionel D. Batty	33,000	33,000
John D. Moran	46,000	46,000
Randy W. Carson	5,000	5,000
Thomas A. Danjczek	10,000	10,000
Karen Finerman	10,000	10,000
David R. Jardini	10,000	10,000
Nathan Milikowsky	15,000	15,000
M. Catherine Morris	10,000	10,000
Total Officers and Directors	244,000	244,000

(c)	Percentage assumes conversion or exercise of such holder’s options, as the case may be, for purposes of calculating the total number of outstanding shares, but does not assume exercise or conversion of securities held by third parties.

(d)	The information set forth is based solely on the filings on Schedule 13G/A made on January 9, 2015 by Royce & Associates LLC, 745 Fifth Avenue, New York, New York 10151; Schedule 13G made on February 10, 2015 by The Vanguard Group, 100 Vanguard Blvd., Malvem, PA, 19355; Schedule 13G/A made on February 13, 2015 by FMR LLC, 245 Summer Street, Boston, MA 02210; Schedule 13G/A made on February 17, 2015 by Janus Capital Management LLC, 151 Detroit Street, Denver, Colorado, 80206; and Schedule 13D/A made on January 23, 2015 by Daniel Milikowsky, Nathan Milikowsky and certain of their related parties named therein, and additional information provided by beneficial owner, Nathan Milikowsky. We have not made any independent determination as to beneficial ownership of any such stockholders and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(e)	Includes 261,507 shares held by affiliates of Metropolitan Capital Advisors, for which Ms. Finerman makes or shares the power to make investment and voting decisions.

(f)	Includes 62,500 shares held by the David R. Jardini 2010 Qualified Annuity Trust, for which Mr. Jardini acts as trustee.

(g)	Includes 6,361,741 shares owned by Nathan Milikowsky; 147,360 shares owned by The Rebecca and Nathan Milikowsky Family Foundation; 760,760 shares owned by Rebecca Milikowsky, which Mr. Milikowsky disclaims beneficial ownership as his spouse has sole pecuniary interest in such shares. These shares are also included in the holdings of the Milikowsky Group.

The only known purchases or sales of shares of our common stock within the past two years by a “participant” (as defined in Instruction 3 to Item 4 of Schedule 14A) in this solicitation are purchases by Mr. Carson of 10,000 shares for $11.15 per share on April 25, 2014 and 13,480 shares for $11.72 per share on April 28, 2014 and sales by Mr. Hawthorne of 3,000 shares for $10.94 per share on November 5, 2013 and 3,000 shares for $11.28 per share on November 6, 2013 and purchases by Mr. Hawthorne of [                    ] shares during such period through regular contributions pursuant to elections in his 401k plan.

PROPOSAL TWO:

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that at least once every three years our stockholders vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. Our stockholders presently vote annually, on a non-binding advisory basis, on the compensation of our named executive officers, unless the Company elects to modify the frequency of such votes based on the next stockholder vote on the frequency of such non-binding advisory votes on the compensation of our named executive officers, which is expected to occur in 2017.

As described in detail under “Executive Compensation—Compensation Discussion and Analysis,” we believe that executive compensation should be focused on promoting Company performance and stockholder value. To achieve these goals, our executive compensation program emphasizes pay for performance and aligning the interests of our executives with those of our stockholders through the use of long-term incentives and the encouragement of equity ownership. In addition, our executive compensation program is designed to allow us to recruit, retain and motivate employees who play a significant role in our current and future success. Please read the “Compensation Discussion and Analysis,” the “2014 Summary Compensation Table” and the other related tables and accompanying narrative for a detailed description of the 2014 compensation of our named executive officers. We believe that the 2014 compensation of each of our named executive officers was reasonable, appropriate and aligned with the Company’s 2014 results and the achievement of the objectives of our executive compensation program.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers. This vote is advisory only and is not binding on the Company, the Board or the Compensation Committee. Although the vote is non-binding, our Board and Compensation Committee value the opinions of our stockholders and our Board and Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

As further described under “Executive Compensation—Compensation Discussion and Analysis,” in connection with equity awards made in 2014, our Board and Compensation Committee, with the assistance of the Compensation Committee’s independent compensation consultant, reviewed current incentive pay practices, analyzed survey data and took into consideration feedback from institutional investors. In summary:

•

In the aggregate, our base salary levels (without regard to temporary salary reductions) and target total cash compensation are competitive to market median levels compared to our Compensation Peer Group, although some variability exists from position to position.

•

Total direct compensation opportunities for the named executive officers are competitive, with levels at 93% of the market median. We generally consider compensation to be competitive if it falls within a range of 90% to 110% of the market median for base salary and total target cash compensation and 85% to 115% for total direct compensation.

•	Overall, both actual total cash and actual total direct compensation for our named executive officers were significantly below market levels due to no bonus payout for 2013 performance.

•

To address the difficult global economic conditions we faced in 2014, management once again recommended, and the Board and the Compensation Committee determined to make, no upward adjustments to our named executive officers’ salaries in 2014 other than in connection with promotions to positions of greater responsibility. This is the third consecutive year that no such upward adjustments were made (other than due to promotions).

•

We established stretch goals for our annual cash incentive (bonus) programs. For our 2015 annual bonus program, we adopted performance measures based 50% on business unit Operating Income and 50% based on Company-as-a-whole Operating Income.

•

Upon management’s recommendation, the base salaries of our named executive officers were temporarily reduced by 10% for the CEO and 5% for the other named executives and certain other corporate officers effective in 2015.

•

In selecting the performance measures for performance share units awarded in 2014 under our long-term incentive plan for the performance period 2015 – 2017, the Compensation Committee decided that Total Shareholder Return (TSR) and Free Cash Flow were effective measures to align incentives with Company performance and stockholder value.

Accordingly, we ask our stockholders to vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and accompanying narrative.”

The affirmative vote of a majority of the votes cast by holders of outstanding shares is required to approve this Proposal.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL THREE:

APPROVAL OF AMENDMENTS TO THE 2005 EQUITY INCENTIVE PLAN AND THE MATERIAL TERMS OF THE PERFORMANCE GOALS THEREUNDER

The Board has adopted an amendment to the 2005 Plan, the effectiveness of which is subject to approval of the amendment by stockholders, that provides for:

•	the extension of the term for authority to grant new awards under the 2005 Plan for an additional ten years, until May 25, 2025;

•	the increase in the number of shares available for award under the 2005 Plan by 4,000,000 shares;

•	the decrease in the maximum number of shares (or the cash equivalent thereof) that may be granted in respect of awards to any one individual in any one calendar year to 1,000,000 shares; and

•	an amendment to the categories of performance measures under the 2005 Plan.

A copy of the amendment is attached as Appendix A. The Board is submitting this Proposal for stockholders to approve the provisions of the amendment described above and to approve the material terms of the performance goals (within the meaning of Section 162(m) of the Code.

If approved by stockholders, the provisions of the amendment would become effective immediately. The 2005 Plan will expire on May 24, 2015, and no additional awards may be granted thereunder after May 24, 2015, unless the provisions of the amendment described above are approved by stockholders. To become effective, the provisions of the amendment described above must be approved by the affirmative vote of a majority of the votes cast on the Proposal so long as such votes cast constitute a majority of outstanding shares.

If the provisions are approved, the number of shares available for awards during the extended term of the Plan will be increased by 4,000,000. On December 31, 2014, only 295,593 shares were available for awards under the 2005 Plan. If the provisions are approved, the performance measures under the 2005 Plan will be amended and restated to include certain additional measures consistent with those available under the Executive Incentive Compensation Plan that was approved by the stockholders last year. Under Section 162(m) of the Code, the performance goals must be re-approved every five years for awards thereunder to be deductible for income tax purposes. Approval of the provisions pursuant to this Proposal will also constitute re-approval for purposes of Section 162(m).

History of the 2005 Plan

The 2005 Plan was adopted by the Board and, on May 25, 2005, the Company’s stockholders approved the Plan adopted by the Board in March 2005. The 2005 Plan was subsequently amended with stockholder approval to increase the number of shares available for awards thereunder and to make changes that were not material within the meaning of NYSE listing standards or Section 162(m) to, among other things, cause the 2005 Plan to comply with Section 409A of the Code. The material terms of the performance goals (within the meaning of Section 162(m)) of the 2005 Plan were last approved by stockholders on May 20, 2010. The term for making awards under the 2005 Plan expires on May 24, 2015. As of December 31, 2014, there were only 295,593 shares available for future awards under the 2005 Plan.

Purpose of the 2005 Plan: Sole Equity Compensation Program

The purpose of the 2005 Plan is to promote the interests of GrafTech and our stockholders by strengthening our ability to attract, motivate and retain personnel upon whose judgment, initiative and efforts the financial success and growth of our business largely depend, to offer such personnel additional incentives to put forth maximum efforts for the success of our business and to afford them an opportunity to acquire a proprietary interest in GrafTech through stock ownership and other rights. The 2005 Plan is our sole plan for providing equity incentive compensation to eligible employees, consultants and non-employee directors. The 2005 Plan is also an important component of the total compensation package offered to employees and directors, reflecting the importance that GrafTech places on motivating and rewarding superior results with long-term, performance-based incentives and allowing them to share in the wealth they create for our stockholders. As of December 31, 2014, approximately 90 employees (including executive officers) were eligible to participate in the 2005 Plan. All non-employee directors are eligible to participate in the 2005 Plan. Extending the term during which awards may be granted under the 2005 Plan and increasing the number of shares available for awards under the 2005 Plan ensures that we have an adequate period of time and an adequate reserve of shares available for issuance in order to attract, motivate and retain personnel and to provide compensation opportunities to reward exemplary performance. If we are unable to grant equity compensation beyond May 25, 2015, we may need to consider other compensation alternatives, such as increasing cash compensation, and lose the important benefits of aligning the long-term interest of employees with those of stockholders.

Extension of the 2005 Plan

The 2005 Plan generally provides us with the flexibility to grant the types of awards that our Compensation Committee determines to be desirable for motivating and rewarding our employees. The Board believes that extension of the terms of the 2005 Plan, in lieu of adopting an entirely new equity plan, is the most efficient and practical means for maintaining the essential compensation of our executive compensation programs.

Increase in Authorized Shares under the 2005 Plan

Currently, the shares remaining available for future awards under the 2005 Plan are insufficient to meet our long-term incentive needs. Our stockholders last approved an increase to the number of shares under the 2005 Plan in 2009. We are committed to effectively managing our equity compensation share reserve and minimizing stockholder dilution. Based on our current stock price and our current programs, we estimate that the additional 4,000,000 shares (which represents approximately 3.0% of our total shares currently outstanding) for which approval is now sought, when combined with the shares remaining available under the 2005 Plan, will be sufficient to make awards under the 2005 Plan for up to three years. Actual needs could vary depending on circumstances.

Each year, the Compensation Committee reviews our overall compensation strategy and determines allocations of cash and equity compensation in light of our pay-for-performance philosophy. In determining the annual equity compensation, the Compensation Committee reviews, among other things, the average annual gross burn rate for the past three years, the shareholder value transfer percentage, historical share utilization and expectations regarding our future headcount and hiring needs. “Gross burn rate” means the total number of equity awards granted during each fiscal year divided by the weighted-average number of shares outstanding for such fiscal year. The Company’s three-year-average annual gross burn rate is approximately 1.15%. “Shareholder value transfer percentage” means the value of all outstanding equity awards shares available for grant under the 2005 Plan divided by the Company’s market capitalization. As a general matter, we strive to achieve a three-year-average annual gross burn rate and a shareholder value transfer percentage at or near the median average rates for our peer group companies identified in “Compensation Discussion and Analysis” and within the limits recommended by independent shareholder advisory groups, such as Institutional Shareholder Services (“ISS”). The Compensation Committee has determined that the Company’s equity awards are reasonable and generally competitive based on, among other things, consideration of the those measures and taking into account the extensive experience of the Compensation Committee, including its understanding of the benefits and limitations of such measures and its experience in making compensation decisions and evaluating the Company’s performance, business objectives and strategic goals.

In reaching its decision regarding the appropriate number of additional shares to make available for awards under the 2005 Plan, the Compensation Committee considered these same factors and determined a number that it believes will provide the Company with a sufficient number to cover the awards that we anticipate granting to eligible participants for approximately five years, although the actual number of shares utilized will depend on a variety of factors, including our headcount growth rate, employee turnover, the level of equity compensation offered by other companies with whom we are competing for talent, our stock price and the mix of awards granted.

Decrease in Maximum Shares subject to Award(s) Granted to any Person in any Year

The Compensation Committee also considered the same factors as those considered for increasing the authorized shares under the 2005 Plan in reaching its decision to decrease the number of shares available for awards under the 2005 Plan on a per-person, per-year basis as described below. The reduction of the maximum from 8,800,000 shares to no more than 1,000,000 shares reflects an amount the Compensation Committee sees as the maximum amount that could reasonably be considered necessary to continue to attract, motivate and retain personnel and to provide compensation opportunities to reward exemplary performance, while demonstrating the commitment to minimize dilution to stockholders. The Compensation Committee has never granted any equity-compensation award covering more than 1,000,000 shares in any one year to any one individual.

Changes to Performance Measures and Section 162(m) of the Code

We seek to administer the 2005 Plan in a manner that will allow certain awards, such as our performance-based restricted stock units (“PSUs”), to constitute “performance-based” compensation within the meaning of Section 162(m). Section 162(m) generally prohibits a publicly traded company from deducting certain executive compensation in excess of $1,000,000 per year unless, among other things, the compensation is paid under a stockholder-approved plan containing objective performance goals. Currently, Section 162(m) and related regulations require that stockholders approve the material terms of the performance goals no less frequently than every five years in order to continue to qualify for the exemption from that limitation if the compensation committee has the authority to change the goals under the performance measures after stockholder approval (as is the case with the Compensation Committee, other than in the case of option awards). For purposes of Section 162(m), the material terms include (i) the individuals eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that can be paid to an individual under the performance goal. Stockholder approval of the provisions of the amendment to the 2005 Plan described above is intended to constitute approval of the material terms of the performance goals under the 2005 Plan for purposes of Section 162(m) and permit qualification of incentive awards for full tax deductibility for a period of five years under Section 162(m). Notwithstanding such approval, there can be no guarantee that awards granted under the Plan will be treated as qualified performance-based compensation under Section 162(m).

As the business environment has changed over time and pay-for-performance has become an ever more important element in compensation arrangements, the Compensation Committee has, with the advice of its consultants, adjusted the manner in which it evaluates performance and metrics. The Compensation Committee believes the changes made to the term “Performance Measures” in the 2005 Plan to include the criteria outlined in the summary description below under “Performance Measures” will provide us with appropriate choices for measuring performance to allow the Compensation Committee to adapt over the remaining term of the 2005 Plan while continuing to both provide competitive compensation opportunities and deliver value to stockholders upon performance by our employees.

Summary Description of the Material Terms of the 2005 Equity Incentive Plan, as Proposed to be Amended, Including Its Performance Goals

The following is a summary of the principal features of the 2005 Plan, as proposed to be amended, including the material terms of the performance goals to be approved and their operation. This summary is qualified by reference to the full text of the 2005 Plan, as amended, a copy of which is available to any stockholder upon request and the full text of the amendment, which is attached hereto as Appendix A.

Administration. The 2005 Plan is administered by the Compensation Committee. The Compensation Committee must be composed of at least two directors. All Compensation Committee members must qualify as “outside directors” under Section 162(m) of the Code or as “non-employee directors” under Rule 16b-3 promulgated under the Exchange Act. Subject to the terms of the 2005 Plan, the Compensation Committee has the power to select the executive officers (including “covered employees” as defined in Section 162(m)) who are eligible to receive awards under the 2005 Plan, the type and amount of awards to be granted, and the terms and conditions of such awards and to otherwise approve the total amount of awards that may be granted to different levels of employees. The Compensation Committee may delegate its authority under the 2005 Plan described in the preceding sentence to officers or other employees of the Company, but may not delegate authority to an officer or employee to determine his or her own awards or take any action in contravention of Rule 16b-3 promulgated under the Exchange Act, the performance-based compensation exception under Section 162(m), or the Sarbanes-Oxley Act of 2002. The Compensation Committee also has the authority to interpret the 2005 Plan and establish, amend or waive rules necessary or appropriate for the administration of the 2005 Plan.

Eligibility. Any employee of GrafTech or a subsidiary of GrafTech and, in the case of awards other than incentive stock option awards, any independent contractor, consultant or advisor providing services to GrafTech or any of its subsidiaries who is specifically identified by the Compensation Committee, and any non-employee director of GrafTech or a subsidiary of GrafTech is eligible to receive awards under the 2005 Plan. While all of our employees, non-employee directors, independent contractors, advisors and consultants would be eligible to participate in the 2005 Plan, it is expected that most awards under the 2005 Plan would be made to our senior officers, managers, and technical and professional personnel.

Shares Subject to the 2005 Plan. After approval of the amendment by stockholders, the maximum number of shares of GrafTech’s common stock, par value $0.01 per share, that may be granted in the future as awards under the 2005 Plan is 4,295,593 shares, plus any shares of common stock that are represented by awards currently outstanding under the 2005 Plan that are subsequently forfeited or terminated, expire unexercised, lapse or are otherwise canceled in a manner such that the shares covered by such awards would have been available for future awards thereunder. The maximum number of shares deliverable pursuant to awards granted under the 2005 Plan is subject to adjustment by the Compensation Committee upon certain dilutive events. After approval of the amendment by stockholders, in no event may the number of shares (including the cash equivalent of the same) subject to awards granted to any one participant during any one calendar year exceed 1,000,000 shares (or the cash equivalent of the same).

Amendment of the 2005 Plan. The Board has the power and authority to terminate or amend the 2005 Plan at any time; provided, however, that, to the extent that the Board determines that the listing requirements of any national securities exchange or quotation system on which GrafTech’s common stock is then listed or quoted, or the Code or regulations promulgated thereunder, require stockholder approval in order to maintain compliance with such listing requirements or to maintain any favorable tax advantages or qualifications, then the 2005 Plan shall not be amended without approval of stockholders. No amendment to the 2005 Plan may adversely affect any rights of a holder of an outstanding award under the 2005 Plan without the holder’s consent.

Transferability. Rights under any award granted under the 2005 Plan may be transferred only as may be approved by the Compensation Committee. However, incentive stock options will in all events be nontransferable otherwise than by will or the laws of descent and distribution.

Change in Control. Existing award agreements generally provide, and we expect future awards to provide, that in the event of a change in control of GrafTech, as defined therein, all outstanding awards will become 100% vested, free of all restrictions, immediately and fully exercisable, and deemed earned in full and, if the change in control constitutes a change in ownership or effective control under Code Section 409A, payable as of the day immediately preceding such change in control. The definition of change in control is described in the Compensation Discussion & Analysis Section above on page 64.

Award Agreements and Term. All awards under the 2005 Plan will be authorized by the Compensation Committee and evidenced by an award agreement setting forth the terms and conditions of such award. An award agreement may, but need not be, executed or acknowledged by us or the recipient of the award.

Clawbacks. The 2005 Plan includes a provision reserving to GrafTech the right to clawback certain awards or benefits thereunder in the event of detrimental conduct on the part of the recipient of the award.

Stock Options. A grant of a stock option entitles a participant to purchase from us a specified number of shares at a specified price per share. In the discretion of the Compensation Committee, stock options may be granted as nonqualified stock options or incentive stock options, but incentive stock options may only be granted to employees of GrafTech or a subsidiary of GrafTech. No participant may receive incentive stock options in respect of more than 1,000,000 shares in any one calendar year. No stock options may be exercisable more than ten years from the date of grant.

The Compensation Committee may fix any price as the purchase price per share at which shares may be purchased under a stock option. However, the purchase price per share must be at least equal to the fair market value of GrafTech’s common stock on the date of grant. The exercise price must be paid in cash or, if approved by the Compensation Committee, by (i) delivery of shares of GrafTech’s common stock that have been held by the optionee for at least six months with a fair market value equal to the exercise price, (ii) the withholding of shares that would otherwise be issuable upon exercise, (iii) participation in a broker-assisted “cashless exercise” arrangement or (iv) payment of any other form of consideration acceptable to the Compensation Committee.

Stock Appreciation Rights (SARs). The grant of an SAR provides the holder with the right to receive a payment in shares of GrafTech’s common stock equal to the excess of the fair market value of a specified number of shares on the date the SAR is exercised over a SAR price specified in the applicable award agreement. The SAR price specified in an award agreement must be equal to or greater than the fair market value of GrafTech’s common stock on the date of the grant. No SAR may be exercisable more than ten years from the date of grant.

Restricted Stock. A grant of restricted stock is an award of shares subject to restrictions set forth in the 2005 Plan and in the related award agreement. The award agreement for restricted stock will specify the time or times within which such award may be subject to forfeiture and any performance goals or conditions that must be met in order to remove the restrictions. Except for limitations on transfer and other limitations set forth in the applicable award agreement, holders of restricted stock shall have all of the rights of a stockholder, including the right to vote the shares and, if provided in the applicable award agreement, the right to receive any dividends thereon.

Performance Shares. Performance shares are performance-based awards representing the unfunded and unsecured right to receive shares contingent upon the achievement of one or more performance measures, subject to restrictions or limitations set forth in the 2005 Plan and in the related award agreement. The award of performance shares will be based on the achievement, over a specified period, of performance measures (as defined in the 2005 Plan) as prescribed by the Compensation Committee in its sole discretion. Performance share awards may be paid in shares, cash or a combination thereof as prescribed by the Compensation Committee in its sole discretion.

Other Awards. The Compensation Committee may grant to any participant other forms of awards payable in shares or cash, including phantom stock and deferred stock awards. The terms and conditions of such other form of award shall be specified by the applicable award agreement. Such other awards may be granted for no cash consideration, other than services already rendered, or for such other consideration as may be specified by the applicable award agreement.

Performance Measures. Awards may be granted under the 2005 Plan that are subject to the attainment of pre-established performance goals over a specified performance period. Performance-based awards may be payable in stock or cash. The award agreement for a performance-based award will specify the performance period, the performance goals to be achieved during the performance period, and the maximum or minimum settlement values. As modified by the amendment, performance measures set by the Compensation Committee may be applied with respect to an individual participant, the company as a whole or any subsidiary, division, line of business or functional or business unit and may be measured on an absolute, gross, total, net, per share (including basic, diluted or fully diluted), average, adjusted or relative basis (or measured based on changes therein) consisting of any type or kind of: costs or expenses; earnings, income or profit; stockholder return; return on sales, assets, capital, investment or equity; sales or revenue; cash flow (which includes throughput); EBIT or EBITDA; debt; gross, operating, debt or other margin or profit; working capital or any element thereof; market share; stockholder equity or net worth; unit volumes; inventory turnover; stock price; productivity or production; product quality; corporate value measures; capital expenditures; credit rating; cost of debt, equity or capital; completion of significant projects or implementation of significant new processes; achievement of strategic milestones; and any combination of the foregoing.

Termination of Employment, Death, Disability and Retirement. The Compensation Committee shall specify in each award agreement the terms and conditions for becoming vested in, and exercising (where applicable), awards upon the termination of a participant’s employment, death, disability and retirement.

Current Awards under the 2005 Plan. Consistent with our pay-for-performance policies, since the 2005 Plan was approved by stockholders, the only awards made under our 2005 Plan have consisted of awards of restricted stock, performance share units, and options. Some of these awards have become fully vested, non-forfeitable and freely transferable and some of them have been cancelled, forfeited or exercised. The balance of these awards remains outstanding.

Federal Income Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences associated with the grant of stock options under the 2005 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Also, this information may not be applicable to employees of foreign subsidiaries or to participants who are not residents of the United States. Participants have been and are encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 2005 Plan.

Nonqualified Stock Options. A participant receiving a nonqualified stock option will not recognize income and GrafTech will not be allowed a deduction at the time the option is granted. When a participant exercises a nonqualified stock option, the participant will have ordinary income equal to the excess, if any, of the fair market value of the shares on the date of exercise over the option price. GrafTech will be entitled to a deduction for federal income tax purposes in an equal amount. When a participant disposes of shares acquired upon the exercise of the option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as short-term or long-term capital gain, depending upon the participant’s holding period following the exercise of the option. If the amount received is less than the fair market value of the shares on the date of exercise, the loss will be treated as short-term or long-term capital loss, depending upon such holding period.

Incentive Stock Options. Incentive stock options granted under the 2005 Plan are intended to meet the requirements of Code Section 422 to qualify as “incentive stock options.” A participant receiving a grant of incentive stock options will not recognize income, and GrafTech will not be allowed a deduction, at the time such an option is granted. When a participant exercises an incentive stock option while employed by the Company or within the three-month (one year for disability) period after termination of employment, no ordinary income will be recognized by the participant at that time (and no deduction will be allowed to GrafTech) but the excess of the fair market value of the shares acquired by such exercise over the option price will be taken into account in determining the participant’s alternative minimum taxable income for purposes of the federal alternative minimum tax. If the shares acquired upon exercise are not disposed of until more than two years after the date of grant and one year after the date of transfer of the shares to the participant (statutory holding periods), the excess of the sale proceeds over the aggregate option price of such shares will be taxable as long-term capital gain, and GrafTech will not be entitled to any federal income tax deduction. Except in the event of death, if the shares are disposed of prior to the expiration of the statutory holding periods (a “Disqualifying Disposition”), the excess of the fair market value of such shares at the time of exercise over the aggregate option price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if sustained, would be recognized) will be ordinary income at the time of such Disqualifying Disposition (and GrafTech will be entitled to a federal tax deduction in a like amount), and the balance of the gain, if any, will be capital gain (short-term or long-term depending upon the participant’s holding period). To the extent that the aggregate fair market value of shares (determined on the date of grant) with respect to which incentive options become exercisable for the first time during any calendar year exceeds $100,000, such excess options will be treated as nonqualified options.

Payment Using Shares. If a participant pays the exercise price of a nonqualified or incentive stock option with previously-owned shares of GrafTech’s common stock and the transaction is not a Disqualifying Disposition, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The shares received in excess of the number surrendered will not be taxable if an incentive stock option is being exercised, but will be taxable as ordinary income to the extent of their fair market value if a nonqualified stock option is being exercised. The participant does not recognize income and GrafTech receives no deduction as a result of the tax-free portion of the exchange transaction. If the use of previously acquired incentive stock option shares to pay the exercise price of another incentive stock option constitutes a Disqualifying Disposition, the tax results are as described in the preceding paragraph. The income treatment will apply to the shares disposed of, but will not affect the favorable tax treatment of the shares received.

Future 2005 Plan Benefits. Future awards under the 2005 Plan are subject to the discretion of our Compensation Committee. As a result, it is not possible to determine awards that will be received by executive officers, directors and employees under the 2005 Plan in the future. There are no pending awards under the 2005 Plan that are contingent upon the approval of this Proposal by our stockholders and our stockholders are not being asked to approve any specific awards. As described in the Compensation Discussion and Analysis, annual equity grants to our executives currently are composed of three types of awards: options (20%), restricted stock units (30%) and PSUs (50%). The Compensation Committee may, in its discretion change the type and mix of awards in the future.

Outstanding awards to our named executive officers are described under “Grants of Plan Based Awards in Fiscal Year Ended December 31, 2014” and under “Outstanding Equity Awards in Fiscal Year Ended December 31, 2014” and Equity Compensation Plan Information, elsewhere in this proxy statement. Total stock-based compensation to all employees, including all current officers who are not executive officers, under the 2005 Plan during 2014 had a fair value of approximately $4 million. Consistent with our pay-for-performance philosophy, vesting of our performance shares granted in 2014 is conditioned on the attainment of free cash flow, total shareholder return, or other performance targets. The target awards are subject to upward or downward adjustment based on the degree to which the established performance criteria are achieved. Subject to applicable terms of the award agreements, the November 2014 performance shares do not vest until March 2018. Further, the awards also have a service vesting component, as the awards are forfeitable if the individual’s employment terminates before vesting occurs. Restricted stock units and performance shares granted to all employees, including all current officers who are not executive officers, under the 2005 Plan during 2014 covered 690,624 shares. Restricted stock units generally vest over the three year period following the date of grant based on continued employment with the Company. In addition, stock options (which are also performance based compensation under Section 162(m)) granted to all employees, including all current officers who are not executive officers, were granted under the 2005 Plan during 2014 to purchase an aggregate of 189,905 shares with a weighted-average exercise price of $4.28 per share. The stock options are subject to vesting over a three year period following the date of grant based on continued employment with the Company.

Additional Equity Plan Information

The following table provides certain additional information regarding all of our equity incentive plans:

As of 12/31/14
Total Stock Options Outstanding	2,042,074
Total Restricted Stock and Performance Shares Outstanding	1,814,130
Total Common Stock Outstanding	136,898,282
Weighted-Average Exercise Price of Stock Options Outstanding	$10.93
Weighted-Average Remaining Duration of Stock Options Outstanding	7.8 years
Total Shares Available for Grant under the 2005 Plan	295,593

Information for Burn Rate Calculations

The following table provides detailed information regarding activity under our 2005 Equity Plan in fiscal 2014.

	2014	2013	2012
Stock Options Granted	671,939	348,106	441,700
Restricted Stock & PSUs Granted	1,466,919	803,542	964,906
Total	2,140,872	1,153,661	1,408,618
3 Year Average Grants	1,567,717
Weighted-Average Common Shares Outstanding (basic)	136,155,000	135,067,000	138,552,000
Annual Gross Burn Rate	1.57%	0.85%	1.02%
3 year Average Annual Gross Burn Rate	1.15%

The affirmative vote of a majority of the votes cast by holders of outstanding shares is required to approve this Proposal.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF AN EXTENSION OF THE TERM OF THE 2005 EQUITY INCENTIVE PLAN FOR AN ADDITIONAL TEN YEARS, AN INCREASE IN THE NUMBER OF SHARES AUTHORIZED FOR AWARDS THEREUNDER BY 4,000,000 SHARES AND THE DECREASE IN THE MAXIMUM NUMBER OF SHARES (OR THE CASH EQUIVALENT THEREOF) THAT MAY BE GRANTED IN RESPECT OF AWARDS TO ANY ONE INDIVIDUAL IN ANY ONE CALENDAR YEAR TO 1,000,000 SHARES AND THE MATERIAL TERMS OF THE PERFORMANCE GOALS THEREUNDER.

PROPOSAL FOUR:

RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR ENDING DECEMBER 31, 2015

PricewaterhouseCoopers LLP served as our independent registered public accounting firm in 2014 and is expected to be retained to do so in 2015. The Board has elected to ask our stockholders to ratify the appointment of the independent registered public accounting firm at the Annual Meeting as a matter of good corporate practice.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the stockholders did not ratify the appointment, or select another nationally recognized accounting firm without re- submitting the matter to the stockholders. Even if the appointment is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time if it determines that such a change would be in the best interests of GrafTech and its stockholders.

The affirmative vote of a majority of the votes cast by holders of outstanding shares is required to approve this Proposal.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR ENDING DECEMBER 31, 2015.

PROPOSAL FIVE:

BY-LAW REPEAL PROPOSAL

On January 23, 2015, Mr. Milikowsky delivered to the Company a notice of intent to present at the Annual Meeting a proposal to repeal any new by-law or any amendment to the by-laws in effect as of the date of the Annual Meeting and adopted after September 30, 2012.

Proposal No. 5 provides for the adoption of the resolution in the following form:

“RESOLVED, that any provision of the Bylaws of GrafTech International Ltd. (the “Company”) as of the date of effectiveness of this resolution that was not included in the Bylaws as amended effective September 30, 2012 (as publicly filed with the Securities and Exchange Commission on October 4, 2012), be and hereby is repealed.”

The Board has not adopted new by-laws or any amendment to the by-laws since the by-laws were last amended on September 30, 2012. In addition, the Board does not currently intend to adopt any new by-laws or any amendment to the by-laws prior to the Annual Meeting. Accordingly, the Board believes that this Proposal No. 5, if presented, would be unnecessary.

A majority of the members of the Board believes that this Proposal No. 5 delivered by Mr. Milikowsky is overbroad and intended to further a personal agenda of Mr. Milikowsky and other members of the Milikowsky Group without regard to the impact on other stockholders. In particular, this Proposal seeks repeal of any by-law or by-law amendment regardless of whether it benefits stockholders generally or has been adopted to respond to feedback from other stockholders not part of the Milikowsky Group. Moreover, it is not limited by its terms to the election of directors or other matters of corporate governance, but is so broad as to cover personal grievances and affronts regardless of the merits.

The Board’s fiduciary duties require that it retain the flexibility to adopt, at any time, any new by-law or amendment to the by-laws that it believes is proper and in the best interest of all of the stockholders. The automatic repeal of any duly adopted by-law or by-law amendment, irrespective of its content, could have the unfortunate effect of repealing one or more properly adopted by-law or by-law amendment that is in the best interests of GrafTech and its stockholders, including in response to unforeseeable events occurring between now and the Annual Meeting.

The Board is properly empowered by GrafTech’s corporate documents and applicable law to amend, repeal or add to the by-laws in accordance with its fiduciary duties. A majority of the members of the Board believes this Proposal has no purpose other than to frustrate Board action in furtherance of its duties to all stockholders.

The affirmative vote of the holders of not less than 67% of the outstanding shares is required to adopt this Proposal, if it is presented by Mr. Milikowsky or his duly qualified representative at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE AGAINST THE BY-LAW REPEAL PROPOSAL, IF IT IS PRESENTED AT THE ANNUAL MEETING.

PROPOSAL SIX

REIMBURSEMENT OF MILIKOWSKY EXPENSES RELATED TO 2014 PROXY CONTEST

On August 29, 2014, the Board received a letter from counsel for Nathan Milikowsky requesting reimbursement of $5,946,251.54 in expenses (the “Reimbursement Request”) incurred by Mr. Milikowsky and certain related parties in connection with the proxy contest in support of the election at the 2014 Annual Meeting of stockholders of his slate of nominees for director (the “2014 Contest”). That slate included Karen Finerman and David Jardini, as well as Mr. Milikowsky, each of whom is currently a director of the Company. Ms. Finerman and Messrs. Jardini and Milikowsky each agreed to recuse themselves from consideration of the Reimbursement Request due to their conflict of interest. Accordingly, the Reimbursement Request has been considered by the remaining members of the Board—Cathy Morris, Tom Danjczek, Randy Carson and Joel Hawthorne (collectively, for purposes of this Proposal, the “Disinterested Directors”). In connection with their consideration of the Reimbursement Request, the Disinterested Directors obtained the advice of qualified independent counsel (“Independent Counsel”). Mr. Milikowsky was advised of, and did not object to, the engagement of Independent Counsel by the Board.

At the request of the Disinterested Directors, Independent Counsel requested additional information from Mr. Milikowsky’s counsel to substantiate the amount, nature and purpose of the expenses described in the Reimbursement Request. Mr. Milikowsky’s counsel provided certain of the additional information requested and ultimately indicated that no further substantiation would be forthcoming.

Delaware law generally provides that the board of directors of a Delaware corporation may reimburse successful contestants for actual, reasonable and bona fide proxy-contest expenses incurred in connection with a proxy contest waged over policy issues (as opposed to personal grievances or agendas) where payment is either (i) part of a settlement in which there is consideration to the corporation for such payment or (ii) approved by stockholders. Delaware law was recently amended so that a corporation’s bylaws may permit the corporation to reimburse expenses incurred by a stockholder in soliciting proxies in connection with an election of directors on terms and conditions set forth in the bylaws, but no such bylaw can apply retroactively to any election with a record date that precedes the adoption of the bylaw.

After multiple meetings and upon consultation with Independent Counsel, in November 2014, the Disinterested Directors had unanimously determined not to approve payment of the Reimbursement Request without stockholder approval. On November 17, 2014, Independent Counsel informed Mr. Milikowsky’s counsel that the Disinterested Directors unanimously concluded that it would not be in the best interests of all stockholders to pay the Reimbursement Request. In making their determination, the Disinterested Directors considered the aggregate amount of the expenses, the extent to which the expenses were substantiated and the purpose, nature and amount of the various categories of expenses (to the extent substantiated).

The Disinterested Directors observed that the aggregate amount of the Reimbursement Request is more than double the aggregate expenses incurred by the Company in connection with the 2014 Contest. The Disinterested Directors also found that the Reimbursement Request substantially exceeds the amount reimbursed in virtually all but one of the other proxy contests referenced in the letter from Mr. Milikowsky’s counsel setting forth the Reimbursement Request. For these reasons, the Disinterested Directors concluded that the aggregate amount of the Reimbursement Request appears to be unreasonable.

In addition, the Disinterested Directors noted Mr. Milikowsky’s unwillingness to provide all of the requested documentation in support of the Reimbursement Request. In connection with the substantiated expenses, the Disinterested Directors did not identify any consideration that the Company would receive in exchange for payment of the Reimbursement Request. The Disinterested Directors also failed to identify any demonstrable benefits that payment of the Reimbursement Request might confer upon other GrafTech stockholders. Accordingly, the Disinterested Directors concluded that approval of such payment might be deemed wasteful of the Company’s resources.

Finally, the Disinterested Directors noted that some of the most significant issues in the 2014 Contest focused on Mr. Milikowsky’s personal conduct, his qualifications to serve as a director and Mr. Milikowsky’s apparent grievance at being excluded from nomination for election as a director at the Company’s 2013 annual meeting of stockholders. The Disinterested Directors also considered Mr. Milikowsky’s unwillingness during the 2014 Contest to consider any settlement proposal that did not include him personally serving on the Board. Accordingly, the Disinterested Directors concluded that the 2014 Contest could not necessarily be characterized as solely or primarily related to a policy-based contest as contemplated by Delaware law.

Since September 2014, Mr. Milikowsky has reiterated the Reimbursement Request several times, most recently in connection with discussions relating to a settlement of the current 2015 proxy contest. Mr. Milikowsky has stated that he may seek reimbursement of the expenses incurred and to be incurred in connection with the 2015 proxy contest. In light of the Mr. Milikowsky’s nomination of a control slate in connection with the 2015 proxy contest and because Mr. Milikowsky has not irrevocably and unconditionally withdrawn the Reimbursement Request, the Disinterested Directors have concluded that submitting the approval of the Reimbursement Request to the Company’s stockholders is in the best interests of GrafTech stockholders. [The Disinterested Directors have not made any decision to pay, or not to pay, amounts covered by the Reimbursement Request based on the outcome of the stockholder vote on this Proposal. Any decision as to whether to make, or not make, such payment would be made by the Board as constituted following the Annual Meeting. Assuming that Messrs. Milikowsky and Jardini and Ms. Finerman continue to recuse themselves from the decision and deliberations thereon, it is the expectation of the Company that any such decision on behalf of the Board would be made by the then members of the Board who are disinterested or some duly authorized committee of them. It is the expectation of the Company that, in making any such decision, those members of the Board would take into account all relevant facts and circumstances, including the outcome of the stockholder vote on Proposal 6 as well as the factors considered by the Disinterested Directors in making the decision to submit this Proposal to a stockholder vote.]

The affirmative vote of a majority of the total number of votes cast by shares then outstanding and entitled to vote on this Proposal is required to approve the Reimbursement Request. Therefore, for purposes of this Proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote, although abstentions will count toward the presence of a quorum. Broker non-votes will not be included in determining the presence of a quorum.

THE BOARD ACTING AT THE UNANIMOUS VOTE OF THE DISINTERESTED DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” APPROVAL OF THE REIMBURSEMENT REQUEST.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires GrafTech’s directors and officers and beneficial owners of more than 10% of the outstanding shares of our common stock to file with the SEC initial reports of ownership, and reports of changes in ownership, of our common stock and other equity securities. We believe that, during 2014, all of our directors and officers and beneficial owners of more than 10% of the outstanding shares complied with all reporting requirements under Section  16(a).

Limitations on Soliciting Material, Liabilities and Incorporation by Reference

In accordance with the rules and regulations of the SEC, the following information set forth in this proxy statement shall not be deemed to be soliciting material within the meaning of Regulations 14A and 14C under the Exchange Act, filed with the SEC under the Exchange Act or otherwise subject to Regulations 14A or 14C or liabilities under Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other document filed with the SEC:

•	information under the caption “The Board of Directors” regarding the independence or expertise of any particular director; and

•	information under the captions “Audit and Finance Committee Report” and “Compensation Committee Report.”

Forward Looking Statements

This proxy statement and any related proxy solicitation materials furnished by or on behalf of the Company contain “forward-looking statements” about such matters as: our outlook for 2015; future or targeted operational and financial performance; growth prospects and rates; the markets we serve; future or targeted profitability, cash flow, liquidity sales, costs and expenses, tax rates, cost management, working capital, inventory management, debt levels, capital expenditures, EBITDA, and business opportunities and positioning; strategic plans; stock repurchase plans; supply chain management; rationalization and related initiatives and activities; the impact of rationalization, cost competitiveness and liquidity initiatives; expected or targeted changes in production capacity or levels, operating rates or efficiency in our operations or our competitors’ or customers’ operations; future prices and demand for our products and changes therein; product quality; diversification, new products, and product improvements and their impact on our business; the integration or impact of acquired businesses; investments and acquisitions that we may make in the future; possible financing (including factoring and supply chain financing) activities; our customers’ operations and demand for their products; our position in markets we serve; regional and global economic and industry market conditions and changes therein, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; tax rates and the effects of jurisdictional mix; the impact of accounting changes; and currency exchange and interest rates and changes therein.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, due to various factors, including: failure to achieve EBITDA or other estimates; actual outcome of uncertainties associated with assumptions and estimates used when applying critical accounting policies and preparing financial statements; failure to successfully develop and commercialize new or improved products; adverse changes in inventory or supply chain management; limitations or delays on capital expenditures; business interruptions including those caused by weather, natural disaster, or other causes; delays or changes in, or non-consummation of proposed investments or acquisitions; failure to successfully integrate or achieve expected synergies, performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings or investigations; non-realization of anticipated benefits from, or variances in the cost or timing of, organizational changes, rationalizations and restructurings; loss of market share or sales due to rationalization or pricing activities; negative developments relating to health, safety or environmental compliance or remediation or liabilities; downturns, production reductions or suspensions, or other changes in steel, electronics and other markets we or our customers serve; customer or supplier bankruptcy or insolvency events; political unrest which adversely impacts us or our customers’ businesses; declines in demand; intensified competition and price or margin decreases; graphite electrode and needle coke manufacturing capacity increases; fluctuating market prices for our products, including adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; continuing uncertainty over U.S. fiscal policy or condition; continuation of the European debt crisis; changes in government fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K accompanies this proxy statement. Such annual report is not a part of our proxy solicitation materials. Upon receipt of a written request, we will furnish to any stockholder, without charge, an additional copy of our Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2014 required to be filed under the Exchange Act. Upon such written request and the payment of $0.10 (ten cents) per page, copies of any exhibit to our Annual Report on Form 10-K will also be provided. Any such written request should be directed to our Investor Relations Department at GrafTech International Ltd., 6100 Oak Tree Blvd., Independence, Ohio, 44131, or call us at 216-676-2000.

Proxy Solicitation

Our solicitation of proxies is being made by GrafTech and we will bear the cost of the solicitation. We have retained MacKenzie Partners, Inc. to aid in our solicitation of proxies at an anticipated cost up to $300,000. Up to twenty employees of MacKenzie Partners, Inc. will solicit stockholders. We estimate that our aggregate incremental costs in connection with the proxy contest described herein (including printing, delivery, transportation, mailing costs, fees and expenses of counsel, solicitors, public relations and financial advisors) will be approximately $3 million to $4 million. As of March 31, 2015, expenditures in connection with the solicitation were $[        ]. We will request banks, brokers and other nominees, including custodians and fiduciaries, to forward soliciting material to beneficial owners of our common stock and will pay such persons for forwarding such material. In addition to the solicitation of proxies generally by means of this proxy statement, officers or other employees, without extra remuneration, may solicit proxies by telephone or other means of personal contact.

Auditor Attendance at 2015 Annual Meeting

Representatives of PricewaterhouseCoopers LLP have stated that they intend to be present at the Annual Meeting and be available to respond to appropriate questions. They may make a statement if they desire to do.

Pre-Approval Policies and Procedures

The Audit Committee Charter requires that the Audit Committee review and approve in advance the retention of our registered independent public accounting firm for all types of audit and non-audit services to be performed for us by our registered independent public accounting firm and approve the fees for such services, other than de minimus non-audit services allowed by relevant law. The Audit Committee periodically may pre-approve the retention of our registered independent public accounting firm for any additional permitted non-audit services. All of the services provided to us by PricewaterhouseCoopers LLP for Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees, as shown in the table below, were approved by the Audit Committee in accordance with this pre-approval policy and procedure.

Registered Independent Public Accounting Firm’s Fees

A summary of the fees that we paid to PricewaterhouseCoopers LLP for professional services performed for 2014 and 2013, respectively, is set forth below.

Summary of Audit, Audit-Related, Tax and Other Fees

	2014	2013
	(Dollars in millions)
Audit Fees (a)	$2.3	$1.8
Audit-Related Fees (b)	0.0	0.2
Tax Fees (c)	0.1	0.4
All Other Fees (d)	0.0	0.1

Total	$2.4	$2.5

(a)	Includes fees in connection with:

•	audits of our annual consolidated financial statements and internal controls over financial reporting;

•	reviews of our quarterly financial statements;

•	statutory and regulatory audits of subsidiaries; and

•	consents and other services related to SEC matters in 2013.

(b)	Includes fees in connection with:

•	financial accounting and reporting consultations; and

•	attestation services not required by statute or regulation.

(c)	Includes fees in connection with tax compliance and consulting services.

(d)	Represents non audit advisory services in 2014 and 2013 and license fees for technical research database.

When are Stockholder Proposals for the 2016 Annual Meeting Due

Any proposal (including any nomination for election to our Board) that a stockholder wishes to have considered for inclusion in our proxy statement for the annual meeting of stockholders for 2016 must be given to our Secretary at our principal executive office on or before the 120th day preceding the anniversary of the date that this proxy statement is mailed and must otherwise comply with our by-laws and the rules and regulations of the SEC.

Our by-laws provide, among other things, that written notice of any proposal (including any such nomination in connection with an annual meeting of stockholders) by a stockholder must be given to our Secretary not later than 105 days and not earlier than 135 days prior to (i) the first anniversary of the preceding year’s annual meeting of stockholders or (ii) if the date of such annual meeting is more than 30 days before or after such anniversary and (A) either public disclosure of such date has been given or made or such stockholder has been informed or learned of such date more than 115 days before such date, not earlier than the open of business on the 135th day and not later than the close of business on the 105th day prior to such meeting or (B) both public disclosure of such date have not been given or made and such stockholder has not been informed or learned of such date more than 115 days before such date, not earlier than the open of business on the 135th day prior to such anniversary and not later than the close of business on the 10th day following the date on which public disclosure of such date is given or made or such stockholder is informed or learns of such date.

Our by-laws provide that written notice by a stockholder of any such nomination in connection with any other meeting of stockholders must be delivered or mailed to, and received at, our principal executive office (i) not earlier than the 135th day and not later than the 105th day prior to the date of such meeting, if either public disclosure of such date has been given or made or such stockholder has been informed or learned of such date on or more than 135 days before such date, or (ii) not later the 10th day following the date on which public disclosure of the date of such meeting is given or made or such stockholder is informed or learns of such date, if both public disclosure of such date has not been given or made and such stockholder has not been informed or learned of such date more than 135 days before the date of such meeting.

The chairperson of the meeting shall determine whether any such proposal (or nomination) shall have been properly brought. If such proposal (or nomination) is not properly brought, then the chairperson shall not allow a vote on the proposal (or nomination).

Our proxy card for the Annual Meeting will give discretionary authority with respect to all stockholder proposals properly brought before the Annual Meeting that are not included in this proxy statement.

What Information is Required for Stockholder Proposals and Nominations

Our by-laws provide, among other things:

•

that a stockholder submitting a proposal or nomination must be a stockholder of record and must be a stockholder as of the record date for the meeting as well as the dates currently specified in the bylaws;

•	provide that a proposal must be a proper matter for stockholder action;

•

require that a proponent correct inaccurate or incomplete information within three business days after the information becomes inaccurate or incomplete, and in any event not less than five business days prior to the meeting;

•

require a proponent to provide additional information and representations about itself, any nominee for election as a director and related parties and others for or with whom they are acting, including additional information regarding (a) direct, indirect, beneficial, derivative and other ownership, voting, short, dispositive or pecuniary interests in our capital stock, (b) interests adverse to us or our principal business or businesses (including interests in any of our principal competitors), (c) any other stockholder or other person supporting or expected to support such proposal or nomination, (d) whether any of such parties intends to deliver a proxy statement or solicit proxies in respect of such business or nomination and (e) the proponent’s intent to appear in person or by proxy at the meeting to propose such business or nomination;

•

require a proponent to provide, as to a nominee for director, a questionnaire and additional information and representations with respect to such nominee, including additional information (a) which the nominee would be required to provide if the nominee was the proponent, (b) to enable evaluation of compensation committee interlocks, interlocking directorates under the Clayton Act, and eligibility to meet independence and other director qualifications set forth in our corporate governance documents, in applicable listing rules and otherwise and (c) regarding whether the nominee (i) would be acting on his or her own behalf or on behalf of another party, (ii) is a party to any arrangement or has given any assurance as to how the nominee would vote on any particular matter or that could limit or interfere with such nominee’s ability to comply with fiduciary duties and (iii) would comply with all of our corporate governance, conflict of interest and other policies and procedures; and

•	provide that, if a proponent does not appear in person or by proxy at a meeting, the business or nomination proposed by such proponent need not be submitted at the meeting.

For a complete description of our voting procedures, please review our complete by-laws as amended, which we recommend that you read in order to comply with the requirements for bringing a proposal or making a nomination. Our bylaws were filed as Exhibit 3.2.0 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and are incorporated herein by reference. You may contact our Secretary at our principal executive offices for a copy of our complete bylaws as amended, including the relevant provisions regarding the requirements for making stockholder proposals and nominating director candidates, or you may refer to the copy of our bylaws and amendment filed with the SEC as described above, available at http://www.sec.gov.

Proxyholders named in the proxy or vote instruction card for the Annual Meeting will have discretionary authority to vote on any proposal submitted at the Annual Meeting, other than a proposal that is included in this proxy statement.

Stockholders Sharing an Address

If you share an address with another stockholder, you may receive only one set of proxy materials (including this proxy statement and the annual report to stockholders) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may contact our Investor Relations Department at GrafTech International Ltd., 6100 Oak Tree Blvd., Independence, Ohio 44131, or call us at 216-676-2000.

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the above address to request delivery of a single copy of these materials.

APPENDIX A

AMENDMENT NO. 2 TO THE

AMENDED AND RESTATED (AS OF FEBRUARY 2012)

GRAFTECH INTERNATIONAL LTD.

2005 EQUITY INCENTIVE PLAN

WHEREAS, the Amended and Restated 2005 Equity Incentive Plan of GrafTech International Ltd. (the “Company”) was adopted, effective May 25, 2005, and subsequently amended and restated (as amended and restated through the date hereof, the “Plan”);

WHEREAS, the Company wishes to amend the Plan as permitted therein; and

WHEREAS, unless otherwise defined herein, defined terms used herein shall have the meanings set forth in the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

1. The first sentence of the definition of “Performance Measures” in Section 2(hh) of the Plan is hereby amended, effective upon the approval of this amendment by the stockholders of the Company, to read in its entirety as follows:

““Performance Measures” means one or more performance criteria, which may be applied with respect to an individual Participant, the Corporation, any Subsidiary, the Company or any division, line of business or functional or business unit and which may be measured on an absolute, gross, total, net, per share (including basic, diluted or fully diluted), average, adjusted or relative basis (or measured based on changes therein), consisting of any type or kind of: costs or expenses; earnings, income or profit; stockholder return; return on sales, assets, capital, investment or equity; sales or revenue; cash flow (which includes throughput); EBIT or EBITDA; debt; gross, operating, debt or other margin or profit; working capital or any element thereof; market share; stockholder equity or net worth; unit volumes; inventory turnover; stock price; productivity or production; product quality; corporate value measures; capital expenditures; credit rating; cost of debt, equity or capital; completion of significant projects or implementation of significant new processes; achievement of strategic milestones; and any combination of the foregoing.”

2. The first sentence of Section 3.1 of the Plan is hereby amended, effective upon the approval of this amendment by the stockholders of the Company, to increase the aggregate number of Shares that may be delivered under the Plan referenced therein by 4,000,000 Shares.

3. The last sentence of each of Sections 4.4 and 5 of the Plan is hereby amended, effective upon the approval of this amendment by the stockholders of the Company, to decrease the maximum number of Shares, together with the cash value of any Award represented by the value of Shares, alone or in combination with any other Award that may be settled in Shares, in respect of which an Award may be granted to any one Participant in any one calendar year to 1,000,000 Shares.

4. The first sentence of Section 17.2 of the Plan is hereby amended, effective upon the approval of this amendment by the stockholders of the Company, to extend the authority to grant new Awards under the Plan until May 24, 2025.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company, effective as set forth above.

GRAFTECH INTERNATIONAL LTD.

By:
Name:
Title:

A-1

WHITE UNIVERSAL PROXY CARD

PRELIMINARY PROXY - SUBJECT TO COMPLETION

GRAFTECH INTERNATIONAL LTD.

Annual Meeting of Stockholders May 29, 2015, 10:00 a.m., Eastern Daylight Time

VOTE BY INTERNET – WWW.CESVOTE.COM

Use the Internet to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, on the day prior to the Annual Meeting date. Have your WHITE Universal Proxy Card in hand when you access the website and then follow the instructions.

OR

VOTE BY TELEPHONE – 1-888-693-8683

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, on the day prior to the Annual Meeting date. Have your WHITE Universal Proxy Card in hand when you call and then follow the instructions.

OR

VOTE BY MAIL

Mark, sign and date your WHITE Universal Proxy Card and return it in the postage-paid envelope we have provided. Please mail early to ensure your vote is received prior to the Annual Meeting.

CONTROL NUMBER

The Board recommends that you vote FOR the seven (7) GrafTech Nominees, FOR Proposals 2, 3 and 4 and AGAINST Proposals 5 and 6.

1.	Election of 9 directors to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified.

You may vote FOR any combination of not more than 9 nominees named below. The Board recommends that you vote FOR the 7 GrafTech nominees.

GrafTech Nominees

		FOR	WITHHOLD			FOR	WITHHOLD
(01)	Randy W. Carson	❑	❑	(02)	Robert J. Conrad	❑	❑

(03)	Thomas A. Danjczek	❑	❑	(04)	James O. Egan	❑	❑

(05)	Joel L. Hawthorne	❑	❑	(06)	James A. Spencer	❑	❑

(07)	Robert F. Weber, Jr.	❑	❑

Nathan Milikowsky Nominees

		FOR	WITHHOLD			FOR	WITHHOLD
(08)	Frederic Brace	❑	❑	(09)	Alan Carr	❑	❑

(10)	Michael Christodolou	❑	❑	(11)	Karen Finerman	❑	❑

(12)	David R. Jardini	❑	❑	(13)	Nathan Milikowsky	❑	❑

(14)	Fiona Scott Morton	❑	❑

IMPORTANT: You may only vote FOR 9 nominees in total. If you vote FOR more than 9 nominees, none of your votes for any nominees will be counted or tabulated. Shares represented by your proxy will, however, be counted as present for purposes of a quorum and will be voted as directed on all matters other than the election of directors.

IMPORTANT: Please be sure to count the total number of FOR votes above. If more than 9, please correct your vote. WITHHOLD does not count as a vote for this purpose.

2.

Ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the current fiscal year ending December 31, 2015.  Board recommendation: FOR

❑ FOR	❑ AGAINST	❑ ABSTAIN

3.

Approval of an amendment to the 2005 Equity Incentive Plan (the “Plan”) to extend the term of the Plan for an additional 10 years, increase the number of shares authorized for awards thereunder by 4,000,000 shares, decrease the maximum award to any one individual in any one year, and approve the material terms of the performance goals thereunder for income tax deductibility.  Board recommendation: FOR

❑ FOR	❑ AGAINST	❑ ABSTAIN

4.	Approval, by a non-binding advisory vote, of our executive compensation. Board recommendation: FOR

❑ FOR	❑ AGAINST	❑ ABSTAIN

5.	Approval of a stockholder proposal, if presented, to repeal certain provisions of the by-laws, if any, that were not in effect as of September 30, 2012. Board recommendation: AGAINST

❑ FOR	❑ AGAINST	❑ ABSTAIN

6.

Approval of a proposal to authorize payment of approximately $6,000,000 to a director as reimbursement for expenses incurred in connection with the proxy contest for the 2014 annual meeting of stockholders.  Board recommendation: AGAINST

❑ FOR	❑ AGAINST	❑ ABSTAIN

Please date this proxy card and sign exactly as your name appears on this card. Joint owners should each sign personally. Authorized officers, executors, administrators, trustees, etc. should sign for their corporations, estates, trusts, etc. and give their full titles.

Signature	Date

Title

Signature (Joint Owner)	Date

Title

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

If you vote by Internet or telephone, you do NOT need to mail back your WHITE Universal Proxy Card

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your WHITE Universal Proxy Card

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Annual Report on Form 10-K are available at:

www.graftech.com in the Investor Relations section.

IMPORTANT: Please use only the WHITE Universal Proxy Card to vote your shares, as it provides you with the most options for electing a full slate of nine directors. Please discard any blue proxy card you receive.

Even if you have previously signed and returned a blue proxy card, please use the enclosed WHITE Universal Proxy Card to vote FOR the seven (7) GrafTech Nominees and up to two (2) Nathan Milikowsky Nominees of your choice.

Please do not send back the blue proxy card, even to vote against Nathan Milikowsky and his slate, as doing so will override any previous vote you submitted on the WHITE Universal Proxy Card. Only the latest dated proxy card you submit will be counted.

GRAFTECH INTERNATIONAL LTD.

Annual Meeting of Stockholders

May 29, 2015 10:00 a.m. Eastern Daylight Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AT THE DIRECTION OF THE SPECIAL COMMITTEE (the “Board”). The undersigned stockholder of GrafTech International Ltd. (“GrafTech”) appoints Joel L. Hawthorne and John D. Moran, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the 2015 Annual Meeting of Stockholders of GrafTech (the “Annual Meeting”) to be held at [—] at 10:00 a.m., Eastern Daylight Time, on May 29, 2015, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned at the Annual Meeting with all the powers possessed by the undersigned if personally present at the Annual Meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

The votes entitled to be cast by the undersigned will be cast as instructed on the reverse. If this WHITE Universal Proxy is executed but no instruction is given as to one or more matters, the votes entitled to be cast by the undersigned will be cast on the uninstructed matters as follows: FOR the election of all 7 of the GrafTech nominees as directors, FOR Proposals Two, Three and Four and AGAINST Proposals Five and Six. Additionally, the votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

CONTINUED AND TO BE SIGNED ON THE OTHER SIDE